     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 20, 2001

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            AMERISTAR CASINOS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEVADA                            7999                          88-0304799
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)          IDENTIFICATION NO.)

                           3773 HOWARD HUGHES PARKWAY
                                SUITE 490 SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 567-7000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                CRAIG H. NEILSEN
          PRESIDENT, CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                           3773 HOWARD HUGHES PARKWAY
                                SUITE 490 SOUTH
                            LAS VEGAS, NEVADA 89109
                                 (702) 567-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                        OF AGENT FOR SERVICE OF PROCESS)
                            ------------------------

                                WITH A COPY TO:
                            JONATHAN K. LAYNE, ESQ.
                          GIBSON, DUNN & CRUTCHER LLP
                             333 SOUTH GRAND AVENUE
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 229-7000
                            ------------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

      If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------


      THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        TABLE OF ADDITIONAL REGISTRANTS

      Each of the following subsidiaries of Ameristar Casinos, Inc., and each other subsidiary that is or becomes a guarantor of the securities registered hereby, is hereby deemed to be a registrant.


------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

                                                                     PRIMARY STANDARD
                                                    STATE OF            INDUSTRIAL         I.R.S. EMPLOYER
                                                  INCORPORATION       CLASSIFICATION       IDENTIFICATION
                    NAME                          OR FORMATION            NUMBER               NUMBER
------------------------------------------------------------------------------------------------------------
 Ameristar Casino Council Bluffs, Inc........         Iowa                 7999              93-1151022
------------------------------------------------------------------------------------------------------------
 Ameristar Casino Kansas City, Inc...........       Missouri               7999              36-4401000
------------------------------------------------------------------------------------------------------------
 Ameristar Casino St. Charles, Inc...........       Missouri               7999              36-4401002
------------------------------------------------------------------------------------------------------------
 Ameristar Casino St. Louis, Inc. ...........       Missouri               7999              43-1879218
------------------------------------------------------------------------------------------------------------
 Ameristar Casino Vicksburg, Inc. ...........      Mississippi             7999              64-0827832
------------------------------------------------------------------------------------------------------------
 A.C. Food Services, Inc. ...................        Nevada                7999              86-0885736
------------------------------------------------------------------------------------------------------------
 Ameristar Casino Las Vegas, Inc. ...........        Nevada                7999              88-0360636
------------------------------------------------------------------------------------------------------------
 Cactus Pete's, Inc. ........................        Nevada                7999              88-0069444
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE NOTES NOR A SOLICITATION OF AN OFFER TO BUY THESE NOTES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION, DATED APRIL 20, 2001

PROSPECTUS
                                  $380,000,000

                                [AMERISTAR LOGO]

                               OFFER TO EXCHANGE
            OUR 10 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2009
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
                                      FOR
                         ANY AND ALL OF OUR OUTSTANDING
                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2009
             (CUSIP NOS. 03070Q AD 3, U02677 AB 5, AND 03070Q AE 1)

     We are offering to exchange our 10 3/4% Senior Subordinated Exchange Notes Due 2009 (exchange notes) which have been registered under the Securities Act of 1933, as amended, for any and all of our outstanding 10 3/4% Senior Subordinated Notes Due 2009 (old notes) in the aggregate principal amount of $380,000,000.

THE EXCHANGE NOTES

     - The terms of the registered exchange notes to be issued are substantially identical to the terms of the old notes, except for transfer restrictions, registration rights and additional interest provisions relating to the old notes which will not apply to the exchange notes.

     - Interest on the exchange notes will accrue at the rate of 10 3/4% per year, payable in cash every six months on February 15 and August 15, with the first payment on August 15, 2001.

     - We may redeem the exchange notes at any time on or after February 15, 2006. In addition, until February 15, 2004, we may redeem up to 35% of the exchange notes with the net proceeds of public equity offerings. The exchange notes are subject to redemption requirements imposed by state and local gaming laws and regulations. If we undergo a change of control or sell certain of our assets, we may be required to offer to purchase exchange notes from you.

     - The exchange notes will be unsecured and subordinated to all of our existing and future senior debt, including borrowings under our senior credit facilities. Our subsidiaries on the issue date will guarantee the exchange notes on an unsecured basis, subordinated to all senior debt of those subsidiaries, including guarantees of borrowings under our senior credit facilities.

     - This prospectus includes additional information on the terms of the exchange notes, including redemption and repurchase prices, covenants and transfer restrictions.

     - We do not intend to list the exchange notes on any securities exchange.

MATERIAL TERMS OF THE EXCHANGE OFFER

     -    The exchange offer expires at 5:00 p.m., New York City time, on
                       , 2001, unless extended.

     - All old notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of exchange notes which are registered under the Securities Act of 1933.

     - Tenders of old notes may be withdrawn at any time prior to the expiration of the exchange offer.

     - The exchange offer is not subject to any minimum tender condition, but is subject to the terms of the registration rights agreement that we entered into on February 2, 2001 with the initial purchasers of the old notes.

     - We will not receive any proceeds from the exchange offer. We will pay the expenses of the exchange offer.

FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY HOLDERS IN DECIDING WHETHER TO TENDER OLD NOTES IN THE EXCHANGE OFFER SEE "RISK FACTORS" BEGINNING ON PAGE 14.
                            ------------------------


     NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE MISSOURI GAMING COMMISSION, THE IOWA RACING AND GAMING COMMISSION, NOR ANY STATE SECURITIES COMMISSION OR OTHER GAMING AUTHORITY, HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE NOTES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDER FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.
              THE DATE OF THIS PROSPECTUS IS               , 2001

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with any information or represent anything no contained in this prospectus, and if given or made, any such information or representation should not be relied upon as having been authorized by us.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Disclosure Regarding Forward-Looking Statements.............   ii
Prospectus Summary..........................................    1
Risk Factors................................................   14
The Exchange Offer..........................................   23
Use of Proceeds.............................................   32
Capitalization..............................................   33
Unaudited Pro Forma Condensed Financial Statements..........   34
Selected Financial and Other Data...........................   40
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   44
Business....................................................   56
Government Regulations......................................   68
Management..................................................   82
Certain Relationships and Related Transactions..............   85
Description of Existing Indebtedness........................   87
Description of the Notes....................................   89
Exchange Offer; Registration Rights.........................  126
Certain United States Federal Income Tax Considerations.....  128
Plan of Distribution........................................  132
Legal Matters...............................................  132
Independent Auditors........................................  132
Available Information and Incorporation by Reference........  132
Index to Financial Statements...............................  F-1

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

      All statements other than statements of historical or current facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("cautionary statements") are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus. Currently known risk factors include, but are not limited to, the following factors:

      - We have a significant amount of debt, which could restrict our future operating and strategic flexibility and expose us to the risks of financial leverage.

      - Our ability to meet our debt service obligations on the notes and our other debt will depend on our future performance, which will be subject to many factors that are beyond our control, including the effects of weather and general economic conditions.

      - We are subject to risks of competition from other casino operators in our existing or future markets.

      - Our ability to successfully complete our construction and development projects as planned, including the completion of the St. Charles expansion on schedule and on budget, depends on many factors, some of which are beyond our control.

      - We are subject to risks and limitations due to future changes in gaming regulatory requirements and our ability to comply with gaming regulatory requirements, as well as possible changes in governmental and public acceptance of gaming, which could materially adversely affect our business.

      We urge you to review carefully the section "Risk Factors" in this prospectus for a more complete discussion of the risks of participating in the exchange offer. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

                               PROSPECTUS SUMMARY

      This is only a summary of the prospectus. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless the context indicates otherwise, all references to "Ameristar," "we," "our," "ours" and "us" refer to Ameristar Casinos, Inc. and its consolidated subsidiaries and the information presented in this prospectus gives effect to the transactions described under the headings "The Company" and "The Transactions."

                                  THE COMPANY

      We are a leading multi-jurisdictional gaming company that owns and operates casinos and related hotel and entertainment facilities. On December 20, 2000, we acquired substantially all the assets of two gaming and entertainment facilities located in Kansas City, Missouri and St. Charles, Missouri from subsidiaries of Station Casinos, Inc. (the "Acquisitions"). On January 29, 2001, in a separate transaction, we sold substantially all the assets of The Reserve Hotel and Casino, located in Henderson, Nevada, to a subsidiary of Station Casinos (the "Disposition"). As a result of these transactions, we currently own and operate six casino properties in five distinct markets. Pro forma for these transactions, we would have generated $596.9 million of revenue and $142.5 million of pro forma EBITDA (as defined) for the year ended December 31, 2000. The term "Transactions" refers to the Acquisitions, the Disposition and the related financing transactions (other than the offering of the old notes).

      The following table provides summary data giving effect to the Transactions for our gaming properties as of, or for the year ended, December 31, 2000:

                                                                 CASINO            # OF
                                            FACILITY     YEAR    SQUARE    # OF    TABLE   HOTEL    PARKING    EBITDA
                LOCATION                      TYPE      OPENED   FOOTAGE   SLOTS   GAMES   ROOMS    SPACES    ($000S)
                --------                   ----------   ------   -------   -----   -----   -----    -------   -------
Kansas City, Missouri....................  Dockside      1997    140,000   3,294    161     184      5,000    $ 58,860
Council Bluffs, Iowa(1)..................  Riverboat     1996    38,500    1,480     46     444(2)   3,000      32,053
St. Charles, Missouri(3).................  Dockside      1994    45,000    1,875     40      --      4,000      26,781
Vicksburg, Mississippi...................  Dockside      1994    39,000    1,200     50     150      1,700      22,945
Jackpot, Nevada(4).......................  Land-based    1956    28,500    1,028     29     420      1,030      14,215
                                                                 -------   -----    ---    -----    ------    --------
        Total............................                        291,000   8,877    326    1,198    14,730    $154,854(5)
                                                                 =======   =====    ===    =====    ======    ========

-------------------------
(1) Located in the Omaha metropolitan area.

(2) Includes 248 rooms owned and operated by affiliates of Kinseth Hospitality Corporation located on land owned by us and leased to affiliates of Kinseth.

(3) Located in the St. Louis metropolitan area.

(4) Includes the operations of Cactus Petes Resort Casino and The Horseshu Hotel & Casino.

(5) Total property-level EBITDA excludes corporate overhead of $12.3 million.

                        BUSINESS STRATEGY AND STRENGTHS

      Our business strategy is to: (1) emphasize quality dining, lodging, entertainment and other non-gaming amenities at affordable prices to complement and enhance our gaming operations, (2) promote our properties as entertainment destinations, (3) construct and expand facilities appropriate to individual markets, (4) emphasize courteous and responsive service to develop customer loyalty and (5) utilize marketing programs to promote customer retention. In selecting markets, we seek strong demographics and a favorable competitive environment. Within markets, we look for sites with attractive, prominent locations and ease of access that will support the size and scope of our development plans. We believe the following strengths will enable us to implement these strategies and position us for future growth.

      High Quality Properties with Strong Market Share. Our casino properties generally are leaders in their respective markets in terms of size, location and quality of amenities and enjoy a strong market share position. Our Kansas City property was recently named the top tourist attraction in Missouri by a local Kansas City magazine, Ameristar Council Bluffs is the only riverboat property in the country with a Four-Diamond rating from the AAA, and Cactus Petes, which is also a AAA-rated Four-Diamond property, has been named "Best Hotel/Resort" in rural Nevada by Nevada Magazine for the last two years. We believe the size, location and quality of amenities of our properties position us to retain or improve our current market positions and benefit from future market growth. At Ameristar St. Charles, our current plans call for us to invest approximately $110 million to complete an expansion of the property in which the former owner invested approximately $169 million prior to the Acquisitions. We are also considering an alternative design that would expand the casino, among other enhancements. Upon the completion of the St. Charles expansion, which is anticipated in mid-2002, we expect the property to be the premier gaming facility in the St. Louis market.

      Strong Presence in Attractive Gaming Markets. Our properties are strategically located in attractive gaming markets with significant barriers to entry for additional competitors. Our four Midwest properties are located near major population centers with approximately 1.5 million or more people living within a 100-mile radius of each property and are easily accessible from well-traveled highways. Furthermore, the markets in which our Midwest properties are located have historically generated strong year-over-year growth in gaming revenues. For the three years ended November 30, 2000, gaming revenues for these markets have grown at a weighted average compounded annual growth rate of 10.7%.

      Stable and Growing Cash Flow. We generally emphasize slot play, cater to local patrons and do not target high-end play. Our pro forma revenue has grown at a 8.1% compounded annual growth rate between the year ended December 31, 1998 and the year ended December 31, 2000. In addition, pro forma combined EBITDA margins at our properties before corporate overhead have improved from approximately 19.8% to approximately 25.9% over the same period, further driving our cash flow growth.

      Geographic Diversity. We own and operate six gaming facilities in five distinct markets in the United States. This diversity generally limits the impact on our cash flow of adverse conditions in any one market. Pro forma for the Transactions, approximately 37.5% of our total property-level EBITDA before corporate overhead for the year ended December 31, 2000 would have been generated by Ameristar Kansas City, and no other property would have accounted for more than 20.9% of such EBITDA.

      Experienced Management Team with Proven Track Record. Our senior management team is an experienced group of industry veterans with an average tenure in the gaming industry or applicable fields of expertise of more than 20 years. Our management team has developed a track record of success in the operation and development of hotels and casinos, developing three casino properties over the last seven years and overseeing a number of expansions at our properties. In addition, we have retained the key managers of the Missouri operations, including John Finamore, President of Missouri Operations.

      Reinvestment in Our Properties. Our philosophy is to reinvest in our properties in order to enhance and maintain their appeal to our current patrons and to attract new customers. To this end, we reinvested approximately $100.1 million from January 1998 through December 2000 in the properties we owned during such period. During 1999 and 2000, we added approximately 2,900 new generation multi-coin slot machines at the properties we owned during such period. We recently completed approximately $28.2 million of upgrades to Ameristar Council Bluffs where we added a third level to our riverboat and constructed a 1,000-space parking garage. In 2001, we expect to complete an approximately $7.4 million renovation and enhancement project at Ameristar Council Bluffs and an approximately $10.0 million renovation and enhancement project at Ameristar Vicksburg. In addition, our current plans call for us to invest approximately $110 million to complete an expansion at Ameristar St. Charles in mid-2002, which will expand the gaming area to at least 70,000 square feet and create what we believe will be the premier gaming facility in the St. Louis market. Furthermore, we are evaluating the development of a covered parking facility at Ameristar Kansas City. We expect these planned projects, in addition to the recently completed projects, to continue to drive revenue growth at our properties and enhance our market share positions.

                                THE TRANSACTIONS

Overview

      On December 20, 2000, we consummated the acquisitions of two gaming and entertainment facilities in Kansas City and St. Charles, Missouri from subsidiaries of Station Casinos for an aggregate purchase price of approximately $488 million. On January 29, 2001, in a separate transaction, we consummated the disposition of The Reserve Hotel and Casino to a subsidiary of Station Casinos for approximately $71.8 million. In connection with the Acquisitions, we refinanced substantially all of our indebtedness, including the repayment and termination of our previous $115 million revolving credit facility and the repurchase through a tender offer of all $100 million of our 10.5% senior subordinated notes due 2004. Upon consummation of the Disposition, we repaid borrowings and permanently reduced commitments totalling $50 million under our new senior credit facilities. As a result, we currently have $475 million in senior credit facilities that dedicate up to $100 million to finance our completion of the St. Charles expansion. Additionally, in connection with the Acquisitions, we entered into a $300 million senior subordinated credit facility that was refinanced with the proceeds of the offering of the old notes.

Transactions Rationale

      The acquisition of Ameristar Kansas City and Ameristar St. Charles strengthens our position as a leading developer, owner and operator of regional gaming and entertainment facilities in the United States by allowing us to continue to pursue our growth strategy and providing us with increased scale, diversification and internal growth opportunities.

      Attractive Properties and Purchase Price. We believe we acquired superior gaming properties at an attractive price. We believe Ameristar Kansas City is the premier riverboat gaming facility in the United States, with a Las Vegas-style, high quality property and amenities that differentiate it from its competitors. Upon completion of the expansion, we expect Ameristar St. Charles to rival Ameristar Kansas City in asset quality. In addition, we believe the Missouri gaming regulatory environment has become more favorable as a result of recent legislative and regulatory changes, which now allow continuous boarding and enhanced play, particularly on multi-coin slot machines, through the use of electronic credits instead of tokens.

      The purchase price for the Missouri properties represents an approximately 20% discount to the former owner's capital investment in the properties and equates to a 5.5 times multiple of the Missouri properties' combined EBITDA for the twelve months ended September 30, 2000. Our purchase price for Ameristar St. Charles was $160 million. In addition to the currently operating facility at St. Charles, the purchased assets include a partially completed expansion project in which the former owner invested approximately $169 million, including the purchase of a substantial portion of the construction materials, equipment and fixtures necessary to complete the expansion.

      Significant Growth Potential. Our current plans call for us to invest approximately $110 million to complete the expansion at Ameristar St. Charles begun by the former owner. Following the expansion,

Ameristar St. Charles will have at least 70,000 square feet of gaming space, 2,400 slot machines and 60 table games and will be similar in design to Ameristar Kansas City. We are also considering an alternative design that would further expand the casino, among other enhancements. We expect to complete the expansion in mid-2002, creating what we believe will be the premier gaming facility in the St. Louis market. We do not expect the property's current operations to be disrupted during construction. Upon completion of the expansion, Ameristar St. Charles will have available for future expansion up to an additional 70,000 square feet of gaming space and approximately 65,000 square feet of space in the land-based pavilion, each of which will require only interior build-out for completion. A substantial portion of this future expansion space has already been constructed by the former owner of the property, and a substantial portion of the construction materials, equipment and fixtures for the future casino expansion space has been purchased.

      Ameristar Kansas City is the largest gaming facility in its market. As a result of the property's size, quality and amenities, we believe Ameristar Kansas City is well positioned to benefit from future market growth without additional capital investment. In addition, the property is master-planned for future expansions as warranted.

      Similarity of Operations and Expected Ease of Integration. Ameristar Kansas City and Ameristar St. Charles are similar to our other properties in terms of quality, customer base and business model. We believe we currently have the corporate staff and systems in place to successfully integrate the Missouri properties. The key managers in charge of operations at the Missouri properties have entered into long-term employment contracts with us and we retained substantially all of the approximately 3,000 employees at the Missouri properties. We are re-branding the Missouri properties as Ameristar properties. We believe we will be able to obtain operating and marketing efficiencies following integration and will have revenue enhancement opportunities through cross-marketing our four Midwest properties.

      Strategic Sale and Redeployment of Capital. The Disposition has allowed us to exit the highly competitive Las Vegas locals market and focus on our core Midwest gaming and entertainment facilities. The sales price of approximately $71.8 million represented an attractive multiple of EBITDA for the twelve months ended December 31, 2000 of approximately 11.7 times and provides us with the opportunity to redeploy our capital into our newly acquired properties and reduce indebtedness. In addition, the Disposition enables us to reduce our cash tax burden over the next two years by approximately $18 million through tax benefits from prior periods.

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

      The following summary unaudited pro forma financial and other data gives effect to the Transactions, as well as the offering of the old notes. We derived this information from our historical financial statements as well as the historical financial statements of Station Casinos, Inc. Missouri Operations. You should read this summary unaudited pro forma financial and other data in conjunction with "Unaudited Pro Forma Condensed Financial Statements," which includes the detailed adjustments and assumptions used to prepare this summary information, as well as the historical financial statements included in this prospectus.

      While this pro forma information is based on adjustments we deem appropriate and which are factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information purport to present our financial results for future periods. As used in this prospectus, the term "pro forma EBITDA" has the meaning set forth in footnote 2 below.

                                                                 FOR THE           FOR THE
                                                                YEAR ENDED        YEAR ENDED
                                                               DECEMBER 31,      DECEMBER 31,
                                                                   1999              2000
                                                              --------------    --------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE
                                                               AMOUNTS AND FINANCIAL RATIOS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
     Net revenues...........................................     $ 562,102         $596,919
     Impairment loss(1).....................................       125,732               --
     Income (loss) from operations..........................       (55,245)          96,053
     Income (loss) before extraordinary item................      (136,092)          15,917
     Diluted earnings (loss) per share before extraordinary
      item..................................................         (6.68)            0.78
PRO FORMA OTHER FINANCIAL DATA:
     Pro Forma EBITDA(2)....................................     $ 120,814         $142,559
     Capital expenditures...................................        63,797           41,877
     Depreciation and amortization..........................        50,327           43,583
     Interest expense, net(3)...............................        72,834           70,597
PRO FORMA CREDIT STATISTICS:
     Ratio of total debt (including current maturities) to
      pro forma EBITDA(4)...................................                           5.1x
     Ratio of pro forma EBITDA to interest expense,
      net(3)................................................                           2.0x
     Ratio of earnings to fixed charges(5)..................                           1.3x

                                                                 AS OF
                                                              DECEMBER 31,
                                                                  2000
                                                              ------------
PRO FORMA BALANCE SHEET DATA:
     Cash and cash equivalents..............................    $ 33,500
     Total assets...........................................     817,624
     Total debt (including current maturities)..............     729,180
     Stockholders' equity...................................      25,309

-------------------------
      See footnotes on following page.

(1) Impairment loss related to the St. Charles property.

(2) Pro forma EBITDA consists of income from operations plus depreciation, amortization, preopening costs, impairment losses and costs of Missouri investigations and fines incurred by the former owner of the Missouri properties. For purposes of pro forma EBITDA above, approximately $1.9 million of development costs associated with our unsuccessful bid for a gaming license in Lemay, Missouri are excluded from the EBITDA calculation for the year ended December 31, 2000. Pro forma EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. Pro forma EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in pro forma EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as us.

(3) Net of interest income and amortization of debt issuance costs and original issue discount.

(4) The ratio of total debt to EBITDA for purposes of the indenture that governs the old notes and the exchange notes was 4.8x at December 31, 2000.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings consists of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consists of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

          SUMMARY HISTORICAL FINANCIAL DATA OF AMERISTAR CASINOS, INC.

      We have derived the following summary historical financial data for each of the three years ended December 31, 2000 from our audited consolidated financial statements. The summary data below should be read in conjunction with "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements included in this prospectus.

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                          ---------------------------------------
                                                             1998          1999          2000
                                                          ----------    ----------    -----------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
                                                                   AND FINANCIAL RATIOS)
STATEMENT OF OPERATIONS DATA:
     Net revenues.......................................   $264,682      $300,286      $ 342,006
     Impairment loss(1).................................         --            --         57,153
     Income (loss) from operations......................      3,338        25,545        (22,631)
     Income (loss) before extraordinary item............    (12,715)          205        (33,747)
     Net income (loss)..................................    (12,715)          205        (40,307)
     Diluted earnings (loss) per share..................      (0.62)         0.01          (1.98)
OTHER FINANCIAL DATA:
     EBITDA(2)..........................................   $ 38,140      $ 50,005      $  62,306
     Capital expenditures...............................     32,312        57,590         33,357
     Depreciation and amortization......................     24,191        24,460         27,784
     Interest expense...................................     22,699        24,449         28,316
     Ratio of earnings to fixed charges.................        N/A(3)      1.00x            N/A(3)

-------------------------
(1) Impairment loss related to The Reserve for the year ended December 31, 2000.

(2) EBITDA consists of income from operations plus depreciation, amortization, preopening costs and impairment losses. EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as us.

(3) Earnings were insufficient to cover fixed charges by $20.5 million for the year ended December 31, 1998, including preopening costs of $10.6 million, and $52.6 million for the year ended December 31, 2000, including an impairment loss of $57.2 million.

 SUMMARY HISTORICAL FINANCIAL DATA OF STATION CASINOS, INC. MISSOURI OPERATIONS

      We have derived the following summary historical financial data for Station Casinos, Inc. Missouri Operations for the fiscal year ended March 31, 1998, the nine months ended December 31, 1998 and the fiscal year ended December 31, 1999 from the audited combined financial statements of Station Casinos, Inc. Missouri Operations. The summary data below should be read in conjunction with "Selected Financial and Other Data," and the historical financial statements included in this prospectus.

                                                        FOR THE FISCAL    FOR THE NINE      FOR THE
                                                          YEAR ENDED      MONTHS ENDED     YEAR ENDED
                                                          MARCH 31,       DECEMBER 31,    DECEMBER 31,
                                                             1998             1998            1999
                                                        --------------    ------------    ------------
                                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
     Net revenues.....................................     $272,682         $219,573        $314,648
     Impairment loss(1)...............................           --           24,807         125,732
     Income (loss) from operations....................        7,893           (5,599)        (84,719)
     Net income (loss)................................      (37,458)         (43,513)       (135,411)
OTHER FINANCIAL DATA:
     EBITDA(2)........................................     $ 38,798         $ 42,620        $ 70,118
     Capital expenditures.............................       58,044            9,508           6,207
     Depreciation and amortization....................       30,772           23,412          29,105
     Interest expense, net............................       56,059           40,740          47,474

-------------------------
(1) Impairment losses related to the St. Charles property.

(2) EBITDA consists of income from operations plus depreciation, amortization, preopening costs, impairment losses and costs of Missouri investigations and fines incurred by the former owner of the Missouri properties.

                         SUMMARY OF THE EXCHANGE OFFER

      The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section "The Exchange Offer." The term "old notes" refers to our outstanding 10 3/4 Senior Subordinated Notes due 2009, and the term "exchange notes" refers to our 10 3/4 Senior Subordinated Exchange Notes due 2009. The term "indenture" refers to the indenture that governs both the old notes and the exchange notes.

The Exchange Offer.........  We are offering to exchange $1,000 principal amount of our exchange notes, which have been registered under the Securities Act of 1933, as amended, for each $1,000 principal amount of our unregistered old notes. We issued the old notes on February 2, 2001 in a private offering. The terms of the exchange notes are substantially identical to the terms of the old notes.

                             In order to exchange your old notes, you must properly tender them before the expiration of the exchange offer. All old notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes on or promptly after the expiration of the exchange offer.

                             You may tender your old notes for exchange notes in whole or in part in integral multiples of $1,000 principal amount.

Registration Rights
Agreement..................  We sold the old notes on February 2, 2001 to a group of initial purchasers. Simultaneously with that sale, we entered into a registration rights agreement relating to the old notes with the initial purchasers, which requires us to conduct the exchange offer.

                             You have the right under the registration rights agreement to exchange your old notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy those rights. After this exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

                             For a description of the procedures for tendering your old notes, see "The Exchange
                             Offer -- Procedures for Tendering Old Notes."

Expiration Date............  5:00 p.m., New York City time,             , 2001,
                             unless the exchange offer is extended, in which case the expiration date will be the latest date and time to which the exchange offer is extended.
                             See "The Exchange Offer -- Terms of the Exchange
                             Offer."

Consequences of Failure to
  Exchange Your Old
  Notes....................  If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and in the indenture. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

Conditions to the Exchange
Offer......................  The exchange offer is subject to customary conditions described under "The Exchange
                             Offer -- Conditions to the Offer," some of which we may waive in our sole discretion. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered. We reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

                             - to delay the acceptance of the old notes for exchange;

                             - to terminate the exchange offer if one or more specific conditions have not been satisfied;

                             - to extend the expiration date of the exchange offer and retain all tendered old notes, subject, however, to the right of the tendering holders to withdraw their tendered old notes; or

                             - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

                             See "The Exchange Offer -- Terms of the Exchange Offer."

Procedures for Tendering
Old Notes..................  If you wish to tender your old notes for exchange notes, you must:

                             - complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal; and

                             - forward the completed letter of transmittal by mail, facsimile or hand delivery, together with any other required documents, to the exchange agent, either with the old notes to be tendered or in compliance with the specified procedures for guaranteed delivery of such old notes.

                             Specified brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

                             Letters of transmittal and certificates
                             representing old notes should not be sent to us. Those documents should be sent only to the exchange agent. The address, and telephone and facsimile numbers, of the exchange agent are set forth in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Special Procedures for
Beneficial Owners..........  If your old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact your nominee holder promptly if you wish to tender such old notes. See "The Exchange Offer -- Procedures for Tendering Old Notes."

Withdrawal of Tenders......  You may withdraw the tender of your old notes at any time on or prior to the expiration date by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under "The Exchange Offer -- Withdrawal of Tenders."

Acceptance of Old Notes and
  Delivery of Exchange
  Notes....................  Upon consummation of the exchange offer, we will accept any and all old notes that are properly tendered in the exchange offer and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered old notes. See "The Exchange Offer -- Terms of the Exchange Offer."

Resales of Exchange
Notes......................  We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

                             - you are acquiring the exchange notes in the ordinary course of your business;

                             -     you are not participating, and have no
                                   arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

                             - you are not an "affiliate" of Ameristar Casinos, Inc., as the term is defined for the purposes of Rule 144A under the Securities Act.

                             Our belief is based on interpretations by the staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. The staff of the Securities and Exchange Commission has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the Securities and Exchange Commission would make a similar determination with respect to this exchange offer.

                             If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

                             Each broker-dealer that receives exchange notes for its own account in exchange for old notes that such broker-dealer acquired as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes. See "The Exchange
                             Offer -- Resales of the Exchange Notes."

Exchange Agent.............  The exchange agent for the exchange offer is U.S.
                             Bank Trust National Association. The address, telephone number and facsimile number of the exchange agent are provided in "The Exchange Offer -- Exchange Agent" and in the letter of transmittal.

Use of Proceeds............  We will not receive any cash proceeds from the issuance of the exchange notes. See "Use of Proceeds."

Certain Federal Income Tax
  Consequences.............  Your acceptance of an exchange offer and the related exchange of your old notes for exchange notes will not be a taxable exchange for United States federal income tax purposes. You should not recognize any taxable gain or loss or any interest income as a result of the exchange.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

      The following is a summary of the principal terms of the exchange notes. A more detailed description is contained in the section "Description of the Exchange Notes."

Issuer.....................  Ameristar Casinos, Inc.

Securities Offered.........  $380,000,000 principal amount of 10 3/4% Senior
                             Subordinated Exchange Notes due 2009.

Maturity...................  February 15, 2009.

Interest Payment Dates.....  Each February 15 and August 15, beginning on August
                             15, 2001. Interest will accrue from and including February 2, 2001 or the last payment date upon which interest on the old notes was paid.

Guarantees.................  All of our subsidiaries have guaranteed the old notes and on the issue date of the exchange notes will guarantee the exchange notes. If we create or acquire a new subsidiary, it will guarantee the exchange notes unless we designate the subsidiary as an "unrestricted subsidiary" under the indenture or the subsidiary does not have significant assets.

Ranking....................  The exchange notes will:

                             - be unsecured senior subordinated obligations of Ameristar; and

                             - rank junior to all of our existing and future senior debt, including borrowings under our senior credit facilities.

                             The guarantees by our subsidiaries will:

                             - be unsecured senior subordinated obligations of each of our subsidiaries that guarantee the exchange notes; and

                             - rank junior to all existing and future senior debt of those subsidiaries, including guarantees of borrowings under our senior credit facilities.

                             As of December 31, 2000, pro forma for the Disposition, the offering of the old notes and the use of proceeds therefrom, we and our subsidiaries would have had $354.2 million of senior debt with approximately $130.7 million of unused availability under our senior credit facilities.

Optional Redemption........  On or after February 15, 2006, we may redeem some or all of the exchange notes at the redemption prices listed in the "Redemption -- Optional Redemption" subsection of "Description of the Exchange Notes" plus accrued interest.

Optional Redemption After
  Public Equity
  Offerings................  At any time (which may be more than once) before
                             February 2, 2004, we can choose to redeem up to 35% of the aggregate principal amount of the exchange notes and the old notes with money that we raise in one or more public equity offerings, as long as:

                             - we pay 110.75% of the face amount of the exchange notes and the old notes, plus interest,

                             - we redeem the exchange notes and the old notes within 90 days of completing the public equity offering, and

                             - at least 65% of the aggregate principal amount of exchange notes and old notes remains outstanding afterwards.

Redemption Based Upon
Gaming Laws................  The exchange notes are subject to redemption requirements imposed by gaming laws and regulations of gaming authorities in jurisdictions in which we conduct gaming operations. See the "Redemption -- Redemption Based Upon Gaming Laws" subsection of "Description of the Exchange Notes."

Change of Control Offer....  If a specific kind of change in control of
                             Ameristar occurs, we must give holders of the exchange notes the opportunity to sell us their exchange notes at 101% of their face amount, plus accrued interest.

Asset Sale Proceeds........  If we or our subsidiaries engage in asset sales, we generally must invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or make an offer to purchase a principal amount of the exchange notes and the old notes equal to the remaining excess net cash proceeds. The purchase price of the exchange notes and the old notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture
Provisions                   The indenture governing the exchange notes and the
                             old notes contains covenants limiting our (and most or all of our subsidiaries') ability to:

                             -     incur additional debt;

                             - pay dividends or make distributions on our capital stock or repurchase our capital stock;

                             -     issue stock of subsidiaries;

                             -     make certain investments,

                             -     create liens on our assets to secure debt;

                             -     enter into transactions with affiliates;

                             -     merge or consolidate with another company;
                                   and

                             -     transfer and sell assets.

                             These covenants are subject to a number of important limitations and exceptions.

Risk Factors...............  See "Risk Factors" for a description of certain of the risks you should consider before exchanging any old notes for exchange notes.

                                  RISK FACTORS

      Before you participate in the exchange offer, you should carefully consider the following factors in addition to the other information contained in this prospectus and incorporated by reference in this prospectus.

                      RISKS RELATED TO THE EXCHANGE NOTES

THERE ARE CONSEQUENCES ASSOCIATED WITH FAILING TO EXCHANGE THE OLD NOTES FOR THE EXCHANGE NOTES.

      If you do not exchange your old notes for exchange notes in the exchange offer, you will still have the restrictions on transfer provided in the old notes and the indenture. In general, the old notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act.

LEVERAGE MAY IMPAIR OUR FINANCIAL CONDITION AND WE MAY INCUR SIGNIFICANT ADDITIONAL DEBT.

      We have a substantial amount of debt. As of December 31, 2000, after giving effect to the offering of the old notes (and the application of the proceeds therefrom) and the Disposition, as if such transactions occurred on December 31, 2000, our total consolidated debt would have been $729.2 million. See "Capitalization" for additional information.

      Our substantial debt could have important consequences for the holders of the exchange notes, including:

      - making it more difficult for us to satisfy our obligations with respect to the exchange notes;

      - increasing our vulnerability to general adverse economic and industry conditions;

      - limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;

      - requiring a substantial portion of our cash flow from operations for the payment of interest on our debt and reducing our ability to use our cash flow to fund working capital, capital expenditures, acquisitions and general corporate requirements;

      - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

      - placing us at a competitive disadvantage to other less leveraged competitors.

      Subject to specified limitations, the indenture permits us and our subsidiaries to incur substantial additional debt. In addition, as of December 31, 2000, pro forma for the Disposition, the offering of the old notes and the use of proceeds therefrom, our senior credit facilities would have permitted us and our subsidiaries to borrow up to an additional $130.7 million and all of those borrowings would be senior to the exchange notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. See "Description of Existing Indebtedness" for additional information.

SERVICING OUR DEBT WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH, AND OUR ABILITY TO GENERATE SUFFICIENT CASH DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

      Our ability to make payments on and refinance our debt and to fund planned capital expenditures depends on our ability to generate cash flow in the future. To some extent, this is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. In addition, the ability to borrow funds under our senior credit facilities in the future will depend on our meeting the financial covenants in the agreements, including a fixed charge coverage test and maximum senior and total leverage ratio tests. Under our senior credit facilities, the $75 million revolving term facility and $25 million of the $75 million revolving credit facility are dedicated to finance the completion of the Ameristar St. Charles expansion. After giving effect to the offering of the old notes, the application of the proceeds therefrom and the Disposition, as if such transactions occurred on December 31, 2000, approximately $30.7 million would have been available for general corporate purposes under the revolving credit facility. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior credit facilities in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity. Our senior credit facilities mature in stages between 2005 and 2007. We cannot assure you that we will be able to refinance any of our debt on favorable terms, if at all. Any inability to generate sufficient cash flow or refinance our debt on favorable terms could have a material adverse effect on our financial condition.

COVENANT RESTRICTIONS UNDER OUR SENIOR CREDIT FACILITIES AND THE INDENTURE MAY LIMIT OUR ABILITY TO OPERATE OUR BUSINESS.

      Our senior credit facilities and the indenture governing the exchange notes will contain, and certain of our other agreements regarding debt will contain, among other things, covenants that may restrict our and the guarantors' ability to finance future operations or capital needs or to engage in other business activities. Our senior credit facilities and the indenture restrict, among other things, our ability and the ability of the guarantors to: borrow money; pay dividends or make distributions; purchase or redeem stock; make investments and extend credit; engage in transactions with affiliates; engage in sale-leaseback transactions; consummate certain asset sales; effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and create liens on our assets.

      In addition, our senior credit facilities will require us to maintain specified financial ratios and satisfy certain financial condition tests which may require that we take action to reduce our debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general economic and business conditions, may affect our ability to meet those financial ratios and financial condition tests. We cannot assure you that we will meet those tests or that the lenders will waive any failure to meet those tests. A breach of any of these covenants would result in a default under our senior credit facilities and the indenture. If an event of default under our senior credit facilities occurs, the lenders could elect to declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. See the "Description of Existing Indebtedness" and "Description of the Exchange Notes" for additional information.

YOUR RIGHT TO RECEIVE PAYMENT ON THE EXCHANGE NOTES AND THE GUARANTEES IS JUNIOR TO ALL OF OUR AND THE GUARANTORS' SENIOR DEBT.

      The exchange notes will be general unsecured obligations, junior in right of payment to all existing and future senior debt of Ameristar and each guarantor, respectively, including obligations under our senior credit facilities. The exchange notes will not be secured by any of our or the guarantors' assets, and as such will be effectively subordinated to any secured debt that we or the guarantors may have now or may incur in the future to the extent of the value of the assets securing that debt.

      In the event that Ameristar or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, any debt that ranks ahead of the exchange notes and the guarantees will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the exchange notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the exchange notes. As a result, holders of the exchange notes may receive less, proportionally, than the holders of debt senior to the exchange notes and the guarantees. The subordination provisions of the indenture will also provide that we can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 180 days if a nonpayment default exists under our senior debt. See "Description of the Exchange Notes -- Subordination" for additional information.

      At December 31, 2000, after giving effect to the offering of the old notes (and the application of the proceeds therefrom) and the exchange offer and the Disposition, as if such transactions occurred on December 31, 2000, the exchange notes and the guarantees would have ranked junior to $354.2 million of senior debt of Ameristar and our subsidiaries and an additional $130.7 million of unused availability would have been available for borrowing under the senior credit facilities. In addition, the indenture and our senior credit facilities permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See "Description of the Exchange
Notes -- Certain Covenants" and "Description of Existing Indebtedness" for additional information.

CRAIG H. NEILSEN OWNS A MAJORITY OF OUR COMMON STOCK AND CONTROLS OUR AFFAIRS.

      Mr. Neilsen is our President, Chief Executive Officer and Chairman of our Board of Directors and owns approximately 87% of our outstanding common stock. Mr. Neilsen has the ability to control our operations and policies. Circumstances may occur in which the interests of Mr. Neilsen, as the controlling stockholder, could be in conflict with your interests as a noteholder. In addition, Mr. Neilsen may have an interest in pursuing acquisitions, divestitures or other transactions that, in his judgment, could enhance his equity investment, even though such transactions might involve risks to you.

THE GUARANTEES MAY NOT BE ENFORCEABLE BECAUSE OF FRAUDULENT CONVEYANCE LAWS.

      The incurrence of the guarantees by the guarantors may be subject to review under U.S. federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of the guarantors' unpaid creditors. Under these laws, if in such a case or lawsuit a court were to find that, at the time such guarantor incurred a guarantee of the exchange notes, such guarantor:

      - incurred the guarantee of the exchange notes with the intent of hindering, delaying or defrauding current or future creditors; or

      - received less than reasonably equivalent value or fair consideration for incurring the guarantee of the exchange notes and such guarantor:

          -     was insolvent or was rendered insolvent;

          - was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

          - intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes);

then such court could avoid the guarantee of such guarantor or subordinate the amounts owing under such guarantee to such guarantor's presently existing or future debt or take other actions detrimental to you.

      It may be asserted that the guarantors incurred their guarantees for the benefit of Ameristar and they incurred the obligations under the guarantees for less than reasonably equivalent value or fair consideration.

      The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, a company would be considered insolvent if, at the time it incurred the debt or issued the guarantee, either:

      - the sum of its debts (including contingent liabilities) is greater than its assets, at fair valuation, or

      - the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured.

      If a guarantee is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that obligor and will only be a creditor of Ameristar or any guarantor whose obligation was not set aside or found to be unenforceable.

WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THE EXCHANGE NOTES.

      There is no established trading market for the exchange notes and we cannot assure you that a market for the exchange notes will develop in the future. If such a market were to develop, the exchange notes could trade at prices that are higher or lower that the initial offering prices depending on many factors, including the number of holders of the exchange notes, the overall market for similar securities, our financial performance and prospects and prospects for companies in our industry generally. The initial purchasers of the old notes have informed us that they intend to make a market in the exchange notes. However, the initial purchasers are not obligated to do so, and may cease market-making activities at any time without notice. As a result, you cannot be sure that an active trading market will develop for the exchange notes. We do not intend to apply (and are not obligated to apply) for listing of the exchange notes on any securities exchange or any automated quotation system.

YOU MUST COMPLY WITH THE PROCEDURES FOR THE EXCHANGE OFFER IN ORDER TO RECEIVE THE EXCHANGE NOTES.

      You are responsible for complying with all exchange offer procedures. You will only receive exchange notes in exchange for your old notes if, prior to the expiration date, you deliver the following to the exchange agent:

      - certificate for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent's account with the Depository Trust Company "DTC");

      - the letter of transmittal (or facsimile thereof), properly completed and duly executed by you, together with any required signature guarantees; and

      -     and other documents required by the letter of transmittal.

      You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration date. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange notes. See "The Exchange Offer."

WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

      Upon a change of control, we are required to offer to repurchase all outstanding old notes and exchange notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

      The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries' operations or other sources, including borrowing, sales of assets or sales of equity. We cannot assure you that sufficient funds will be available at the time of any change of control to make any required repurchases of notes tendered. In addition, the terms of our senior credit facilities limit our ability to purchase your notes in those circumstances. Any of our future debt agreements may contain similar restrictions and provisions. If the holders of the old notes and the exchange notes exercise their right to require us to repurchase all of such notes upon a change of control, the financial effect of this repurchase could cause a default under our other debt, even if the change in control itself would not cause a default. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of old notes and exchange notes or that restrictions in our senior credit facilities will not allow such repurchases. See "Description of the Exchange Notes -- Change of Control" and "Description of Existing Indebtedness" for additional information.

WE MAY REQUIRE YOU TO DISPOSE OF YOUR EXCHANGE NOTES OR REDEEM YOUR EXCHANGE NOTES IF REQUIRED BY APPLICABLE GAMING REGULATIONS.

      Gaming authorities in any jurisdiction in which we or any of our subsidiaries are or may become subject have the power to investigate any of our debt security holders, including holders of the exchange notes. These gaming authorities may, in their discretion, require a holder of any of our debt securities to file applications, be investigated and be found suitable to own our debt securities, and the costs of the investigation of such finding of suitability will be the responsibility of such holder. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by such gaming authorities may be found unsuitable. Under certain circumstances, we have the right, at our option, to cause a holder to dispose of its exchange notes or to redeem its exchange notes in order to comply with gaming laws to which we are subject. See "Government Regulations" and the "Redemption Based Upon Gaming Laws" subsection of "Description of the Exchange Notes -- Redemption" for additional information.

                         RISKS RELATED TO OUR BUSINESS

IF WE CANNOT COMPETE SUCCESSFULLY WITH OTHER CASINO HOTEL OPERATORS, OUR FUTURE OPERATIONS MAY BE MATERIALLY ADVERSELY AFFECTED.

      Some of our existing competitors have greater name recognition and financial and marketing resources than we have. Other companies with greater name recognition and financial and marketing resources than we have could enter our current markets and become competitors in the future. The entry into our current markets of additional competitors could materially adversely affect our business, financial condition and results of operations, particularly if a competitor were to obtain a license to operate a gaming facility in a superior location.

      In addition, our operating properties are located in jurisdictions that restrict gaming to certain areas and/or are adjacent to states that prohibit or restrict gaming operations. While these restrictions and prohibitions provide substantial benefits to our business and our ability to attract and retain customers, the legalization or expanded legalization or authorization of gaming within a market area of one of these properties could have a material adverse effect on our business, financial condition and results of operations.

MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL, COULD ADVERSELY AFFECT OUR ABILITY TO SUCCESSFULLY COMPLETE OUR CONSTRUCTION AND DEVELOPMENT PROJECTS AS PLANNED.

      General Construction Risks -- Delays and Cost Overruns. Construction and expansion projects for our properties entail significant risks. These risks include:

      - shortages of materials (including slot machines or other gaming equipment);

      -     shortages of skilled labor or work stoppages;

      - unforeseen construction scheduling, engineering, environmental or geological problems;

      -     weather interference, floods, fires or other casualty losses; and

      -     unanticipated cost increases.

      Our anticipated costs and construction periods for construction projects are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. The cost of any construction project undertaken by us may vary significantly from initial current expectations, and we may have a limited amount of capital resources to fund cost overruns on any project. If we cannot finance cost overruns on a timely basis, the completion of one or more projects may be delayed until adequate cash flow from operations or other financing is available. The completion date of any of our construction projects could also differ significantly from initial expectations for construction-related or other reasons. We cannot assure you that any project will be completed, if at all, on time or within established budgets. Significant delays or cost overruns on our construction projects could have a material adverse effect on our business, financial condition and results of operations.

      We employ "fast-track" design and construction methods in some of our construction and development projects. This involves the design of future stages of construction while earlier stages of construction are underway. Although we believe that the use of fast-track design and construction methods can reduce the overall construction time, these methods may not always result in such reductions, may involve additional construction costs than otherwise would be incurred and may increase the risk of disputes with contractors.

      Construction Dependent upon Available Financing and Cash Flows from Operations. The availability of funds under our senior credit facilities at any time will be dependent upon, among other factors, the amount of our consolidated EBITDA (as defined in the credit agreement) during the preceding four full fiscal quarters. Our future operating performance will be subject to financial, economic, business, competitive, regulatory and other factors, many of which are beyond our control. Accordingly, we cannot assure you that our future consolidated EBITDA and the resulting availability of operating cash flow or borrowing capacity will be sufficient to allow us to undertake or complete future construction projects.

      As a result of operating risks, including those described in this section, and other risks associated with a new venture, we cannot assure you that, once completed, any development project will increase our operating profits or operating cash flow.

THE DEVELOPMENT AND CONSTRUCTION OF THE ST. CHARLES EXPANSION INVOLVES MANY UNCERTAINTIES THAT COULD AFFECT THE FINAL COST AND TIME REQUIRED TO COMPLETE THE PROJECT.

      We have begun pre-construction work for the St. Charles and expect to commence construction in the second quarter of 2001. Construction involves significant risks that could affect the final cost and time of completion of the project, including the following:

      - greater than expected deterioration of the expansion site, exterior structure or electrical systems;

      -     shortages of materials or skilled labor;

      - delays in obtaining necessary permits from federal, state and local governmental authorities;

      - work stoppages, weather interference, fire, floods or other natural disasters; and

      -     unanticipated cost increases.

      Our anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with architects and a general contractor and assume that we will be able to use most of the construction materials that were purchased in 1996 and 1997 by the former owner. We cannot be sure that the construction materials that we acquired as part of the Acquisitions will be available for use in the expansion project. If we are not able to use a significant portion of the construction materials that we acquired the costs of the expansion could increase materially.

      Our estimated cost of completing the St. Charles expansion is based primarily on the estimates provided in 1996 by the general contractor and subcontractors to the former owner of the St. Charles property, adjusted to reflect inflation experienced on construction costs in the St. Louis market from 1996 to 2000. We cannot be sure that our construction costs will not be higher than the adjusted estimates and we have not received updated firm estimates for the project. Furthermore, the existing plans for the St. Charles expansion project may change, and the scope of the project may vary significantly from what is currently anticipated. We also cannot be sure that we will not exceed the budgeted costs of the expansion project or that the project will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to the project could have a material adverse impact on our results of operations, particularly in light of the requirement of the Missouri Gaming Commission that we complete construction of the St. Charles expansion prior to January 1, 2004 or face potential loss of our licenses to operate Ameristar St. Charles.

      Our senior credit facilities provide $100 million of borrowing capacity specifically for the St. Charles expansion. We anticipate that the costs of completing the expansion project as currently contemplated will be approximately $110 million. Accordingly, we will be required to finance a portion of the expansion project with cash from operations. We cannot be sure that our financial performance will be sufficient to fund the expansion project. This risk will become more significant if we have substantial cost overruns because of greater than expected deterioration, budget overruns or changes in the project. Under the terms of the indenture and our senior credit facilities, it is not likely that we will be able to incur additional debt to fund the expansion project if cash from operations and available borrowings under our senior credit facilities are not sufficient to fund the construction.

WE MAY EXPERIENCE DIFFICULTIES INTEGRATING THE MISSOURI PROPERTIES INTO OUR OPERATIONS.

      We cannot assure you that we will be able to integrate the recently-acquired Missouri properties into our existing operations without encountering difficulties. These difficulties could include integrating personnel with disparate business backgrounds and business strategies, integrating different technology systems and managing relationships with other business customers. Furthermore, the integration of the Missouri properties may temporarily distract management from our day-to-day business. We may also lose key personnel from the Missouri properties because of their sale to us. For these reasons, we cannot assure you that we will be able to successfully integrate the Missouri properties and our inability to do so could have a material and adverse effect on our operations.

IF OUR KEY PERSONNEL LEAVES US, OUR BUSINESS WILL BE SIGNIFICANTLY ADVERSELY AFFECTED.

      We depend on the continued performance of Craig H. Neilsen, Ameristar's President and Chief Executive Officer, and his management team. The loss of the services of Mr. Neilsen or any of our other executive officers could have a material adverse effect on our business. In addition, our ability to retain management members hired in connection with the acquisition of the Missouri properties will significantly impact our ability to successfully operate those properties.

THE MARKET FOR QUALIFIED PROPERTY AND CORPORATE MANAGEMENT PERSONNEL IS SUBJECT TO INTENSE COMPETITION.

      We have experienced and expect to continue to experience strong competition in hiring and retaining qualified property and corporate management personnel. Recruiting and retaining qualified management personnel is particularly difficult at Ameristar Vicksburg and the Jackpot Properties due to local market conditions. If we are unable to successfully recruit and retain qualified management personnel at our properties and at our corporate level, our results of operations could be materially adversely affected.

RESTRICTIONS AND LIMITATIONS IMPOSED BY GAMING REGULATORY AUTHORITIES ADVERSELY AFFECT OUR BUSINESS.

      The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The States of Iowa, Missouri, Mississippi and Nevada and the applicable local authorities require various licenses, findings of suitability, registrations, permits and approvals to be held by us and our subsidiaries. The Iowa Racing and Gaming Commission, the Missouri Gaming Commission, the Mississippi Gaming Commission and the Nevada Gaming Commission may, among other things, limit, condition, suspend, revoke or not renew a license or approval to own the stock of any of our Iowa, Missouri, Mississippi or Nevada subsidiaries, respectively, for any cause deemed reasonable by such licensing authority. Our gaming license in Mississippi must be renewed every three years and our gaming license in Iowa must be renewed or continued every year. If we violate gaming laws or regulations, substantial fines could be levied against us, our subsidiaries and the persons involved, and we could be forced to forfeit portions of our assets. The suspension, revocation or non-renewal of any of our licenses or the levy on us of substantial fines or forfeiture of assets would have a material adverse effect on our business, financial condition and results of operations. We are also subject to substantial gaming taxes and fees imposed by various governmental authorities, which are subject to increase.

      To date, we have obtained all governmental licenses, findings of suitability, registrations, permits and approvals necessary for the operation of our currently operating gaming activities. However, gaming licenses and related approvals are deemed to be privileges under Iowa, Missouri, Mississippi and Nevada law. We cannot assure you that our existing licenses, permits and approvals will be maintained or extended. We also cannot assure you that any new licenses, permits and approvals that may be required in the future will be granted to us.

FAILURE OF LOCAL REAUTHORIZATION OF GAMING ACTIVITIES IN IOWA COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

      Under Iowa law, a license to conduct gambling games may be issued in a county only if the county electorate has approved such gambling games. Although the electorate of Pottawattamie County, which includes the City of Council Bluffs, approved by referendum the gambling games conducted at Ameristar Council Bluffs, a reauthorization referendum must be submitted to the county electorate in the general election to be held in 2002 and each eight years thereafter. Each such referendum requires the vote of a majority of the persons voting. If any such reauthorization referendum is defeated, Iowa law provides that any previously issued gaming license will remain valid and subject to periodic renewal for a total of nine years from the original issue unless otherwise terminated by the Iowa Racing and Gaming Commission. The original issue date for our Iowa gaming license was January 27, 1995. We cannot assure you that gaming operations of the type we conduct at Ameristar Council Bluffs will continue to be authorized in Pottawattamie County. Any failure of Pottawattamie County to reauthorize gaming operations of the type we conduct at Ameristar Council Bluffs would have a material adverse effect on our business, financial condition and results of operations.

THE NATIONAL GAMBLING IMPACT STUDY COMMISSION'S RECOMMENDATIONS MAY ADVERSELY AFFECT THE GAMING INDUSTRY AND OUR OPERATIONS.

      A National Gambling Impact Study Commission was established by the U.S. Congress to conduct a comprehensive study of the social and economic impact of gaming in the U.S. On April 28, 1999, the National Commission voted to recommend that the expansion of gaming be curtailed. In June 1999, the National Commission issued a final report of its findings and conclusions, together with recommendations for legislative and administrative actions. Below are highlights of some of those recommendations:

      -     Legal gaming should be restricted to those at least 21 years of age.

      -     Betting on college and amateur sports should be banned.

      - The introduction of casino-style gaming at pari-mutuel racing facilities for the primary purpose of saving the pari-mutuel facility financially should be prohibited.

      -     Internet gaming should be banned in the U.S.

      - The types of gaming activities allowed by Native American tribes within a given state should be consistent with the gaming activities allowed to other persons in that state.

      - State, local and tribal governments should recognize that casino gaming provides economic development, particularly for economically depressed areas. The National Commission differentiated casino gaming from stand-alone slot machines (e.g., in convenience stores), internet gaming and lotteries which the National Commission stated do not provide the same economic development.

      Any regulation of the gaming industry which may result from the National Commission's report may have an adverse effect on the gaming industry and on our financial condition or results of operations.

ANY LOSS FROM SERVICE OF OUR RIVERBOAT AND DOCKSIDE FACILITIES FOR ANY REASON COULD MATERIALLY ADVERSELY AFFECT US.

      Our riverboat and dockside facilities in Missouri, Mississippi and Iowa could be lost from service due to casualty, mechanical failure, extended or extraordinary maintenance, floods or other severe weather conditions. Cruises of the Council Bluffs Casino are subject to risks generally incident to the movement of vessels on inland waterways, including risks of casualty due to river turbulence and severe weather conditions. In addition, United States Coast Guard regulations set limits on the operation of vessels and require that vessels be operated by a minimum complement of licensed personnel.

      The United States Coast Guard also requires all U.S. flagged passenger vessels operating exclusively in fresh water to conduct a thorough dry-dock inspection of underwater machinery, valves and hull every five years. Less stringent inspection requirements apply to permanently moored dockside vessels like those at Ameristar Kansas City, Ameristar Vicksburg and Ameristar St. Charles. The Ameristar Council Bluffs riverboat was due for its dry-dock inspection in November 2000, but we have been accepted into a United States Coast Guard program that has allowed us to extend the dry-dock requirement by undergoing a thorough underwater inspection. This underwater inspection has been completed and the Ameristar Council Bluffs riverboat has received a U.S. Coast Guard Certificate of Inspection valid through October 19, 2001. The underwater inspection program allows for an extension of the dry-dock requirement for up to 30 months. Based on the results of this inspection, Ameristar Council Bluffs has applied to the U.S. Coast Guard for such an extension and the regional office of the U.S. Coast Guard in St. Louis has recommended to the U.S. Coast Guard's office in Washington, D.C. that the extension be granted. However, if we do not obtain this further extension, the Council Bluffs Casino would be out of service for a substantial period of time for its dry-dock inspection. This would have a material adverse effect on Ameristar Council Bluffs and on our business, financial condition and results of operations. We cannot assure you that we will actually obtain any further extension of the dry-dock requirement or that similar extensions will be obtained in the future.

      The Ameristar Vicksburg site has experienced some instability that has required periodic maintenance and improvements. Although we have reinforced the cofferdam basin in which the vessel floats, further reinforcements may be necessary. We are also monitoring the site to evaluate what further steps, if any, may be necessary to stabilize the site to permit operations to continue. A site failure would require Ameristar Vicksburg to limit or cease operations.

      The loss of a riverboat or dockside facility from service for any period of time likely would adversely affect our operating results and borrowing capacity under our long-term debt facilities. It could also result in the occurrence of an event of a default under one or more of our credit facilities or contracts.

OUR PROPERTIES ARE SUBJECT TO THE RISK OF THEFT WHICH COULD ADVERSELY AFFECT OUR OPERATIONS.

      Given the nature of our operations, we entrust employees in various positions to handle large amounts of cash and casino chips and tokens. Although our internal controls and security and surveillance policies and procedures are designed to limit our exposure to theft and the associated risk of loss, we cannot assure you that such theft does not occur or that we will discover and such theft promptly, if at all. In addition, we cannot assure you that we will have adequate insurance coverage, if any, in the event of such theft. Any theft by our employees or otherwise could have an adverse effect on our results of operations.

WE COULD FACE SEVERE PENALTIES AND MATERIAL REMEDIATION COSTS IF WE FAIL TO COMPLY WITH APPLICABLE ENVIRONMENTAL REGULATIONS.

      As is the case with any owner or operator of real property, we are subject to a variety of federal, state and local governmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by government agencies or courts of law, which could adversely affect operations. We do not have environmental liability insurance to cover most such events, and the environmental liability insurance coverage we maintain to cover certain events includes significant limitations and exclusions. In addition, if we discover any significant environmental contamination affecting any of our properties, we could face material remediation costs or additional development costs for future expansion activities.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

      In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes, pursuant to which we agreed to file and to use our best efforts to cause to become effective with the Securities and Exchange Commission a registration statement with respect to the exchange of the old notes for exchange notes with terms identical in all material respects to the terms of the old notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our obligations under the registration rights agreement.

      By tendering old notes for exchange notes, each holder represents to us that:

      - any exchange notes to be received by such holder are being acquired in the ordinary course of such holder's business;

      - such holder has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities
            Act) of exchange notes;

      - such holder is not an "affiliate" of Ameristar Casinos, Inc., as the term is defined in Rule 144A under the Securities Act;

      - such holder has full power and authority to tender, exchange, sell, assign and transfer the tendered old notes;

      - we will acquire good, marketable and unencumbered title to the tendered old notes, free and clear of all liens, restrictions, charges and encumbrances; and

      - the old notes tendered for exchange notes are not subject to any adverse claims or proxies.

      Each tendering holder also warrants and agrees that it will, upon request, execute and deliver any additional documents deemed by us or the exchange agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the old notes tendered pursuant to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes pursuant to the exchange offer, where such old notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

      The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of securities or blue sky laws of that jurisdiction.

      Unless the context requires otherwise, the term "holder" with respect to an exchange offer means any person in whose name the old notes are registered on the books of Ameristar Casinos, Inc. or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC whose name appears on a security position listing as a holder of old notes (which, for purposes of the exchange offer, include beneficial interests in old notes held by direct or indirect participants in DTC and old notes held in definitive form).

TERMS OF THE EXCHANGE OFFER

      We hereby offer, upon the terms and conditions described in this prospectus and in the accompanying letter of transmittal, to exchange $1,000 principal amount of our 10 3/4 senior subordinated exchange notes due 2009 for each $1,000 principal amount of our old 10 3/4 senior subordinated notes due 2009, properly tendered before the expiration date and not validly withdrawn according to the procedures described below. Holders may tender their old notes in whole or in part in integral multiples of $1,000 principal amount.

      The form and terms of the exchange notes are the same as the form and terms of the old notes, except that:

             (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the old notes, and

             (2) holders of the exchange notes will not be entitled to some of the rights of holders of the old notes under the registration rights agreement.

      The exchange notes evidence the same indebtedness as the old notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

      The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as described under "Conditions to the Exchange Offer," to terminate the exchange offer and, to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of date of this prospectus, $380.0 million principal amount of the old notes is outstanding.

      Holders of the old notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Old notes that are not tendered for, or are tendered but not accepted in connection with, the exchange offer will remain outstanding. See "Risk Factors -- You must comply with the procedures for the exchange offer in order to receive exchange notes."

      If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described in this prospectus or otherwise, certificates for any such unaccepted old notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date.

      Holders who tender old notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the old notes in connection with the exchange offer. We will pay certain charges and expenses, other than specified applicable taxes. See "Fees and Expenses."

      WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OLD NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

      The expiration date for the exchange offer is 5:00 p.m. New York City
time, on                     , 2001, unless we, in our sole discretion, extend
the exchange offer. If we do extend the exchange offer, the expiration date will be the latest date and time to which the exchange offer is extended.

      We expressly reserve the right, in our sole and absolute discretion, subject to applicable law, at any time and from time to time:

      -     to delay acceptance of any old notes for exchange;

      - to terminate the exchange offer (whether or not any old notes have already been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under "Conditions to the Exchange Offer" has occurred or exists or has not been satisfied;

      - to extend the expiration date and retain all old notes tendered pursuant to the exchange offer, subject, however, to the right of holders of old notes to withdraw their tendered old notes as described under "Withdrawal of Tenders"; and

      - to waive any condition or otherwise amend the terms of the exchange offer in any respect.

      If we amended the exchange offer in a manner we determine constitutes a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such material amendment by means of a prospectus supplement that will be distributed to the registered holders of the affected old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

      Any such delay in acceptance, extension, termination or amendment will be followed as promptly as possible by oral or written notice to the exchange agent (any such oral notice to be promptly confirmed in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF EXCHANGE NOTES

      Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for old notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "Withdrawal of Tenders") promptly after the expiration date.

      In all cases, delivery of exchange notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

             (1) old notes or a book-entry confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC;

             (2) the letter of transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees; and

             (3) any other documentation required by the letter of transmittal

      Accordingly, the delivery of the exchange notes might not be made to all tendering holders at the same time, and will depend upon when old notes, book-entry confirmations with respect to old notes and other required documents are received by the exchange agent.

      The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at DTC.

      Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, old notes validly tendered and not withdrawn as, if and when we give oral or written notice to the exchange agent (and such oral notice to be promptly confirmed in writing) of our acceptance of such old notes for exchange pursuant to the exchange offer. Our acceptance for exchange of old notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of old notes, letters of transmittal and related documents and transmitting exchange notes to holders who have validly tendered old notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any old notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of old notes), or we extend the exchange offer or are unable to accept for exchange or exchange old notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth in this prospectus and in the letter of transmittal, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered old notes and such old notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under "Withdrawal of Tenders."

PROCEDURES FOR TENDERING OLD NOTES

VALID TENDER

      Except as set forth below, in order for old notes to be validly tendered pursuant to the exchange offer, either:

             (1)(a) a properly completed and duly executed letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must be received by the exchange agent at the address set forth under "Exchange Agent" prior to the expiration date, and
      (b) tendered old notes must be received by the exchange agent, or such old notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the exchange agent, in each case prior to the expiration date; or

             (2) the guaranteed delivery procedures set forth below must be complied with.

      If less than all of the old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the appropriate box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

      If any letter of transmittal, endorsement, bond power, power of attorney or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing. Unless waived by us, evidence satisfactory to us of such person's authority to so act must also be submitted.

      Any beneficial owner of old notes that are held by or registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial holder wishes to participate in the exchange offer.

      The method of delivery of old notes, the letter of transmittal and all other required documents is at the option and sole risk of the tendering holder. Delivery will be deemed made only when actually received by the exchange agent. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery and proper insurance should be obtained. No letter of transmittal or old notes should be sent to Ameristar Casinos, Inc. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect these transactions for them.

BOOK-ENTRY TRANSFER

      The exchange agent will make a request to establish an account with respect to the applicable old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account via the ATOP system in accordance with DTC's transfer procedure. Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile thereof), properly completed and duly executed, any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses in this prospectus prior to 5:00 p.m., New York City time, on the expiration date, or the guaranteed delivery procedure set forth below must be complied with.

                DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE
                        DELIVERY TO THE EXCHANGE AGENT.

SIGNATURE GUARANTEES

      Certificates for old notes need not be endorsed and signature guarantees on a letter of transmittal or notice of withdrawal, as the case may be, are unnecessary unless:

             (1) a certificate for old notes is registered in the name other than that of the person surrendering the certificate; or

             (2) a registered holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal.

      In the case of (1) or (2) above, such certificates for old notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the letter of transmittal or the notice of withdrawal, as the case may be, guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (a) a bank, (b) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer, (c) a credit union, (d) a national securities exchange, registered securities association or clearing agency, or (e) a savings association that is a participant in a Securities Transfer Association. See Instruction 1 to the letter of transmittal.

GUARANTEED DELIVERY

      If a holder desires to tender old notes pursuant to an exchange offer and the certificates for such old notes are not immediately available or time will not permit all required documents to reach the exchange agent prior to the expiration date, or the procedures for book-entry transfer cannot be completed on a timely basis, such old notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

             (1) such tenders are made by or through an eligible guarantor institution;

             (2) prior to the expiration date, the exchange agent receives from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the letter of transmittal, setting forth the name and address of the holder of the old notes and the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent. The Notice of Guaranteed Delivery may be delivered by hand, or transmitted by facsimile or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the Notice of Guaranteed Delivery; and

             (3) the certificates (or book-entry confirmation) representing all tendered old notes, in proper form for transfer, together with a properly completed and duly executed letter of transmittal, with any required signature guarantees and any other documents required by the letter of transmittal, are received by the exchange agent within three business days after the date of execution of the Notice of Guaranteed Delivery.

COMPANY DETERMINATIONS FINAL

      All questions as to the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered old notes will be determined by us, in our sole and absolute discretion, which determination will be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under "Conditions to the Exchange Offer" or any defect or irregularity in any tender of old notes of any particular holder, whether or not similar defects or irregularities are waived in the case of other holders.

      Our interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and its instructions) will be final and binding upon all parties. No tender of old notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. None of Ameristar, any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

RESALE OF THE EXCHANGE NOTES

      Based on previous interpretations by the staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, we believe that the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933. This would not apply, however, to any holder that is a broker-dealer that acquired old notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that (1) are acquired in the ordinary course of a holder's business, (2) where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes, and (3) such holder is not an "affiliate" of Ameristar Casinos, Inc. The staff of the Securities and Exchange Commission has not considered the exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the Securities and Exchange Commission would make a similar determination with respect to the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution." In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act.

      In the event that our belief regarding resale is inaccurate, those who transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act and without an exemption from registration under the federal securities laws may incur liability under these laws. We do not assume, nor will we indemnify you against, this liability. The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of the particular jurisdiction.

WITHDRAWAL OF TENDERS

      Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

      In order to withdraw a tender of old notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address given under "The Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

      - specify the name of the person having deposited the old notes to be withdrawn;

      - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes;

      - be signed by the depositor in the same manner as the original signature on the letter of transmittal by tendering the old notes, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee of the old notes to register the transfer of the old notes into the name of the depositor withdrawing the tender; and

      - specify the name in which any old notes are to be registered, if different from that of the depositor.

      Any old notes that have been properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered by following one of the procedures described above under "Procedures for Tendering Old Notes" at any time prior to the expiration date.

      All questions as to the validity, form and eligibility, including time of receipt, of any withdrawal notices will be determined by us, and will be final and binding on all parties. Neither Ameristar, nor any of our affiliates, the exchange agent or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any tendered old notes that have been properly withdrawn will be returned to the holder promptly after withdrawal.

INTEREST ON THE EXCHANGE NOTES

      The exchange notes will bear interest from the issue date of the old notes and will be paid with the first interest payment on the exchange notes. If interest has not yet been paid, the exchange notes will bear interest from and including February 2, 2001. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes and will be superceded by the interest accruing with respect to the exchange notes.

      The exchange notes will bear interest at a rate of 10 3/4% per annum. Interest on the exchange notes will be payable semi-annually, in arrears, on each February 15 and August 15 following the consummation of the exchange offer. Untendered old notes that are not exchanged for exchange notes pursuant to the exchange offer will bear interest at a rate of 10 3/4% per annum after the expiration date.

CONDITIONS TO THE OFFER

      If any of the following conditions has occurred or exists or has not been satisfied prior to the expiration date of the exchange offer, we will not be required to accept for exchange any old notes and will not be required to issue exchange notes in exchange for any old notes. In addition, we may, at any time and from time to time, terminate or amend the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any condition to or amend the exchange offer.

      - A change in the current interpretation by the staff of the Securities and Exchange Commission that permits resale of exchange notes as described under "Resales of Exchange Notes."

      - Any action or proceeding is instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      - Any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Securities and Exchange Commission in a manner that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

      - The issuance of a stop order is threatened by the Securities and Exchange Commission, any state securities authority or any gaming authority or is in effect for the registration statement that this prospectus is a part of, or proceedings for the that purposes are instituted.

      - Failure to obtain any governmental approval that we consider necessary for the consummation of the exchange offer as contemplated hereby.

      - Any change or development involving a prospective change in our business or financial affairs that we think might materially impair our ability to consummate the exchange offer.

      If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any old notes have already been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to each registered holder of old notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

      U.S. Bank Trust National Association has been appointed as exchange agent for the exchange offer. Delivery of the letter of transmittal and any other required documents, questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

             BY MAIL, OVERNIGHT COURIER OR HAND DELIVERY:
             U.S. Bank Trust National Association
             180 East Fifth Street
             St. Paul, Minnesota 55101
             ATTENTION: Specialized Finance Group
             Telephone number: (800) 934-6802
             Facsimile transmission: (651) 244-1537

      DELIVERY TO OTHER THAN THE ABOVE ADDRESSES OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

      We will bear the expenses of soliciting tenders pursuant to the exchange offer. The principal solicitation for tenders pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph or by telephone.

      We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses they incur in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

      We will pay the fees and expenses incurred in connection with the exchange offer for the exchange agent and the trustee, as well as our accounting and legal services.

      We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The amount of these transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder if:

      - certificates representing exchange notes or old notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered;

      - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

      - a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer.

      If satisfactory evidence of payment of, or exemption from, these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

ACCOUNTING TREATMENT

      The exchange notes will be recorded at the same carrying value as the old notes, which is face value, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes under generally accepted accounting principles.

                                USE OF PROCEEDS

      The exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes or the closing of the exchange offer.

      In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of old notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and term of the old notes, except as otherwise described in "The Exchange Offer -- Terms of the Exchange Offer." The old notes surrendered in exchange of the exchange notes will be retired and canceled and cannot be reissued. The proceeds from the offering of the old notes have been used (1) to repay the $300 million in principal amount outstanding under our senior subordinated credit facility and accrued interest thereon, (2) to partially repay and permanently reduce the term loan B and the term loan C under our senior credit facilities by a total of $50 million, (3) to repay revolving loans under our senior credit facilities (which may be reborrowed) and (4) for working capital purposes. See "Prospectus Summary -- The Transactions" and "Description of Existing Indebtedness" for additional information.

                                 CAPITALIZATION

      The following table sets forth our unaudited historical consolidated capitalization as of December 31, 2000, our pro forma capitalization at such date after giving effect to the Disposition and our pro forma capitalization as adjusted for the offering of the old notes (and the application of the proceeds therefrom), in each case as if such transactions occurred on December 31, 2000.


                                                                   AS OF DECEMBER 31, 2000
                                                          ------------------------------------------
                                                                       PRO FORMA FOR      PRO FORMA
                                                           ACTUAL     THE DISPOSITION    AS ADJUSTED
                                                          --------    ---------------    -----------
                                                                        (IN THOUSANDS)
Cash and cash equivalents...............................  $ 36,245       $ 39,250         $ 33,500
                                                          ========       ========         ========
Long-term debt (including current maturities):
     Senior credit facilities(1)........................   475,000        411,647          337,771
     Senior subordinated credit facility................   300,000        300,000               --
     10 3/4% Senior Subordinated Notes due 2009, net of
       original issue discount..........................        --             --          374,976
     Capitalized leases and other.......................    20,517         16,433           16,433
                                                          --------       --------         --------
          Total long-term debt..........................   795,517        728,080          729,180
Stockholders' equity....................................    28,044         28,044           25,309
                                                          --------       --------         --------
Total capitalization....................................  $823,561       $756,124         $754,489
                                                          ========       ========         ========


-------------------------
(1) After giving effect to the Disposition and the application of the proceeds from the offering of the old notes, we had $475 million in senior credit facilities. The $75 million revolving term facility and $25 million of the $75 million revolving credit facility are dedicated to finance the completion of the Ameristar St. Charles expansion. Accordingly, approximately $30.7 million would have been available under the revolving credit facility for general corporate purposes.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

      The following unaudited pro forma condensed financial statements are based on our historical financial statements and the historical financial statements of Station Casinos, Inc. Missouri Operations and should be read in conjunction with the historical financial statements included in this prospectus.

      The pro forma financial statements reflect the following:

      -     The Acquisitions and related financing transactions;

      -     The Disposition and related application of proceeds;

      - The issuance of $380 million aggregate principal amount of the old notes.

      Pro forma adjustments to historical financial statements include adjustments which we deem appropriate, reflecting items of recurring significance and which are factually supported based on currently available information. It was assumed that the Acquisitions, the Disposition and the issuance of the old notes occurred on January 1, 1999 for purposes of preparing the pro forma condensed statements of operations and that the Disposition and issuance of the old notes occurred on December 31, 2000 for purposes of preparing the pro forma condensed balance sheet. The pro forma financial statements may not be indicative of what actual results would have been, nor do the pro forma financial statements purport to present our condensed financial results for future periods.

                  UNAUDITED PRO FORMA CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 2000
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                       PRO FORMA
                                                                         PRO FORMA                    ADJUSTMENTS
                                                                        ADJUSTMENTS     PRO FORMA       FOR THE
                                                           AMERISTAR      FOR THE        FOR THE      ISSUANCE OF      PRO FORMA
                                                           HISTORICAL   DISPOSITION    DISPOSITION   THE OLD NOTES    AS ADJUSTED
                                                           ----------   -----------    -----------   -------------    -----------
Current Assets:
    Cash and cash equivalents............................   $ 36,245     $ 70,576(a)
                                                                          (50,000)(a)
                                                                           (4,218)(a)
                                                                          (13,353)(a)   $ 39,250       $ 368,626(c)
                                                                                                        (374,376)(d)   $ 33,500
    Restricted cash......................................      1,590                       1,590                          1,590
    Accounts receivable, net.............................      9,731                       9,731                          9,731
    Income tax refund receivable.........................        125                         125                            125
    Inventories..........................................      4,501                       4,501                          4,501
    Prepaid expenses.....................................      5,350                       5,350                          5,350
    Deferred income taxes................................      2,502                       2,502                          2,502
    Assets held for sale.................................     73,195      (73,195)(b)         --                             --
                                                            --------     --------       --------       ---------       --------
        Total current assets.............................    133,239      (70,190)        63,049          (5,750)        57,299
                                                            --------     --------       --------       ---------       --------
Property and equipment and leasehold improvements, net...    642,105                     642,105                        642,105
Deferred income taxes....................................         --                          --                             --
Excess of purchase price over fair market value of net
  assets acquired........................................     86,384                      86,384                         86,384
Deposits and other assets................................     29,193                      29,193           7,950(f)
                                                                                                          (5,307)(e)     31,836
                                                            --------     --------       --------       ---------       --------
                                                            $890,921     $(70,190)      $820,731       $  (3,107)      $817,624
                                                            ========     ========       ========       =========       ========
Current Liabilities:
    Accounts payable.....................................   $ 13,124                    $ 13,124                       $ 13,124
    Construction contracts payable.......................      4,493                       4,493                          4,493
    Accrued liabilities..................................     41,374                      41,374                         41,374
    Current obligations under capitalized leases.........      2,002                       2,002                          2,002
    Current maturities of notes payable and long-term
      debt...............................................      8,956                       8,956                          8,956
    Liabilities related to assets held for sale..........      6,837       (6,837)(b)         --                             --
                                                            --------     --------       --------       ---------       --------
        Total current liabilities........................     76,786       (6,837)        69,949              --         69,949
Obligations under capitalized leases, net of current
  maturities.............................................      3,354                       3,354                          3,354
Notes payable and long-term debt, net of current
  maturities.............................................    777,121      (50,000)(a)
                                                                          (13,353)(a)    713,768         374,976(c)
                                                                                                        (373,876)(d)    714,868
Deferred income taxes....................................      5,616                       5,616          (1,472)(e)      4,144
Commitments and Contingencies

Stockholders' Equity:
    Preferred stock, $.01 par value:
      Authorized -- 30,000,000 shares; Issued -- None
      Common stock, $.01 par value: Authorized --
      30,000,000 shares; Issued and
      outstanding -- 20,442,963..........................        204                         204                            204
    Additional paid-in capital...........................     43,265                      43,265                         43,265
    Retained earnings (accumulated deficit)..............    (15,425)                    (15,425)         (2,735)(e)    (18,160)
                                                            --------     --------       --------       ---------       --------
        Total stockholders' equity.......................     28,044           --         28,044          (2,735)        25,309
                                                            --------     --------       --------       ---------       --------
                                                            $890,921     $(70,190)      $820,731       $  (3,107)      $817,624
                                                            ========     ========       ========       =========       ========

              NOTES TO UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

      The following adjustments have been made to the unaudited pro forma condensed balance sheet as of December 31, 2000:

(a) Reflects the proceeds and uses of proceeds related to the Disposition, as follows (in thousands):

Sources:
     Purchase price for the Disposition.....................  $71,833
     Less estimated net working capital adjustment (based on
      assets and liabilities as of December 31, 2000).......     (184)
     Less estimated transaction costs.......................   (1,073)
                                                              -------
     Net sources............................................  $70,576
                                                              =======
Uses:
     Repayment and permanent reduction of available credit
      under the revolving credit facility of the senior
      credit facilities.....................................   25,000
     Repayment and permanent reduction of available credit
      under term loan A of the senior credit facilities.....   25,000
     Repayment of capital leases............................    4,218
     Repayment of other existing indebtedness...............   13,353
     Additional working capital.............................    3,005
                                                              -------
                                                              $70,576
                                                              =======

(b) Reflects the assets and liabilities to be sold in the Disposition.

(c) Reflects the proceeds of the $380 million of senior subordinated notes from the offering, net of debt issuance costs and original issue discount. A portion of the debt issuance costs related to the senior subordinated credit facility and the senior credit facilities, as well as the prepayment fees related to the two term loans (see Note (d)), were refunded upon completion of this offering.

(d) Reflects the use of proceeds of the senior subordinated notes from the offering to repay the senior subordinated credit facility, repay a portion of two of the three term loans (including prepayment fees) and permanently reduce these term loans, and repay a portion of the revolving credit facility.

(e) Reflects (1) the extraordinary loss on the repayment of the senior subordinated credit facility related to the write-off of unamortized debt issuance costs, and (2) the prepayment fees related to the term loans, including related tax effects at the 35% statutory tax rate. Debt issuance costs have also been reduced for refunds of certain fees related to the senior credit facilities.

(f) Reflects the debt issuance costs associated with the offering of the old notes.

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                           PRO FORMA
                                            MISSOURI      ADJUSTMENTS                    PRO FORMA FOR      PRO FORMA
                                           PROPERTIES       FOR THE        PRO FORMA     ACQUISITIONS,     ADJUSTMENTS
                                           HISTORICAL     ACQUISITIONS    ADJUSTMENTS     DISPOSITION        FOR THE
                             AMERISTAR    (TO DECEMBER    AND RELATED       FOR THE       AND RELATED    ISSUANCE OF THE
                             HISTORICAL     20, 2000)      FINANCINGS     DISPOSITION     FINANCINGS        OLD NOTES
                             ----------   -------------   ------------    -----------    -------------   ---------------
Revenues:
    Casino.................   $286,438      $282,101                       $ (47,145)(g)   $521,394
    Food and beverage......     53,653        30,565                         (15,746)(g)     68,472
    Rooms..................     18,121         8,794                          (4,059)(g)     22,856
    Other..................     12,018         6,827                          (1,556)(g)     17,289
                              --------      --------        --------       ---------       --------         --------
                               370,230       328,287              --         (68,506)       630,011               --
    Less: Promotional
      allowances...........     28,224        11,330                          (6,462)(g)     33,092
                              --------      --------        --------       ---------       --------         --------
    Net revenues...........    342,006       316,957              --         (62,044)       596,919               --
                              --------      --------        --------       ---------       --------         --------
Operating Expenses:
    Casino.................    134,948       152,756                         (25,571)(g)    262,133
    Food and beverage......     35,135        27,349                         (12,442)(g)     50,042
    Rooms..................      6,944         2,904                          (1,608)(g)      8,240
    Other..................     12,257         3,047                          (1,133)(g)     14,171
    Selling, general and
      administrative.......     90,416        48,746          (1,366)(a)     (15,099)(g)    122,697
    Depreciation and
      amortization.........     27,784        17,923            (859)(b)      (6,281)(g)
                                                               5,016(c)                      43,583
    Impairment loss on
      assets held for
      sale.................     57,153            --                         (57,153)(g)         --
                              --------      --------        --------       ---------       --------         --------
        Total operating
          expenses.........    364,637       252,725           2,791        (119,287)       500,866               --
                              --------      --------        --------       ---------       --------         --------
    Income (loss) from
      operations...........    (22,631)       64,232          (2,791)         57,243         96,053               --
Other Income (Expense):
    Interest income........        161                                            --            161
    Interest expense.......    (28,316)      (40,742)        (78,826)(d)         430(g)
                                                              25,319(e)        3,908(h)
                                                              40,742(f)                     (77,485)         (40,595)(i)
                                                                                                              42,950(j)
    Other..................       (942)        1,294                             482(g)         834
                              --------      --------        --------       ---------       --------         --------
                               (29,097)      (39,448)        (12,765)          4,820        (76,490)           2,355
                              --------      --------        --------       ---------       --------         --------
Income (loss) before income
  tax provision (benefit)
  and extraordinary item...    (51,728)       24,784         (15,556)         62,063         19,563            2,355
    Income tax provision
      (benefit)............    (17,981)        6,875          (5,445)(k)      21,027(g)
                                                                                 701(k)       5,177              824(k)
                              --------      --------        --------       ---------       --------         --------
Income (loss) before
  extraordinary item.......   $(33,747)     $ 17,909        $(10,111)      $  40,335       $ 14,386         $  1,531
                              ========      ========        ========       =========       ========         ========
Earnings (loss) per share
  before extraordinary
  item:
    Basic..................   $  (1.65)                                                    $   0.71
                              ========                                                     ========
    Diluted................   $  (1.65)                                                    $   0.71
                              ========                                                     ========
Basic shares outstanding...     20,401                                                       20,401
                              ========                                                     ========
Diluted shares
  outstanding..............     20,401                                                       20,401
                              ========                                                     ========


                              PRO FORMA
                             AS ADJUSTED
                             -----------
Revenues:
    Casino.................   $521,394
    Food and beverage......     68,472
    Rooms..................     22,856
    Other..................     17,289
                              --------
                               630,011
    Less: Promotional
      allowances...........     33,092
                              --------
    Net revenues...........    596,919
                              --------
Operating Expenses:
    Casino.................    262,133
    Food and beverage......     50,042
    Rooms..................      8,240
    Other..................     14,171
    Selling, general and
      administrative.......    122,697
    Depreciation and
      amortization.........
                                43,583
    Impairment loss on
      assets held for
      sale.................         --
                              --------
        Total operating
          expenses.........    500,866
                              --------
    Income (loss) from
      operations...........     96,053
Other Income (Expense):
    Interest income........        161
    Interest expense.......
                               (75,130)
    Other..................        834
                              --------
                               (74,135)
                              --------
Income (loss) before income
  tax provision (benefit)
  and extraordinary item...     21,918
    Income tax provision
      (benefit)............
                                 6,001
                              --------
Income (loss) before
  extraordinary item.......   $ 15,917
                              ========
Earnings (loss) per share
  before extraordinary
  item:
    Basic..................   $   0.78
                              ========
    Diluted................   $   0.78
                              ========
Basic shares outstanding...     20,401
                              ========
Diluted shares
  outstanding..............     20,401
                              ========

             UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                        PRO FORMA
                                                       ADJUSTMENTS                    PRO FORMA FOR      PRO FORMA
                                                         FOR THE        PRO FORMA     ACQUISITIONS,     ADJUSTMENTS
                                           MISSOURI    ACQUISITIONS    ADJUSTMENTS     DISPOSITION        FOR THE
                             AMERISTAR    PROPERTIES   AND RELATED       FOR THE       AND RELATED    ISSUANCE OF THE     PRO FORMA
                             HISTORICAL   HISTORICAL    FINANCINGS     DISPOSITION     FINANCINGS        OLD NOTES       AS ADJUSTED
                             ----------   ----------   ------------    -----------    -------------   ---------------    -----------
Revenues:
    Casino.................   $247,416    $ 278,554                    $   (38,968)(g)   $ 487,002                        $ 487,002
    Food and beverage......     49,142       31,916                        (13,987)(g)      67,071                           67,071
    Rooms..................     17,257        5,992                         (3,822)(g)      19,427                           19,427
    Other..................     11,089       10,572                         (1,435)(g)      20,226                           20,226
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
                               324,904      327,034             --         (58,212)       593,726                --         593,726
    Less: Promotional
      allowances...........     24,618       12,386                         (5,380)(g)      31,624                           31,624
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
    Net revenues...........    300,286      314,648             --         (52,832)       562,102                --         562,102
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
Operating Expenses:
    Casino.................    114,357      153,791                        (23,122)(g)     245,026                          245,026
    Food and beverage......     33,207       21,238                        (11,313)(g)      43,132                           43,132
    Rooms..................      6,372        1,636                         (1,654)(g)       6,354                            6,354
    Other..................     10,203        3,885                           (929)(g)      13,159                           13,159
    Selling, general and
      administrative.......     86,142       63,980         (1,118)(a)     (15,387)(g)     133,617                          133,617
    Depreciation and
      amortization.........     24,460       29,105           (883)(b)      (7,515)(g)
                                                             5,160(c)                      50,327                            50,327
    Impairment loss on
      assets held for
      sale.................         --      125,732                             --        125,732                           125,732
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
    Total operating
      expenses.............    274,741      399,367          3,159         (59,920)       617,347                --         617,347
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
    Income (loss) from
      operations...........     25,545      (84,719)        (3,159)          7,088        (55,245)               --         (55,245)
Other Income (Expense):
    Interest income........        300           --                                           300                               300
    Interest expense.......    (24,449)     (47,474)       (80,684)(d)         513(g)
                                                            21,421(e)        4,075(h)
                                                            47,474(f)                     (79,124)          (42,307)(i)
                                                                                                             43,800(j)      (77,631)
    Other..................       (851)        (117)                           205(g)        (763)                             (763)
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
                               (25,000)     (47,591)       (11,789)          4,793        (79,587)            1,493         (78,094)
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
Income (loss) before income
  tax provision (benefit)
  and extraordinary item...        545     (132,310)       (14,948)         11,881       (134,832)            1,493        (133,339)
    Income tax provision
      (benefit)............        340        3,101         (5,232)(k)       3,328(g)
                                                                               693(k)       2,230               523(k)        2,753
                              --------    ---------    -----------     -----------      ---------       -----------       ---------
Income (loss) before
  extraordinary item.......   $    205    $(135,411)   $    (9,716)    $     7,860      $(137,062)      $       970       $(136,092)
                              ========    =========    ===========     ===========      =========       ===========       =========
Earnings (loss) per share
  before extraordinary
  item:
    Basic..................   $   0.01                                                  $   (6.73)                        $   (6.68)
                              ========                                                  =========                         =========
    Diluted................   $   0.01                                                  $   (6.73)                        $   (6.68)
                              ========                                                  =========                         =========
Basic shares outstanding...     20,362                                                     20,362                            20,362
                              ========                                                  =========                         =========
Diluted shares
  outstanding..............     20,362                                                     20,362                            20,362
                              ========                                                  =========                         =========

        NOTES TO UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

      The following pro forma adjustments have been made to the unaudited pro forma condensed statements of operations for the year ended December 31, 2000 and the year ended December 31, 1999:

      (a) Reflects the reduction to rent expense associated with land purchased as part of the Acquisitions.

      (b) Reflects adjustments to depreciation expense as a result in changes in the carrying value of the Missouri properties' property and equipment and leasehold improvements.

      (c) Reflects the amortization of excess of purchase price over fair market value of net assets acquired on a straight-line basis over an estimated useful life of 40 years and the amortization of identified intangible assets (primarily customer lists) on a straight-line basis over an estimated useful life of two years. The excess purchase price over fair market value of net assets acquired is deductible for tax purposes and is amortized over a 15 year period.

      (d) Reflects interest expense from the senior credit facilities and senior subordinated credit facility, including amortization of debt issuance costs.

      (e) Reflects the reduction in interest expense from repaying and terminating the $115 million revolving credit facility, repurchasing the 10.5% senior subordinated notes and repaying other existing indebtedness, including amortization of debt issuance costs.

      (f) Reflects the reduction of the Missouri properties' historical interest expense related to debt not being assumed in the Acquisitions.

      (g) Reflects the historical results of The Reserve Hotel and Casino.

      (h) Reflects the reduction in interest expense related to the permanent reduction of certain borrowings under the senior credit facilities.

      (i) Reflects interest expense on the offering of the old notes, including amortization of debt issuance costs and original issue discount.

      (j) Reflects the reduction of interest expense from repaying the senior subordinated credit facility, including amortization of debt issuance costs, repayment and permanent reduction of a portion of two of the three term loans, and repayment of a portion of the revolving credit facility.

      (k) Reflects the tax effect of the pro forma adjustments using the 35% statutory tax rate, excluding the actual tax effects of the historical results of The Reserve Hotel and Casino referred to in Note (g).

                       SELECTED FINANCIAL AND OTHER DATA

AMERISTAR CASINOS, INC.

      The selected consolidated financial and other data presented below as of and for each of the five years ended December 31, 2000 have been derived from our audited consolidated financial statements. The selected consolidated financial and other data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, and notes thereto, included elsewhere in this prospectus (except for the consolidated financial statements as of and for the years ended December 31, 1996 and 1997, which are not included in this prospectus).


                                                                      FOR THE YEARS ENDED DECEMBER 31, 1999
                                                            ---------------------------------------------------------
                                                              1996        1997        1998        1999        2000
                                                            --------    --------    --------    --------    ---------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA
                                                                              AND FINANCIAL RATIOS)
STATEMENT OF OPERATIONS(1):
Revenues:
    Casino................................................  $161,338    $173,077    $216,319    $247,416    $ 286,438
    Food and beverage.....................................    24,250      30,672      45,853      49,142       53,653
    Rooms.................................................     7,641       9,685      14,201      17,257       18,121
    Other.................................................     7,760       8,275      10,401      11,089       12,018
                                                            --------    --------    --------    --------    ---------
                                                             200,989     221,709     286,774     324,904      370,230
    Less: Promotional allowances..........................    12,524      15,530      22,092      24,618       28,224
                                                            --------    --------    --------    --------    ---------
      Net revenues........................................   188,465     206,179     264,682     300,286      342,006
Operating Expenses:
    Casino................................................    75,685      78,733     103,387     114,357      134,948
    Food and beverage.....................................    16,773      19,784      31,698      33,207       35,135
    Rooms.................................................     2,368       3,130       5,809       6,372        6,944
    Other.................................................     7,054       7,546      10,044      10,203       12,257
    Selling, general and administrative...................    47,758      51,958      75,604      86,142       90,416
    Depreciation and amortization.........................    14,135      16,358      24,191      24,460       27,784
    Impairment loss on assets held for sale...............        --         646          --          --       57,153
    Preopening costs......................................     7,379          --      10,611          --           --
                                                            --------    --------    --------    --------    ---------
        Total operating expenses..........................   171,152     178,155     261,344     274,741      364,637
Income (loss) from operations.............................    17,313      28,024       3,338      25,545      (22,631)
Other Income (Expense):
    Interest income.......................................       354         445         296         300          161
    Interest expense......................................    (8,303)    (12,107)    (22,699)    (24,449)     (28,316)
    Other.................................................       (77)        (35)        (13)       (851)        (942)
                                                            --------    --------    --------    --------    ---------
Income (loss) before income tax provision (benefit).......     9,287      16,327     (19,078)        545      (51,728)
    Income tax provision (benefit)........................     3,390       5,959      (6,363)        340      (17,981)
                                                            --------    --------    --------    --------    ---------
Income (loss) before extraordinary loss...................     5,897      10,368     (12,715)        205      (33,747)
Extraordinary loss on early retirement of debt, net of
  income taxes............................................        --        (673)         --          --      (6,560)
                                                            --------    --------    --------    --------    ---------
Net income (loss).........................................  $  5,897    $  9,695    $(12,715)   $    205    $ (40,307)
                                                            ========    ========    ========    ========    =========
Earnings (loss) per share:
    Income before extraordinary loss, basic and diluted...  $   0.29    $   0.51    $  (0.62)   $   0.01    $   (1.65)
    Net income (loss), basic and diluted..................      0.29        0.48       (0.62)       0.01        (1.98)
OTHER FINANCIAL DATA:
    EBITDA(2).............................................  $ 31,448    $ 45,028    $ 38,140    $ 50,005    $  62,306
    Cash flows from operating activities..................    33,177      33,641      23,123      34,287       38,836
    Cash flows from investing activities..................   (53,746)    (63,417)    (53,863)    (50,048)    (521,206)
    Cash flows from financing activities..................    16,506      32,083      35,918      13,083      503,084
    Capital expenditures..................................    43,087      72,932      32,312      57,590       33,357
    Ratio of earnings to fixed charges(3).................     1.66x       1.69x         N/A(4)    1.00x          N/A(4)
BALANCE SHEET DATA (END OF PERIOD):
    Cash and cash equivalents.............................  $ 10,724    $ 13,031    $ 18,209    $ 15,531    $  36,245
    Total assets..........................................   270,052     336,186     351,773     378,645      890,921
    Total debt (including current maturities).............   164,139     199,623     242,721     250,288      791,433
    Stockholders' equity..................................    70,944      80,639      67,924      68,169       28,044


-------------------------
See footnotes on following page.

(1) The casino at Ameristar Council Bluffs opened in January 1996, portions of the land-based facilities opened in June 1996 and the 160-room hotel opened in November 1996. The remaining land-based facilities opened in February and March 1997. The expanded casino opened in November 1999. The Reserve Hotel and Casino opened in February 1998. The Ameristar Vicksburg hotel opened in June 1998. The expanded casino opened in December 1999. Results for the year ended December 31, 2000 include 11 days of operations at Ameristar Kansas City and Ameristar St. Charles, which were acquired on December 20, 2000.

(2) EBITDA consists of income from operations plus depreciation, amortization, preopening costs and impairment losses. EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of our operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. We have significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as us.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings consists of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consists of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

(4) Earnings were insufficient to cover fixed charges by $20.5 million for the year ended December 31, 1998, including preopening costs of $10.6 million, and $52.6 million for the year ended December 31, 2000, including an impairment loss of $57.2 million.

STATION CASINOS, INC. MISSOURI OPERATIONS

      The selected combined financial and other data of the Station Casinos, Inc. Missouri Operations presented below as of and for the fiscal years ended March 31, 1996, 1997 and 1998, the nine months ended December 31, 1998, and the fiscal year ended December 31, 1999 have been derived from Station Casinos, Inc. Missouri Operations' audited combined financial statements, except for the fiscal years ended March 31, 1996 and 1997, which were based on unaudited combined financial statements. The selected combined financial and other data set forth below should be read in conjunction with the combined financial statements, and notes thereto, included elsewhere in this prospectus (except for the combined financial statements as of and for the fiscal years ended March 31, 1996 and 1997, which are not included in this prospectus).

                                                            FOR THE FISCAL YEARS ENDED       FOR THE NINE    FOR THE FISCAL
                                                                     MARCH 31,               MONTHS ENDED      YEAR ENDED
                                                         ---------------------------------   DECEMBER 31,     DECEMBER 31,
                                                           1996        1997        1998          1998             1999
                                                         ---------   ---------   ---------   -------------   --------------
                                                                                   (IN THOUSANDS)
STATEMENT OF OPERATIONS(1):
Revenues:
    Casino.............................................  $ 123,267   $ 174,873   $ 231,477     $191,499        $ 278,554
    Food and beverage..................................      7,136      19,605      35,682       25,094           31,916
    Rooms..............................................         --       1,158       5,549        4,548            5,992
    Other..............................................      2,727       8,958      12,300        7,735           10,572
                                                         ---------   ---------   ---------     --------        ---------
                                                           133,130     204,594     285,008      228,876          327,034
    Less: Promotional allowances.......................      3,252       6,763      12,326        9,303           12,386
                                                         ---------   ---------   ---------     --------        ---------
Net revenues...........................................    129,878     197,831     272,682      219,573          314,648
Operating Expenses:
    Casino.............................................     57,840      90,109     140,300      110,411          153,791
    Food and beverage..................................      4,009      13,115      23,754       16,963           21,238
    Rooms..............................................         --         423       1,594        1,252            1,636
    Other..............................................      1,691       3,301       4,011        2,712            3,885
    Selling, general and administrative................     26,711      40,203      64,225       45,615           63,980
    Missouri investigations and fines..................         --          --          --           --               --
    Restructuring charge...............................         --         277          --           --               --
    Depreciation and amortization......................     10,817      14,863      30,772       23,412           29,105
    Preopening expenses................................        752      31,245         133           --               --
    Impairment loss....................................         --          --          --       24,807          125,732
                                                         ---------   ---------   ---------     --------        ---------
Total operating expenses...............................    101,820     193,536     264,789      225,172          399,367
Income (loss) from operations..........................     28,058       4,295       7,893       (5,599)         (84,719)
Other Income (Expense):
    Interest expense, net..............................    (13,746)    (22,044)    (56,059)     (40,740)         (47,474)
    Other..............................................        (24)     (1,291)     (2,468)        (184)            (117)
                                                         ---------   ---------   ---------     --------        ---------
Income (loss) before income tax provision (benefit)....     14,288     (19,040)    (50,634)     (46,523)        (132,310)
    Income tax provision (benefit).....................         --      13,939      13,176        3,010           (3,101)
                                                         ---------   ---------   ---------     --------        ---------
Income (loss) before extraordinary item................     14,288      (5,101)    (37,458)     (43,513)        (135,411)
Extraordinary item -- loss on early retirement of debt,
  net of applicable income tax benefit.................         --          --          --           --               --
                                                         ---------   ---------   ---------     --------        ---------
Net income (loss)......................................  $  14,288   $  (5,101)  $ (37,458)    $(43,513)       $(135,411)
                                                         =========   =========   =========     ========        =========
OTHER FINANCIAL DATA:
    EBITDA(2)..........................................  $  39,627   $  50,403   $  38,798     $ 42,620        $  70,118
    Cash flows from operating activities...............     26,857      37,613     (18,207)       4,868           24,346
    Cash flows from investing activities...............   (126,159)   (341,829)   (108,070)     (15,598)          (6,911)
    Cash flows from financing activities...............    103,543     311,733     124,517       16,672          (15,613)
    Capital expenditures...............................    121,013     354,164      58,044        9,508            6,207
BALANCE SHEET DATA:
    Cash and cash equivalents..........................  $   7,691   $  15,208   $  13,448     $ 19,390        $  21,212
    Total assets.......................................    249,718     625,483     665,856      633,036          482,057
    Total debt (including current maturities)..........    241,017     548,657     673,356      690,028          673,485
  Stockholders' equity (deficit).......................        245        (763)    (38,221)     (81,734)        (217,145)

-------------------------
See footnotes on following page.

(1) The St. Charles property opened in May 1994. In March 2000, all gaming operations at the St. Charles property were moved to the existing barge in response to the new continuous boarding regulations. The Kansas City property opened in January 1997.

(2) EBITDA consists of income from operations plus depreciation, amortization, preopening costs, impairment losses and costs of Missouri investigations and fines incurred by the former owner of the Missouri properties.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis should be read in conjunction with the section "Selected Financial and Other Data" and the consolidated financial statements and related notes included elsewhere in this prospectus.

OVERVIEW

      We are a leading multi-jurisdictional gaming company that owns and operates casinos and related hotel, food and beverage, entertainment and other facilities. On December 20, 2000, we acquired substantially all the assets of two gaming and entertainment facilities located in Kansas City, Missouri and St. Charles, Missouri from subsidiaries of Station Casinos, Inc. On January 29, 2001, in a separate transaction, we sold substantially all the assets of The Reserve Hotel and Casino, located in Henderson, Nevada, to a subsidiary of Station Casinos. As a result of these transactions, we currently own and operate six casino properties in five distinct markets through our wholly owned subsidiaries. Our properties currently consist of the following:

             Ameristar Kansas City, a casino and related hotel and other facilities located seven miles from downtown Kansas City;

             Ameristar Council Bluffs, a riverboat casino and related land-based hotel and other facilities in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska;

             Ameristar St. Charles, a casino and related facilities located on the Missouri River, situated immediately north of the Interstate 70 bridge in the St. Louis metropolitan area;

             Ameristar Vicksburg, a riverboat-themed dockside casino and related land-based facilities, located in Vicksburg, Mississippi; and

             Cactus Petes Resort Casino and The Horseshu Hotel & Casino, two casino-hotels located in Jackpot, Nevada at the Idaho border. See "Business" for additional information regarding our operating properties.

      Certain of our operations are seasonal in nature. In particular, in Jackpot, the months of March through October are the strongest. As a result, the second and third calendar quarters typically produce a disproportionate amount of the income from operations of the Jackpot Properties. In addition, adverse weather conditions may adversely affect the business of the Jackpot Properties, and operations during the winter months typically vary from year to year based on the severity of the winter weather conditions in the northwestern United States. To date, operations in Iowa and Missouri have experienced some seasonality, with the winter months being the slower periods. To date, operations at both Ameristar Vicksburg and The Reserve have not experienced any material seasonality.

      Our quarterly and annual operating results may be affected by competitive pressures, the timing of the commencement of new gaming operations, the amount of preopening costs incurred, charges associated with debt refinancing and/or property acquisition and disposition transactions, construction at existing facilities and general weather conditions. Consequently, our operating results for any quarter or year are not necessarily comparable and may not be indicative of results to be expected for future periods.

RESULTS OF OPERATIONS

      The following table highlights the consolidated cash flow information and results of operations of Ameristar's operating subsidiaries for its principal properties:

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
                                                                 (AMOUNTS IN THOUSANDS)
CONSOLIDATED CASH FLOW INFORMATION:
     Cash flows provided by operations....................  $ 23,123    $ 34,287    $  38,836
     Cash flows used in investing.........................   (53,863)    (50,048)    (521,206)
     Cash flows provided by financing.....................    35,918      13,083      503,084
NET REVENUES:
     Jackpot Properties...................................  $ 54,671    $ 58,294    $  60,314
     Ameristar Vicksburg..................................    68,538      76,930       82,555
     Ameristar Council Bluffs.............................    97,672     112,047      124,631
     The Reserve..........................................    43,578      52,832       62,044
     Ameristar Kansas City................................        --          --        7,986
     Ameristar St. Charles................................        --          --        4,364
     Corporate and other..................................       223         183          112
                                                            --------    --------    ---------
     Consolidated net revenues............................  $264,682    $300,286    $ 342,006
                                                            ========    ========    =========
ADJUSTED OPERATING INCOME (LOSS)(1):
     Jackpot Properties...................................  $  9,638    $ 10,619    $  10,595
     Ameristar Vicksburg..................................    13,562      15,392       16,041
     Ameristar Council Bluffs.............................    17,230      20,714       22,060
     The Reserve..........................................   (16,092)     (7,089)        (168)
     Ameristar Kansas City................................        --          --        1,168
     Ameristar St. Charles................................        --          --          597
     Corporate and other..................................   (10,389)    (14,091)     (15,771)
                                                            --------    --------    ---------
     Consolidated operating income........................  $ 13,949    $ 25,545    $  34,522
                                                            ========    ========    =========
ADJUSTED OPERATING INCOME (LOSS) MARGINS(1):
     Jackpot Properties...................................      17.6%       18.2%        17.6%
     Ameristar Vicksburg..................................      19.8%       20.0%        19.4%
     Ameristar Council Bluffs.............................      17.6%       18.5%        17.7%
     The Reserve..........................................     (36.9%)     (13.4%)        (.3%)
     Ameristar Kansas City................................        --          --         14.6%
     Ameristar St. Charles................................        --          --         13.7%
     Consolidated operating income margin.................       5.3%        8.5%        10.1%
EBITDA(2):
     Jackpot Properties...................................  $ 13,163    $ 13,743    $  14,215
     Ameristar Vicksburg..................................    20,231      21,092       22,945
     Ameristar Council Bluffs.............................    24,322      28,430       32,053
     The Reserve..........................................    (9,519)        426        6,146
     Ameristar Kansas City................................                              1,459
     Ameristar St. Charles................................                                715
     Corporate and other..................................   (10,057)    (13,686)     (15,227)
                                                            --------    --------    ---------
     Consolidated EBITDA..................................  $ 38,140    $ 50,005    $  62,306
                                                            ========    ========    =========

-------------------------
See footnotes on following page.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1998     1999     2000
                                                              ------    -----    -----
                                                               (AMOUNTS IN THOUSANDS)
EBITDA MARGINS(2):
     Jackpot Properties.....................................   24.1%    23.6%    23.6%
     Ameristar Vicksburg....................................   29.5%    27.4%    27.8%
     Ameristar Council Bluffs...............................   24.9%    25.4%    25.7%
     The Reserve............................................  (21.8%)    0.8%     9.9%
     Ameristar Kansas City..................................     --       --     18.3%
     Ameristar St. Charles..................................     --       --     16.4%
     Consolidated EBITDA margin.............................   14.4%    16.7%    18.2%

-------------------------
(1) Adjusted operating income is income from operations (as reported) before The Reserve's preopening costs in 1998 and before the impairment loss on assets held for sale in 2000.

(2) EBITDA consists of income from operations plus depreciation and amortization and impairment loss on assets held for sale. EBITDA Margin is EBITDA as a percentage of net revenues.

       Year Ended December 31, 2000 Versus Year Ended December 31, 1999

      Ameristar experienced an overall growth in net revenues and operating cash flow for the twelve months ended December 31, 2000 compared to 1999. The results of operations for the year ended December 31, 2000 have been significantly impacted by the following events:

      - We completed acquisitions of the Kansas City and St. Charles properties in late December of 2000. The inclusion of 11 days of operations at the two new Missouri properties resulted in an increase to net revenues of $12.4 million for the year-ended December 31, 2000.

      - We also completed significant casino and parking expansions at the Iowa and Mississippi properties in late 1999 and early 2000. In addition, a number of new generation multi-coin slot machines have been installed throughout our properties and the strategic implementation of enhanced marketing programs has been introduced, aimed at increasing revenues and profitability. Our philosophy of reinvesting in our properties is continuing with ongoing renovation and enhancement projects at Ameristar Council Bluffs and Ameristar Vicksburg.

      - We agreed on October 17, 2000 to sell substantially all of the assets of The Reserve Hotel and Casino for approximately $71.8 million. The sale of The Reserve closed in late January 2001. The sale resulted in an impairment loss of $57.2 million, which reduced operating income for the year-ended December 31, 2000. As a result, we reported a $22.6 million loss from operations for the year-ended December 31, 2000 as compared to a $25.5 million income from operations for 1999, despite increases in revenue and cash flows from operations.

      Net revenues for the year ended December 31, 2000 were $342.0 million compared to $300.3 million for 1999, an increase of $41.7 million or 13.9 percent. This growth results from casino and parking expansions at our Iowa and Mississippi properties, the introduction of new generation multi-coin slot machines throughout our properties, the strategic implementation of enhanced marketing programs and the additional revenues provided by the two new Missouri properties. A significant amount of the increase in net revenues was due to the previously mentioned acquisition of the Kansas City and St. Charles properties on December 20, 2000, though each of our properties experiences an increase in revenues.

      Loss from operations (including the impairment loss) for the twelve months ended December 31, 2000 was $22.6 million compared to income from operations of $25.5 million for 1999. Excluding the impairment loss, operations produced an increase in operating income of $9.0 million or 35.3 percent for the twelve months ended December 31, 2000, as compared to the prior year. These increases in operating income prior to the impairment loss resulted primarily from increased revenues at all the properties, partially offset by operating expense increases at the properties (particularly marketing costs) and development costs related to our unsuccessful bid for a gaming license in South St. Louis County, Missouri.

      We incurred an extraordinary loss of $10.0 million ($6.6 million net of tax) for the retirement of our $100 million subordinated notes in December 2000. These notes were retired in connection with the refinancing for the purchase of the Missouri properties.

      We incurred a net loss of $40.3 million for the year-ended December 31, 2000, compared to net income of $0.2 million in 1999. The net loss was a result of the $57.2 million impairment of assets ($37.1 million net of tax) and the $10.0 million ($6.6 million net of tax) extraordinary loss on the retirement of debt. Net income in 2000, prior to these unusual and non-recurring transactions, was $3.4 million compared to net income of $0.2 million in 1999. Earnings per share, prior to these unusual and non-recurring transactions, was $0.17 for 2000 compared to $0.01 for 1999.

      Ameristar Council Bluffs had total net revenues of $124.6 million for the year ended December 31, 2000 compared to $112 million in 1999, an increase of $12.6 million and 11.3 percent. The increase was primarily driven by increased slot revenues, offset slightly by lower table games revenues. The slot increase of $13.9 million is attributable to the addition of the third deck of the boat in late 1999 (which increased the number of gaming positions by approximately 349), having the largest number of new generation multi-coin slot machines in the market, having an aggressive new cash-back program and overall continued growth in the Iowa gaming market. The decrease in table win of $1.4 million from 1999 to 2000 was the result of a
1.6 percentage point decline in table games hold percentage, which more than offset the increase in table drop of $0.9 million.

      Net revenues at Ameristar Vicksburg for the year ended December 31, 2000 was $82.6 million compared to $76.9 million in 1999, an increase of $5.7 million or 7.4 percent. The property experienced an increase in slot revenue of $5.5 million or 9.8 percent. The increase in net revenues is largely due to the casino expansion in the fall of 1999, the implementation of new generation multi-coin slot machines, an increase in slot machine count and improved marketing strategies.

      The Jackpot properties produced net revenues of $60.3 million for the year ended December 31, 2000 compared to $58.3 million in 1999, an increase $2.0 million or 3.4 percent. The increased revenues are primarily attributable to slot machine upgrades and improved marketing programs. Increased slot revenues of $1.9 million over prior year were attributed to enhanced slot product, timely slot conversions and effective marketing programs.

      The Reserve had net revenues for the year ended December 31, 2000 of $62 million, an improvement of $9.2 million or 17.4 percent over the 1999 net revenues of $52.8 million. Slot revenue was the primary component of net revenues, comprising nearly 70 percent of the net revenues for the year. Slot revenue of $43.1 million exceeded the prior year by $7.2 million, or 20.0 percent. This improvement is primarily attributable to the implementation of various strategies to drive revenues and gain market share.

      The company-wide operating expense ratio for 2000 improved to 89.9 percent of net revenues (before the asset impairment loss of $57.2 million in connection with the sale of The Reserve) compared to 91.5 percent of net revenues in 1999. The improvement in this ratio is primarily the result of increased revenues, partially offset by operating expense increases at the properties and corporate office and $1.9 million in development costs related to our unsuccessful bid for a gaming license in South St. Louis County, Missouri.

      Casino costs and expenses for the year ended December 31, 2000 increased $20.6 million or 18.0 percent, from $114.4 million in 1999 to $134.9 million in 2000. As a percentage of casino revenues, casino expenses increased to 47.1 percent in 2000 compared to 46.2 percent in 1999. The increase in casino expenses as a percentage of casino revenues was due to an increase in cash back to players and an aggressive marketing strategy implemented in the second quarter of 2000. This cost increase was partially offset by other efficiencies in casino operations.

      Food and beverage costs and expenses increased $1.9 million to $35.1 million in 2000 compared to $33.2 million in 1999. Food and beverage expense-to-revenue ratio decreased to 65.5 percent in 2000 compared to 67.6 percent in 1999. This improvement is primarily related to improved operational efficiencies experienced during 2000.

      Rooms expenses increased by $0.5 million to $6.9 million in 2000 from $6.4 million in 1999. Room expense-to-revenue ratio increased to 38.3 percent in 2000 compared to 37.0 percent in 1999. The increase is primarily related to increases in payroll and benefits and the addition of the Kansas City property with a 184 room hotel for part of December.

      Selling, general and administrative costs and expenses (including utilities and maintenance and business development costs) increased $4.3 million or 5.0 percent from prior year. The increase was due primarily to $1.9 million in development costs related to our unsuccessful bid for a gaming license in South St. Louis County, Missouri, increases in marketing costs associated with the implementation of an aggressive marketing strategy in the second quarter of 2000, increases in corporate overhead related to increased corporate staffing levels and increases in employee compensation at Ameristar Council Bluffs, Ameristar Vicksburg and the Jackpot Properties, partially offset by a decrease in such costs at The Reserve.

      Depreciation expenses of $27.8 million for 2000 represented an increase of $3.3 million over 1999. The increases are attributed to the addition of the Missouri properties along with the new third deck and parking garage at Council Bluffs and improvements at the Vicksburg facilities.

      Interest expense, net of capitalized interest of $1.4 million in 2000 and $0.6 million in 1999, was $28.3 million for the year ended December 31, 2000 compared to $24.4 million in 1999, an increase of $3.9 million or 15.8 percent. The increased interest expense relates primarily to increased debt incurred to finance construction of the third deck and parking garage at Council Bluffs and the casino expansion at Vicksburg and the purchase of Kansas City and St. Charles properties in December. In addition, our average borrowing rate was 10.6 percent in 2000 compared to 9.8 percent in 1999, reflective of higher interest rates in the general economy throughout much of 2000. Interest was capitalized on borrowings for construction related to Ameristar Vicksburg, Ameristar Council Bluffs and Ameristar St. Charles after the December 20, 2000 acquisition.

      Our effective tax benefit on losses was 34.8% in 2000 and the effective tax rate on income was 62.4% in 1999 (versus the Federal statutory rate of 35%). The differences from the statutory rates are due to the effects of certain expenses incurred by us, which are not deductible for Federal income tax purposes.

       Year Ended December 31, 1999 Versus Year Ended December 31, 1998

      Ameristar Council Bluffs had total net revenues of $112.0 million for the year ended December 31, 1999 compared to $97.7 million in 1998, an increase of
14.7 percent. The increase is attributed to the popularity of, and the resulting increased revenues from, the enhanced slot product placed in service during the fourth quarter of 1998 and the first quarter of 1999, the completion of the third level casino expansion in the fourth quarter of 1999, which increased the number of gaming positions by approximately 400, as well as continued growth in the gaming market.

      Net revenues for Ameristar Vicksburg were $76.9 million for the year ended December 31, 1999 compared with $68.5 million for the prior year, an increase of
12.2 percent. This increase in revenues in 1999 compared to 1998 is due primarily to an increase in slot revenue and an increase in hotel revenue from a full year of operating the new hotel facility. The hotel contributed $2.8 million in net revenues for 1999 compared to $1.3 million for 1998 when it was opened for a partial year beginning in June 1998. Management believes Ameristar Vicksburg will continue to experience growth due to its superior hotel, casino and restaurant facilities relative to the competing properties in the Vicksburg market.

      The Jackpot Properties produced net revenues of $58.3 million for the year ended December 31, 1999 compared to $54.7 million in the prior year, an increase of 6.6 percent. The improvement was due primarily to an increase in casino revenues resulting from a higher hold percentage on table games and upgrades to the slot product.

      The Reserve produced net revenues of $52.8 million for the year ended December 31, 1999 compared to revenues of $43.6 million in the 325 days in 1998 following its opening, an increase of 21.2 percent. In addition to the additional days open in 1999, the increase in revenue was attributable to increased direct-mail marketing and other marketing programs. As a result of these programs, The Reserve generated improved play from both slot machines and table games and increased its hotel occupancy rate. We are continuing to seek further operating improvement for additional revenue enhancement.

      The company-wide operating expense ratio for 1999 improved to 91.5 percent of net revenues compared to 98.7 percent of net revenues in 1998 (94.7 percent before The Reserve preopening costs). The improvement in this ratio is primarily the result of the improved operating performance at The Reserve, partially offset by an increase in corporate overhead related to increased corporate staffing levels and development costs, and the greater centralization of certain management functions.

      Casino costs and expenses for the year ended December 31, 1999 increased by $11.0 million or 10.6 percent to $114.4 million from $103.4 million in 1998. As a percentage of casino revenues, casino expenses decreased to 46.2 percent in 1999 compared to 47.8 percent in 1998. The decrease was due primarily to the improved performance of The Reserve casino operations compared to the startup operational inefficiencies experienced in the prior year, partially offset by a slight increase in casino expenses at Ameristar Council Bluffs relating to increases in employee compensation and benefits.

      Food and beverage costs and expenses increased $1.5 million to $33.2 million in 1999 compared to $31.7 million in 1998 primarily due to increased revenue. Food and beverage expense-to-revenue ratio decreased to 67.5 percent in 1999 compared to 69.1 percent in 1998. This improvement is primarily related to the improved operational efficiencies experienced during 1999 at The Reserve.

      Rooms expenses increased by $0.6 million to $6.4 million in 1999 from $5.8 million in 1998. The increase was primarily due to increases in costs resulting from a full year of operations of the hotels in Vicksburg and at The Reserve, compared to a partial year of operations at both properties in 1998.

      Selling, general and administrative costs and expenses (including utilities and maintenance and business development costs) increased $10.5 million or 13.9 percent from 1998 to 1999. The increase was due primarily to an increase in corporate overhead related to increased corporate staffing levels and future business development costs and increases in marketing costs and employee compensation at Ameristar Council Bluffs, Ameristar Vicksburg and the Jackpot Properties, partially offset by a decrease in such costs at The Reserve.

      Depreciation expense increased $0.3 million or 1.1 percent from 1998 to 1999 as our depreciable base increased by including The Reserve and the Ameristar Vicksburg hotel for the entire year, partially offset by certain five-year assets in Vicksburg that are now fully depreciated and are no longer included in depreciation expense in 1999.

      Interest expense, net of capitalized interest of $1.4 million in 1998 and $0.6 million in 1999, increased $1.8 million or 7.7 percent from 1998 to 1999. This increase primarily reflects the additional debt incurred to finance our various expansion projects (such as adding a third level to the casino at Ameristar Council Bluffs, completing restaurant and meeting room enhancements at The Reserve, and completing an expansion to the casino, remodeling restaurants and completing other site improvements at Ameristar Vicksburg) and higher interest rates on those borrowings. With the opening of The Reserve in February 1998 and the Ameristar Vicksburg Hotel in June 1998, the capitalization of interest on funds borrowed to construct these projects was discontinued. Interest was capitalized on borrowings for construction related to Ameristar Vicksburg and Ameristar Council Bluffs improvements during 1999. Our average borrowing rate was 9.8 percent in 1999 compared to 10.3 percent in 1998. The borrowing rate decreased due to the favorable effect of lower interest rates during the first half of 1999.

      Our effective tax rate on income was 62.4% in 1999 and the tax benefit on losses was 33.4% in 1998 versus the Federal statutory rate of 34% and 35%, respectively. The differences from the statutory rates are due to the effects of certain expenses incurred by us that are not deductible for Federal income tax purposes. The total of these expenses did not vary significantly between periods, however the lower absolute level of income before taxes in 1999 caused a greater impact to the effective tax rate for 1999.

       Year Ended December 31, 1998 Versus Year Ended December 31, 1997

      Ameristar Council Bluffs had total net revenues of $97.7 million in 1998 compared to $87.8 million in 1997, an increase of 11.3 percent. This represents growth in the market share of Ameristar Council Bluffs and in the Council Bluffs gaming market in general.

      Net revenues for Ameristar Vicksburg were $68.5 million for the year ended December 31, 1998 compared with $64.0 million for the prior year, an increase of
7.0 percent. This increase in revenues in 1998 compared to 1997 is due to an increase in casino revenue of $3.4 million and a $1.1 million increase in hotel revenue due to the new hotel facility. Management believes Ameristar Vicksburg maintained and will continue to hold its leading position in the Vicksburg market through effective promotional strategies and by continuing to provide customers with superior service and quality gaming and non-gaming products.

      The Jackpot Properties produced stable net revenues of $54.7 million and $54.5 million for the years ended December 31, 1998 and 1997, respectively. A
2.0 percent increase in casino revenue in 1998 was offset by minimal decreases in food and beverage, rooms and other revenues.

      The Reserve produced net revenues of $43.6 million from its opening on February 10, 1998 to December 31, 1998.

      The operating expense ratio for 1998 increased to 98.7 percent (94.7 percent before preopening) compared to 86.4 percent of net revenues in 1997. The increase in this ratio is primarily a result of the initial operating performance of The Reserve. Excluding the $34.6 million of revenues and $70.3 million in operating expenses at The Reserve, operating expenses were 86.4 percent of net revenue, which is comparable to 1997.

      Casino costs and expenses increased by $24.7 million or 31.3 percent from $78.7 million in 1997 to $103.4 million in 1998. As a percentage of casino revenues, casino expenses increased to 47.8 percent in 1998 compared to 45.5 percent in 1997. The majority of the increase in expense ($19.4 million) was associated with the opening of The Reserve and an increase of $4.6 million in expenses at Ameristar Council Bluffs associated with additional gaming revenue of $8.4 million.

      Food and beverage costs and expenses increased $11.9 million in 1998 compared to 1997 primarily due to the opening of The Reserve and partially offset by improvements in this area at the Jackpot Properties and Ameristar Vicksburg. Food and beverage expense-to-revenue ratio increased to 69.1 percent in 1998 compared to 64.5 percent in 1997. This increase is directly related to the startup operational inefficiencies experienced in 1998 at The Reserve.

      Rooms expenses increased by $2.7 million to $5.8 million in 1998 from $3.1 million in 1997. The increase was the result of seven months of operations of the new hotel in Vicksburg and almost 11 months of operations at The Reserve.

      Selling, general and administrative costs and expenses (including utilities and maintenance and business development costs) increased $23.6 million or 45.5 percent from 1997 to 1998. Most of the increase was a result of the opening of The Reserve and additional expenses associated with salaries, marketing and professional fees at the corporate level.

      Depreciation expense increased $7.8 million or 47.9 percent from 1997 to 1998 as our depreciable base increased with the opening of The Reserve and the Ameristar Vicksburg hotel.

      Preopening costs of $10.6 million were expensed during 1998 related to the opening of The Reserve.

      Interest expense, net of capitalized interest of $4.7 million in 1997 and $1.4 million in 1998, increased $10.6 million or 87.5 percent from 1997. This increase primarily reflects the additional debt outstanding to finance our expansion and higher interest rates on those borrowings. With the opening of The Reserve in February 1998 and the Ameristar Vicksburg Hotel in June 1998, the capitalization of interest on funds borrowed to construct these projects was discontinued. Subsequent interest costs were reflected as an expense on the statement of operations rather than as an additional cost of the projects on the balance sheet. Interest was capitalized on borrowings to construct The Reserve and the Ameristar Vicksburg hotel during 1997 and 1998 until the projects commenced operations. Our average borrowing rate was 10.3% in 1998 compared to 9.9% in 1997. The borrowing rate increased due to the issuance of $100 million in 10.5% senior subordinated notes in mid-1997 and an increase in LIBOR.

      Our effective tax rate on income was 36.5% in 1997 and the tax benefit on losses was 33.4% in 1998 versus the Federal statutory rate of 35%. The differences from the statutory rates are due to the effects of certain expenses incurred by us that are not deductible for Federal income tax purposes.

LIQUIDITY AND CAPITAL RESOURCES

      Cash flows provided by operating activities were $38.8 million, $34.3 million and $23.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increases in 2000 and 1999 were due primarily to the increase in operating income from improved operations at all of our properties. Cash flows used in investing activities were $521.2 million, $50.0 million and $53.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The acquisitions of Ameristar Kansas City and Ameristar St. Charles in December 2000 utilized approximately $487 million in cash.

      During the year ended December 31, 2000, we made capital expenditures of $33.4 million, comprised of $13.1 million related to expansion and remodeling projects at Ameristar Council Bluffs (including the completion of the 1,000 space parking garage), $11.7 million in remodeling projects and equipment at Ameristar Vicksburg, and other capital expenditures for equipment and maintenance at each of our properties. Capital expenditures for the year ended December 31, 1999 were approximately $57.6 million, consisting of approximately $26.9 million at Ameristar Council Bluffs including adding a third deck to the casino and constructing the parking garage, $16.6 million at Ameristar Vicksburg including expanding the casino, remodeling restaurants and other site improvements, and other capital expenditures for remodeling and land purchases at The Reserve and maintenance projects at the Jackpot Properties. In 1998, we made capital expenditures of $32.3 million, primarily related to the completion of The Reserve and the hotel at Ameristar Vicksburg.

      Cash flows provided by financing activities were $503.1 million, $13.1 million and $35.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. In December 2000, we refinanced substantially all of its long-term debt and borrowed funds for the acquisitions of Ameristar Kansas City and Ameristar St. Charles, as described more fully below. Cash flows from financing activities decreased from $35.9 million in 1998 to $13.1 million in 1999 as a result of a reduced amount of borrowings required to fund capital expenditure projects. Borrowings in 1998 related primarily to the completion of The Reserve and the hotel at Ameristar Vicksburg.

      On December 20, 2000, we refinanced substantially all our long-term debt through $575 million of new senior credit facilities with a group of lenders led by affiliates of Deutsche Bank AG and a $300 million senior subordinated credit facility with a group of lenders also led by affiliates of Deutsche Bank AG. In connection with the refinancing, we repurchased $100 million in aggregate principal amount of our 10.5% Senior Subordinated Notes due 2004 and repaid and terminated our previous $115 million revolving credit facility and approximately $30.2 million of other indebtedness.

      On January 29, 2001, we completed the sale of The Reserve to Station Casinos for $71.8 million. The proceeds of the sale were used (1) to partially repay and permanently reduce the revolving loan commitment and the term loan A under our senior credit facilities by a total of $50 million, (2) to repay revolving loans under our senior credit facilities (which may be reborrowed), and (3) to repay certain indebtedness associated with the assets sold in the transaction. On February 2, 2001, we issued $380 million in aggregate principal amount of our old 10 3/4% Senior Subordinated Notes due 2009. The net proceeds of the offering of the old notes were used (1) to repay the $300 million in principal amount outstanding under our senior subordinated credit facility and accrued interest thereon, (2) to partially repay and permanently reduce the term loan B and the term loan C under our senior credit facilities by a total of $50 million, (3) to repay revolving loans under our senior credit facilities (which may be reborrowed) and (4) for working capital purposes. Thus, we currently have $475 million of senior credit facilities as follows:

      - $75 million revolving credit facility maturing in 2005 ($25 million of which is dedicated to the completion of the St. Charles expansion and will be available for general working capital purposes thereafter);

      - $75 million revolving credit/term loan facility maturing in 2005 (dedicated to the completion of the St. Charles expansion);

      -     $50 million term loan A maturing in 2005;

      -     $148.1 million term loan B maturing in 2006; and

      -     $126.9 million term loan C maturing in 2007.

      The senior credit facilities bear interest at variable interest rates based on LIBOR (for Eurodollar loans) or the prime rate (for base rate loans) plus a margin. For the revolving credit facility, the revolving credit/term facility and the term loan A, the margin is based on our leverage ratio, which is the ratio of our consolidated debt to latest twelve months EBITDA, as defined, and ranges from 1.50% to 3.25% in the case of Eurodollar loans and from 0.50% to 2.25% in the case of base rate loans. For the term loan B and the term loan C, the margins are fixed at 3.75% and 4.00%, respectively, in the case of Eurodollar loans, and at 2.75% and 3.00%, respectively, in the case of base rate loans. The senior credit facilities contain certain affirmative and negative covenants, including promises to maintain certain financial ratios and tests within defined parameters, including a fixed charge coverage ratio test and senior and total debt ratio tests, as defined.

      We have entered into an interest rate collar agreement to manage interest expense which is subject to fluctuation due to the variable-rate nature of the debt under our senior credit facilities. Under the agreement, which covers $50.0 million of borrowings under the senior credit facilities, we have a LIBOR floor rate of 5.39 percent and a LIBOR ceiling rate of 6.75 percent, plus the applicable margin. In 1999, we paid approximately $49,000 in additional interest as a result of this agreement. We did not incur any additional interest in connection with this agreement in 2000. The agreement terminates on June 30, 2003. We continue to monitor interest rate markets and expect to enter into interest rate collar or swap agreements for additional amounts of principal under our senior credit facilities as market conditions warrant.

      Our $380 million old 10 3/4% Senior Subordinated Notes due 2009 were issued by Ameristar on February 2, 2001 and are guaranteed by each of our subsidiaries. The old notes are unsecured senior subordinated obligations of Ameristar and rank junior to all of our existing and future senior debt, including borrowings under our senior credit facilities. The guarantees by our subsidiaries are unsecured senior subordinated obligations of each of our subsidiaries and rank junior to all existing and future senior debt of our subsidiaries, including guarantees of borrowings under our senior credit facilities. The old notes may be redeemed by us on or after February 15, 2006 in accordance with their terms and include certain affirmative and negative covenants, including limitations on our ability to incur additional debt.

      The old 10 3/4% senior subordinated notes were issued by Ameristar, and all of Ameristar's current subsidiaries (the "Guarantors") have jointly and severally, and fully and unconditionally, guaranteed the old notes. Each of the Guarantors is a wholly owned subsidiary of Ameristar, and the Guarantors constitute all of Ameristar's direct and indirect subsidiaries. Ameristar is a holding company with no operations or material assets independent of those of the Guarantors, other than its investment in the Guarantors, and the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to our assets, liabilities, earnings and equity on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because, in the opinion of management, such information is not material to investors. Other than customary restrictions imposed by applicable corporate statutes, there are no restrictions on the ability of the Guarantors to transfer funds to Ameristar in the form of cash dividends, loans or advances.

      We exercised purchase options on two parcels of land at the Ameristar Vicksburg site in 2000. Both purchases were financed primarily with promissory notes issued to the sellers totaling $5.8 million with principal repayments of $250,000 in 2001, $1.2 million in 2010 and $4.3 million in 2024. Each promissory note is payable in monthly installments and bears interest at various rates, approximating 10.0% at December 31, 2000.

      During the third quarter of 2000, we entered into four-year capital lease agreements and purchase money financing arrangements to acquire slot machines in the amounts of approximately $1.0 million at Cactus Petes and approximately $4.5 million at Ameristar Vicksburg at an interest rate of approximately 10.4%. In addition, in the fourth quarter of 2000, we entered into purchase money financing arrangements for slot machines and other equipment in the amount of approximately $1.6 million at Ameristar Council Bluffs, approximately $0.6 million at Cactus Petes and approximately $0.4 million at Ameristar Vicksburg.

      In addition to the capital requirements mentioned above, Ameristar St. Charles will incur costs related to the expansion of the property. Our current plans call for us to invest approximately $110 million to complete an expansion at Ameristar St. Charles, in which the former owner invested approximately $169 million prior to our acquisition of the property. Following the completion of the St. Charles expansion, the property will have available for future expansion up to an additional 70,000 square feet of gaming space and approximately 65,000 square feet of additional space in the land-based pavilion, each of which will require only interior build-out for completion. In 2001, we expect to complete an approximate $7.4 million renovation and enhancement project at Ameristar Council Bluffs and an approximately $10.0 million renovation and enhancement project at Ameristar Vicksburg.

      We historically have funded our daily operations through net cash provided by operating activities and our significant capital expenditures primarily through bank debt and other debt financing. We believe that our cash flow from operations, cash and cash equivalents and availability under our senior credit facilities will support our operations and liquidity requirements, including capital expenditure plans, for the foreseeable future. While we have availability under our senior credit facilities to fund up to $100 million of the St. Charles expansion costs, we expect to finance a significant portion of these costs from our cash flows from operations. As a result, we do not expect to draw the full amount dedicated under our senior credit facilities to complete the St. Charles expansion. At March 15, 2001, we had $123.6 million of available borrowing capacity under our senior credit facilities, including the $100 million dedicated to the St. Charles expansion.

      We have not declared any dividends on our common stock during the last three fiscal years, and we intend for the foreseeable future to retain all earnings for use in the development of our business instead of paying cash dividends. In addition, as described above, the senior credit facilities include covenants that may restrict or prohibit the payment of dividends.

RECENTLY ISSUED ACCOUNTING STANDARDS

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," which we will adopt in the first quarter of 2001. Because of our limited use of derivative instruments to hedge interest rate risk on a portion of our variable rate debt, the adoption of SFAS No. 133 will not have a significant impact on our results of operations or financial position. We continue to monitor interest rate markets and expect to enter into interest rate collar or swap agreements for additional amounts of principal under our senior credit facilities as market conditions warrant. We will account for any such agreements in accordance with SFAS No. 133.

      In November 2000, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on EITF 00-14, "Accounting for Certain Sales Incentives." EITF 00-14 requires that discounts which result in a reduction in or refund of the selling price of a product or service in a single exchange transaction be recorded as a reduction of revenues. We will adopt EITF 00-14 in the second quarter of 2001, including reclassifying prior period amounts for programs where we offer customers "free plays" or coupons for gaming activity. The amount of "free plays" and coupons to date has not been significant. Our accounting policy related to free or discounted rooms, food and beverage and other services already complies with EITF 00-14.

      In February 2001, the EITF reached a partial consensus on EITF 00-22, "Accounting for "Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future." The consensus requires that vendors recognize the cash rebate or refund obligation associated with time- or volume-based cash rebates as a reduction of revenue based on a "systematic and rational allocation of the cost of honoring rebates or refunds earned and claimed to each of the underlying revenue transactions that result in progress by the customer toward earning the rebate or refund." The liability for such obligations should be based on the estimated amount of rebates or refunds to be ultimately earned, including an estimation of "breakage" if it can be reasonably estimated. The consensus is applicable beginning in the first quarter of 2001.

      Our players' clubs allow customers to earn certain complimentary services and/or cash rebates based on the volume of the customers' gaming activity. We currently account for our players' clubs in accordance with EITF 00-22, except that we record the charge for progress towards the complimentary services/cash rebates as a casino department expense instead of a reduction of revenue. We will change the classification for these charges, which totaled $7.9 million in the year ended December 31, 2000, in the first quarter of 2001, including reclassifying prior period amounts.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Except for certain long-term debt outstanding at December 31, 2000 in the aggregate amount of $477.3 million (collectively, the "Variable Rate Debt"), all of our other long-term debt bears interest at fixed rates. The Variable Rate Debt bears interest equal to LIBOR (in the case of Eurodollar loans) or the prime interest rate (in the case of base rate loans), plus an applicable margin. At December 31, 2000, the average interest rate applicable to the Variable Rate Debt was 12.1%. An increase of one percentage point in the average interest rate applicable to the Variable Rate Debt outstanding at December 31, 2000, would increase our annual interest costs by approximately $4.8 million. We entered into an interest rate collar agreement with WFB to manage the effects of fluctuations in the interest rate applicable to up to $50.0 million in LIBOR draws prorated under the revolving credit/term facility and the term loan A.

      Although we manage our short-term cash assets with a view to maximizing return with minimal risk, we do not invest in market rate sensitive instruments for trading or other purposes and we are not exposed to foreign currency exchange risks or commodity price risks in our portfolio transactions.

                                    BUSINESS

      We are a leading multi-jurisdictional gaming company that owns and operates casinos and related hotel and entertainment facilities with six properties in operation in Missouri, Iowa, Mississippi and Nevada. All of our principal operations are conducted through wholly owned subsidiaries of Ameristar. Our properties are:

      Ameristar Kansas City: Ameristar Kansas City is a casino and related hotel and other facilities located seven miles from downtown Kansas City. The casino opened in 1997 and is the newest and largest gaming facility in the Kansas City market. It features an historic Missouri riverboat theme, including a 184-room hotel, approximately 140,000 square feet of gaming space, 3,294 slot machines and 161 table games. Ameristar Kansas City offers a fully-integrated gaming, dining, lodging and entertainment experience in a spacious, land-based atmosphere specifically designed to attract customers from the greater Kansas City area, as well as strong visitor and overnight markets. Ameristar Kansas City was recently named the top tourist attraction in Missouri by a local Kansas City magazine.

      Ameristar Council Bluffs: Ameristar Council Bluffs is a riverboat casino and related land-based hotel and other facilities located in Council Bluffs, Iowa across the Missouri River from Omaha, Nebraska. We designed and operate Ameristar Council Bluffs as a destination resort to serve as the entertainment centerpiece for the region. The property currently features 444 hotel rooms, approximately 38,500 square feet of gaming space, 1,480 slot machines and 46 table games. In 1999, Ameristar Council Bluffs was awarded the prestigious Four-Diamond designation from the AAA and is the only riverboat property in the nation to carry such designation.

      Ameristar St. Charles: Ameristar St. Charles is a casino and entertainment facility situated immediately north of the Interstate 70 bridge in the St. Louis metropolitan area. The casino complex is strategically located to attract customers from the St. Charles and greater St. Louis area. The casino opened in 1994 and features approximately 45,000 square feet of gaming space, 1,875 slot machines and 40 table games. We intend to continue with a partially-completed expansion of the property that will result in a casino and entertainment facility with at least 70,000 square feet of gaming space, 2,400 slot machines and 60 table games, as well as expanded entertainment facilities. This expansion is expected to be completed in mid-2002.

      Ameristar Vicksburg: Ameristar Vicksburg is a riverboat-themed dockside casino and related hotel and other land-based facilities located in Vicksburg, Mississippi. The casino is located one-quarter mile north of Interstate 20, the main east-west thoroughfare connecting Atlanta and Dallas, approximately 45 miles west of Jackson, Mississippi. We opened Ameristar Vicksburg in 1994 and recently completed a renovation and enhancement of the casino facilities in which we added approximately 1,000 new generation multi-coin slot machines, while also refurbishing much of the non-casino facilities. The property features a 150-room hotel, approximately 39,000 square feet of gaming space, 1,200 slot machines and 50 table games.

      The Jackpot Properties: Cactus Petes Resort Casino and The Horseshu Hotel & Casino are two casino-hotels located in Jackpot, Nevada at the Idaho border. The Jackpot Properties have been operated since 1956 and serve customers primarily from Idaho, Oregon, Washington, Montana, northern California and southwestern Canadian provinces. Together, the Jackpot Properties feature 420 hotel rooms, approximately 28,500 square feet of gaming space, 1,028 slot machines and 29 table games. We market the Jackpot Properties to three separate markets: budget, quality and luxury and the properties offer hotel rooms, food and other amenities at levels that are affordable for each of these customer bases. Cactus Petes is rated a Four-Diamond property by the AAA and has been named "Best Hotel/Resort" in rural Nevada by Nevada Magazine for the last two years.

      The Reserve: In addition to the six properties that we currently own, until January 29, 2001, we owned The Reserve Hotel Casino in Henderson, Nevada, a suburb of Las Vegas. The Reserve features an African safari and big game reserve theme that includes statues of elephants, giraffes and other animals. On January 29, 2001, we sold The Reserve to Station Casinos, Inc. for $71.8 million in cash. See

"Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

BUSINESS AND MARKETING STRATEGIES

      Our business strategy is to: (1) emphasize quality dining, lodging, entertainment and other non-gaming amenities at affordable prices to complement and enhance our gaming operations, (2) promote our properties as entertainment destinations, (3) construct and expand facilities appropriate to individual markets, (4) emphasize courteous and responsive service to develop customer loyalty and (5) utilize marketing programs to promote customer retention. In selecting markets, we seek strong demographics and a favorable competitive environment. We believe this strategy will continue to distinguish us from our competitors, many of whom outside of Las Vegas have not emphasized non-gaming amenities in their operations to the same extent as us. Within markets, we look for sites with attractive, prominent locations and ease of access that will support the size and scope of our development plans.

      Our properties emphasize slot machine play, and we invest on an ongoing basis in new slot equipment to promote customer satisfaction and loyalty. To this end, we added more than 1,000 new generation multi-coin slot machines to our properties in 2000. All of our properties include table games such as blackjack, craps and roulette. In addition, Cactus Petes, Ameristar Vicksburg and the two Missouri properties offer poker and the Jackpot Properties offer keno and sports book wagering. We generally emphasize competitive minimum and maximum betting limits based on each market.

      Our gaming revenues are derived and are expected to continue to be derived from a broad base of customers, and we do not depend upon high-stakes players. We extend credit to our Nevada and Mississippi gaming customers only in limited circumstances and limited amounts on a short-term basis and in accordance with the credit restrictions imposed by gaming regulatory authorities. The Iowa and Missouri gaming statutes prohibit the issuance of casino credit.

      Our marketing strategy is to develop a loyal customer base by promoting the quality of our gaming, leisure and entertainment amenities that emphasize high standards of service and customer satisfaction. We use players clubs at each property to identify and retain preferred players and develop promotions and special events to encourage increased gaming activity by these customers. Our marketing programs also include a number of promotions, designed primarily to increase the frequency of customer visits within local markets, as well as tour and travel promotional packages in certain markets. We use direct mail promotions and a variety of advertising media to market our properties, including print, television, radio, outdoor and internet advertising.

EXPANSION PLANS

       St. Charles Expansion

      We intend to complete an expansion of Ameristar St. Charles that includes a man-made protective basin containing two new gaming vessels, a new retail and entertainment complex featuring an approximately 550-seat buffet, a well-appointed steakhouse and an entertainment lounge. Our current plans provide that upon completion of the expansion, the casino will have approximately 2,400 slot machines and 60 table games in a total of approximately 70,000 square feet of gaming space located on two floors of the gaming vessel and will be similar in design to Ameristar Kansas City. We are considering an alternative design that would further expand the casino among other enhancements. The expansion project will result in the opening of an entirely new gaming and entertainment facility at our St. Charles location and allow us to sell the existing barge facilities or utilize them for alternative purposes.

      Prior to our acquisition of Ameristar St. Charles, the former owner invested approximately $169 million in the expansion project and completed building the protective basin, the porte cochere and the external physical structure of the new gaming vessels and a majority of the structure of the new restaurant and entertainment complex. In June 1997, the former owner of Ameristar St. Charles halted construction on the St. Charles expansion project. We estimate the remaining cost to complete the construction of the expansion project, as currently planned, to be approximately $110 million, including furniture, fixture and equipment costs that we estimate to be approximately $20 million. A substantial portion of the construction materials, equipment and fixtures for the St. Charles expansion were previously purchased by the former owner. Following the completion of the St. Charles expansion, the property will have available for future expansion up to an additional 70,000 square feet of gaming space and approximately 65,000 square feet of additional space in the land-based pavilion, each of which will require only interior build-out for completion. A substantial portion of this future expansion space has already been constructed by the former owner of the property. In addition, a substantial portion of the construction materials, equipment and fixtures for the future casino expansion space has been purchased.

      The construction is not expected to disrupt current operations of the casino gaming facilities because the currently operating gaming facilities are separate from the expansion project. We intend to complete the St. Charles expansion through a guaranteed maximum price construction contract. We plan to finance the construction of the St. Charles expansion with cash flow from operations and borrowings under our senior credit facilities. In connection with the acquisition of the St. Charles property, we assumed the contract with the general contractor for the St. Charles expansion and are negotiating to modify this contract to reflect our design changes. Furthermore, substantially all of the subcontracts for the expansion project remain in effect.

      We believe the St. Charles expansion project fulfills a strategic need in the St. Louis market and that, upon completion of the expansion, Ameristar St. Charles will be the premier gaming facility in the St. Louis market. We anticipate the expansion project will be completed in mid-2002.

       General Expansion Strategy

      We seek to expand our operations through a variety of means, including entering new North American markets created by the legalization of casino gaming, developing new casinos or buying existing casinos in established North American casino gaming markets, expanding through continued growth at our existing properties, and selectively pursuing expansion projects through Native American reservations in North America. Although our preference is to own and operate each of our gaming properties, we also consider expansion opportunities involving management contracts or joint ventures.

      Consistent with our expansion strategy, we recently acquired two properties in Kansas City and St. Charles, Missouri, expanded the casino, remodeled restaurants and added parking at Ameristar Vicksburg and added a third deck to the casino and a parking garage at Ameristar Council Bluffs. We consider enhancement projects for each property on an ongoing basis. In doing so, we evaluate the operating performance of each property, the anticipated relative costs and benefits of the projects under consideration, the availability of cash flow and debt financing to fund capital expenditures and competitive and other relevant factors.

      We believe that our long-term success in our current markets and expanding into new markets will depend in part on our ability to distinguish our operations from those of our competitors. Our strategy of including quality non-gaming amenities in our facilities, such as lodging, dining and entertainment, is intended to provide these competitive distinctions. The scope of non-gaming amenities to be offered at existing properties and future expansion projects will be determined in part by competitive factors within a particular market and the nature of our participation in a particular project. In addition, we believe the selection of attractive expansion markets and quality locations within those markets will continue to be important to our growth. In selecting expansion opportunities, we seek a strong demographic market with a favorable competitive environment and a site in the market with an attractive, prominent location and ease of access that will support the size and scope of our development plans.

PROPERTY PROFILES

      The following table presents selected statistical and other information concerning our properties as of March 15, 2001.

                            AMERISTAR           AMERISTAR           AMERISTAR           AMERISTAR          THE JACKPOT
                           KANSAS CITY       COUNCIL BLUFFS        ST. CHARLES          VICKSBURG          PROPERTIES
                        -----------------   -----------------   -----------------   -----------------   -----------------
Opening Date..........   January 1997        January 1996         May 1994           February 1994          1956
Casino Square Footage
  (approx.)...........     140,000              38,500             45,000               39,000             28,500
Slot Machines.........      3,294               1,480              1,875                 1,200             1,028
Table Games...........       161                  46                 40                   50                 29
Hotel Rooms...........       184                444(1)               --                   150               420
Restaurants/Bars......      15/11                5/6                3/3                   3/4               5/4
Restaurant/Bar Seating
  Capacity............    2,513/379           1,093/191            400/40               564/46            584/120
Guest Parking
  Spaces..............      5,000               3,000              4,000                 1,700             1,030
Other Amenities.......  Kids Quest          Kids Quest          Entertainment       Entertainment       356-Seat
                        Children's          Children's          lounge; Gift shop   lounge; Gift shop   Showroom; Sports
                        Activity            Activity                                                    Book; Keno;
                        Center(2); 1,400-   Center(2);                                                  Meeting Space;
                        seat                Meeting Space;                                              Swimming Pool;
                        Entertainment       Indoor Swimming                                             Gift Shop;
                        Facility,           Pool & Spa;                                                 General Store;
                        18-screen Movie     Exercise                                                    Service Station;
                        Theater(2); Video   Facility; Gift                                              Amusement Arcade
                        Arcade; Gift Shop   Shop; Amusement
                                            Arcade
Operating
  Subsidiary..........  Ameristar Casino    Ameristar Casino    Ameristar Casino    Ameristar Casino    Cactus Pete's,
                        Kansas City, Inc.   Council Bluffs,     St. Charles, Inc.   Vicksburg, Inc.     Inc. ("CPI")
                        ("ACKCI")           Inc. ("ACCBI")      ("ACSCI")           ("ACVI")

-------------------------
(1) Includes 284 rooms operated by affiliates of Kinseth Hospitality Corporation and located on land owned by us and leased to affiliates of Kinseth.

(2) Operated by a third party.

AMERISTAR KANSAS CITY

      Ameristar Kansas City originally opened in January 1997 and we acquired the property in December 2000. The property is a master-planned gaming and entertainment destination facility featuring an historic Missouri riverboat theme and is strategically located to attract customers from the greater Kansas City area, as well as tourists from outside the region. The property is located on approximately 183 acres immediately east of the heavily traveled Interstate 435 bridge, seven miles east of downtown Kansas City. Ameristar Kansas City's marketing programs are specifically designed to effectively target and capture repeat customer demand from the local customer base and also capture the strong visitor and overnight markets. We believe that Ameristar Kansas City has specific advantages relative to other gaming facilities in the region and that it is the premier gaming facility in the Kansas City market. The site is adjacent to the Interstate 435 bridge, which supports an average traffic flow of approximately 88,000 cars per day. Interstate 435 is a six-lane, north-south expressway offering quick and easy accessibility and direct visibility of the site.

      We believe the Ameristar Kansas City facility offers a full Las Vegas-style gaming experience in the Midwest. The Ameristar Kansas City facility features:

      - two permanently docked gaming vessels situated in a man-made protective basin with an historic Missouri riverboat theme,

      - an approximately 140,000 square-foot gaming space with approximately 3,294 slot and video poker machines and 161 table games, including a poker room,

      -     a land-based 184-room hotel and 5,000 parking spaces, and

      - a land-based entertainment center with seven full-service restaurants, several fast-food outlets, eleven bars and lounges, a 1,400-seat Grand Pavilion, a Kid's Quest child-care facility, an 18-screen movie theater complex, a 5,700-square foot non-gaming video arcade and a gift shop.

      Ameristar Kansas City's restaurants offer a variety of high-quality food at reasonable prices. Restaurants include an all-you-can-eat live action buffet featuring Italian, Mexican, Chinese, barbecue, and traditional American fare, a restaurant featuring fine Italian cuisine and a wine bar with an extensive selection, a restaurant featuring southwestern foods, a restaurant featuring fresh Louisiana style seafood, and a restaurant featuring a wide selection of micro-brewed lagers and an assortment of American and Bavarian cuisine. In addition, Ameristar Kansas City leases space to a well-known Kansas City favorite, Arthur Bryant's Barbeque. Furthermore, among other awards and distinctions, the property's restaurants were voted "Best of Kansas City" in five different categories in Kansas City Magazine's 2000 Annual Readers Survey.

      Market. The Kansas City gaming market is the twelfth largest in the United States with gaming revenues for the year ended December 31, 2000 of $559 million. The Kansas City market consists of four casinos located in Kansas City, including Ameristar Kansas City, and a fifth located approximately 50 miles north in St. Joseph, Missouri. The Kansas City market has over 1.4 million adults residing within a 50 mile radius and is insulated from other gaming markets, with no significant competition within 100 miles.

      In September 1999, Missouri began allowing continuous boarding on riverboats in the St. Louis market and in November 1999, Missouri began allowing continuous boarding on riverboats in the Kansas City market. Prior to this policy change, casino patrons were permitted to board gaming facilities only during the first 45 minutes of each two-hour period. In August 2000, Missouri legislation became effective authorizing the use of slot machines that exchange paper currency into electronic credit instead of tokens, so that patrons are not required to manually deposit tokens into gaming machines. This change allows for faster, more convenient play, especially on new generation, multi-coin slot machines that have proven popular in other gaming jurisdictions without such regulations.

      Competition. Ameristar Kansas City competes primarily with three other gaming operations located in and around Kansas City, Missouri. Gaming has been approved by local voters in jurisdictions near Kansas City, including St. Joseph, Missouri, which is located approximately 50 miles north of Kansas City and currently has one riverboat gaming operation. Since the opening of Ameristar Kansas City in 1997, Sam's Town, the closest casino to Ameristar Kansas City, closed, and Boyd Gaming, the owner of Sam's Town, sold most of Sam's Town's assets to Harrah's Entertainment Inc. Sam's Town has remained closed since its acquisition by Harrah's, which has announced its intention to sell the property with a covenant restricting its use to non-gaming purposes.

      In June 2000, Isle of Capri purchased the Flamingo Hilton and commenced a substantial renovation of the property, which was partially completed in the first quarter of 2001 and is expected to be completed in the second quarter of 2001. We believe that during this construction period, Isle facility patrons were displaced by the construction and many frequented Harrah's North Kansas City.

      In May 2000, Harrah's North Kansas City, located approximately five miles from Ameristar Kansas City and currently the closest operating casino to Ameristar Kansas City, announced plans for facilities enhancements including consolidation of gaming space onto one expanded vessel. We cannot be sure what effect, if any, this will have on our operations or our ability to compete in the Kansas City market.

      In April 2000, the Boonville City Council approved the Isle of Capri riverboat gaming operation on a site that has received preliminary site and development approval from the Missouri Gaming Commission and which is located approximately 105 miles from Ameristar Kansas City. Boonville is located in an area that is not currently served by Missouri gaming facilities.

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AMERISTAR COUNCIL BLUFFS

      We opened Ameristar Council Bluffs in January 1996 under one of three gaming licenses currently issued for the Council Bluffs gaming market. Ameristar Council Bluffs is located on the bank of the Missouri River across from Omaha, Nebraska and is adjacent to the Nebraska Avenue exit on Interstate 29 immediately north of the junction of Interstate 29 and Interstate 80. We designed Ameristar Council Bluffs as a destination resort intended to serve as an entertainment centerpiece of the region. Ameristar Council Bluffs features architecture reminiscent of a gateway river town in the late 1800s. The design complements existing characteristics of Council Bluffs while giving the property its own distinctive personality. Ameristar Council Bluffs opened in stages during 1996 and early 1997. The approximately 50-acre Ameristar Council Bluffs site is large enough to accommodate future land-based expansion. In 1999, Ameristar Council Bluffs was awarded the prestigious Four-Diamond designation from the AAA and the property is the only riverboat property in the nation to carry this designation.

      The Council Bluffs Casino is an approximately 52,000 square foot three-level, cruising riverboat measuring 272 feet long by 98 feet wide with a casino of approximately 38,500 square feet. The third level addition to the riverboat was completed in November 1999, increasing the number of gaming positions by approximately 400. By building the vessel with high ceilings and making it 98 feet wide, the casino has the spacious feel of a land-based facility. Escalators and an elevator connect all levels of the riverboat. The casino is open 24 hours a day, seven days a week and is required to make a two-hour cruise a minimum of 100 days per year during the "excursion season," which is defined as April 1 through October 31. If the riverboat fails to satisfy this cruising requirement, it will not be allowed to operate during the balance of the year. However, we believe that the Iowa Racing and Gaming Commission would grant a waiver from this requirement should dangerous cruising conditions preclude the riverboat from making the minimum number of cruises.

      Guests enter the riverboat from shore via an enclosed ramp from the 68,000-square foot Main Street Pavilion and from the newly completed, fully enclosed parking garage. The Main Street Pavilion is a self-contained complex featuring an Ameristar hotel, restaurants and entertainment options for children and adults. The interior of the Pavilion is designed to replicate a Victorian-era main street. The main level of the Pavilion includes a buffet, a 24-hour coffee shop, a steak house and a sports bar cabaret, all of which are operated by us. Rising above the Pavilion is a five-story, 160-room, full-service Ameristar hotel that offers a panoramic view of the Missouri River and the Council Bluffs Casino. The Main Street Pavilion also includes a children's activity center operated by New Horizon Kids Quest, Inc. and owned by a joint venture between that company and Ameristar Council Bluffs. A 1,000 space parking garage, adjacent to the pavilion, was completed in Spring 2000.

      In September 2000, Ameristar Council Bluffs completed the new 100-seat Atrium restaurant adjacent to the casino entrance as well as an expanded and enhanced VIP Lounge. In addition, as part of an approximately $7.4 million capital improvement program, we are currently renovating and enhancing the first two levels of the casino at Ameristar Council Bluffs, as well as refurbishing the sports bar and converting the 24-hour coffee shop to a 24-hour bakery and restaurant.

      We have leased a portion of the Ameristar Council Bluffs site to an affiliate of Iowa-based Kinseth Hospitality Corporation for a 188-room, limited-service Holiday Inn Suites hotel that opened on March 31, 1997 and was expanded during 1999. Kinseth developed and operates this hotel. The Holiday Inn Suites hotel and the Main Street Pavilion are connected by a climate-controlled walkway that also connects to the indoor pool and spa and the exercise room. We have leased another portion of the Ameristar Council Bluffs site to another affiliate of Kinseth for a 96-room Hampton Inn hotel. Kinseth developed and operates this hotel, which is connected to the Holiday Inn Suites Hotel and the Main Street Pavilion by climate-controlled walkways. The Hampton Inn hotel opened on March 2, 2001.

      Market. Council Bluffs has a population of approximately 54,000 people. Council Bluffs forms part of the greater Omaha, Nebraska/Council Bluffs, Iowa metropolitan area, which has a population of approximately 690,000. Approximately 1.0 million people live within a 50-mile radius, and approximately
1.7 million people live within a 100-mile radius, of Council Bluffs. The median household income of the

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greater metropolitan area is approximately $42,000, with an unemployment rate of approximately 2.1%. Based on available data, Council Bluffs is currently the strongest gaming market in Iowa. Gaming revenues in the Council Bluffs gaming market for the year ended December 31, 2000 were $347 million, an increase of $20 million over 1999.

      Competition. Three gaming licenses have been issued for the Council Bluffs gaming market to Iowa West Racing Association. We operate our casino at Ameristar Council Bluffs pursuant to an operating agreement with Iowa West Racing Association. The other casinos operating under these licenses are Harveys Casino Hotel, which operates a riverboat casino in close proximity to Ameristar Council Bluffs, and Bluffs Run Casino, a year-round dog track and casino owned by a subsidiary of Harveys Casino Resorts, the parent company of Harveys, which acquired the property from Iowa West Racing Association in October 1999. Bluffs Run's gaming license limits the casino to the operation of reel-style and video slot machines that meet the definition of "games of chance" under the Iowa statutes. Bluffs Run, which opened in March 1995, has approximately 1,500 slot machines, a restaurant, a buffet, and lounge entertainment. We believe that Bluffs Run will continue to provide significant competition due to its advantage of being the only land-based facility in the market. Harveys, which opened in 1996, also provides serious competition for Ameristar Council Bluffs. Harveys added a third level to its riverboat in early 1998, adding approximately 200 slot machines, and built a 1,600-space parking garage in 1999.

AMERISTAR ST. CHARLES

      Ameristar St. Charles originally opened in May 1994 and we acquired the property in December 2000. The property is a master-planned gaming and entertainment destination facility featuring an historic Missouri riverboat theme and is located on approximately 52 acres immediately north of the Interstate 70 bridge in the St. Louis metropolitan area. The casino complex is strategically located to attract customers from the St. Charles and greater St. Louis area, as well as tourists from outside the region. Interstate 70 is a 10-lane, east-west freeway offering quick and easy accessibility to and direct visibility of the Ameristar St. Charles site for the 188,000 vehicles, on average, that use the highway per day.

      In April 2000, a reconfiguration of the two gaming vessels at Ameristar St. Charles was completed. In response to the new continuous boarding rules that went into effect in the St. Louis market in September 1999, all of the gaming operations of Ameristar St. Charles were moved to a barge which contains 45,000 square feet of gaming and entertainment space. Ameristar St. Charles features approximately 1,875 slot and video poker machines and 40 table games, and non-casino amenities including a 250-seat buffet, a distinctive steak house, a deli, three bars, an entertainment lounge and a gift shop. As described above in "-- Expansion Plans," our current plans call for us to invest approximately $110 million to complete an expansion at the property in mid-2002.

      In May 1996, construction of an elevated roadway and a 4,000-space five-story parking structure was completed. The parking facility is constructed above the existing flood plain. The elevated roadway and parking structure provide improved access to the gaming facilities and significantly diminish Ameristar St. Charles' susceptibility to closure during the spring flooding season.

      Market. The St. Louis gaming market is the ninth largest in the United States with gaming revenues for year ended December 31, 2000 of $684 million. The St. Louis market, which overlaps two jurisdictions, Missouri and Illinois, consists of five casinos, including Ameristar St. Charles. There are approximately 1.8 million adults living within 50 miles and 2.7 million adults living within 100 miles of St. Louis, making it the third largest gaming market in the United States in terms of local population, and the St. Louis market is insulated from other gaming markets.

      Competition. Ameristar St. Charles competes primarily with four other gaming operations located in and around St. Louis, Missouri. Two of these competitors are located in Illinois, which does not impose the $500 loss limit that is imposed by Missouri. One of the competitors is a facility located in Maryland Heights that opened in April 1997 and is located five miles from Ameristar St. Charles. Ameristar

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St. Charles experienced a decline in revenues following the opening of the
Maryland Heights facility. Prior to Harrah's acquisition of Players International, Inc. on May 22, 2000, Harrah's and Players operated separate but adjacent facilities at Maryland Heights. Since Harrah's acquisition of Players, Harrah's has been in the process of consolidating both facilities into one operation. In addition, gaming has been approved by local voters in jurisdictions and other cities and counties along the Mississippi and Missouri Rivers near St. Louis, including two casinos in the outlying market area which were approved but have not been opened. This increasing competition could have a material adverse effect on Ameristar St. Charles' business.

AMERISTAR VICKSBURG

      Ameristar Vicksburg, which opened in February 1994, represents our first expansion project outside of Jackpot. Ameristar Vicksburg is a riverboat-themed dockside casino and related land-based hotel and other facilities located in Vicksburg, Mississippi. We believe Ameristar Vicksburg provides superior and larger facilities than its current competitors in the Vicksburg area and has competitive advantages by virtue of its close proximity to Interstate 20. Nonetheless, Vicksburg is a competitive gaming market and Ameristar Vicksburg's operations to date have been dependent to a substantial degree upon a continuous casino marketing and promotional campaign.

      The permanently moored, dockside casino is approximately 315 feet long and approximately 120 feet wide. Due to the width of the Ameristar Vicksburg, the casino and restaurants have the spacious feel of a land-based facility. Ameristar Vicksburg has three levels, which are connected by escalators and elevators. The casino is on the lower and middle levels and has wide aisles with an open feel that provides a comfortable and inviting atmosphere. During 1999, the casino floor was upgraded and expanded, with more than 250 new gaming positions being added, including the installation of new generation multi-coin slots and the replacement of 232 older slot machines. A $10.0 million renovation and enhancement project is currently in progress that will refurbish the first two levels of the casino, including new cages, lounges, players club and promotions booths, and add a VIP slot area. This project also will replace the showroom with a blues club featuring a saloon, entertainment and gaming. Ameristar Vicksburg is open 24 hours a day, seven days a week.

      Ameristar Vicksburg offers a variety of food and beverage options including three restaurants and four bars. The restaurants include a new upscale steakhouse, which opened in December 1999, a buffet and a 24-hour casual dining restaurant which was remodeled during 1999. One of the bars offers live cabaret-style entertainment. In addition, approximately 600 new parking spaces were added during 1999, bringing the total number of guest parking spaces to over 1,700.

      We believe Ameristar Vicksburg's competitive advantages include its location, the size and design of the project and the range and quality of its amenities. The primary locational advantages of Ameristar Vicksburg are its proximity to Interstate 20 and its ease of access. As discussed above, Ameristar Vicksburg is significantly wider than typical riverboat casinos. As part of a long-term plan to enhance Ameristar Vicksburg, we acquired 18 acres of raw land across from the main entrance to the property for the future development of additional improvements. We constructed a 150-room hotel, which opened in June 1998, on a portion of this parcel. In addition, we believe the overall range and quality of the facilities, food service and entertainment at Ameristar Vicksburg are superior to those available at its existing competitors.

      Market. The primary market for Ameristar Vicksburg is residents of the Jackson and Vicksburg, Mississippi and Monroe, Louisiana areas; tourists coming to Vicksburg primarily to visit the Vicksburg National Military Park; and other traffic traveling on Interstate 20, a major east-west thoroughfare that connects Atlanta and Dallas.

      Vicksburg, with a population of approximately 30,000 persons, is located 45 miles west of Jackson, the capital of Mississippi. According to the 1990 U.S. Census, the Jackson and Vicksburg metropolitan areas had a total population of approximately 460,000 persons. Approximately 1.5 million people live within a 100-mile radius of Vicksburg. The Vicksburg National Military Park, located within three miles

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of Ameristar Vicksburg, draws over 1.0 million registered visitors a year.
Interstate 20 (which connects Atlanta and Dallas) passes directly through Vicksburg. According to the Mississippi Department of Transportation, approximately 8.0 million vehicles drove across the Interstate 20 bridge at Vicksburg during 1999. As of December 31, 2000, Vicksburg had approximately 1,900 lodging rooms. Gaming revenues in the Vicksburg gaming market for the 52 weeks ended December 31, 2000 were approximately $230.2 million.

      Competition. Ameristar Vicksburg is subject to competition from three local competitors and from casinos in Shreveport and Bossier City, Louisiana. Ameristar Vicksburg is also subject to competition from a Native American casino in Philadelphia, Mississippi, which recently announced plans to construct an additional gaming and hotel facility near the existing property. Ameristar Vicksburg has approximately 1,600 gaming positions. Several potential gaming sites still exist in Warren County and Vicksburg and from time to time potential competitors propose the development of additional casinos in or near Vicksburg, including a current proposal to develop a Native American casino in Louisiana near Vicksburg. We are currently involved in legal proceedings in which it is alleged that we and certain other parties engaged in conduct to oppose the development of a casino between Vicksburg and Jackson in violation of Mississippi's antitrust and gaming regulatory laws. See "Item 3. Legal Proceedings."

THE JACKPOT PROPERTIES

      The Jackpot Properties, which have been operating since 1956, have been designed and developed and are marketed to appeal to three separate markets: budget, quality and luxury. We set prices for hotel rooms, food and other non-gaming amenities at levels that are affordable to its separate customer bases. Our objective is to be perceived by our customers as providing good value and high quality for the price charged. We promote Cactus Petes as a destination resort primarily in the northwestern United States and southwestern Canada. The Jackpot Properties are open 24 hours a day, seven days a week.

      Cactus Petes completed a major expansion project in 1991. In addition, we substantially completed a remodeling of the casino at The Horseshu in late 1997. Cactus Petes has received a Four-Diamond rating from the AAA annually since 1993 and The Horseshu Hotel has a Three-Diamond rating from the AAA. The food and beverage operations at the Jackpot Properties include a buffet, a fine dining restaurant, a 24-hour casual dining restaurant, a coffee shop and a snack bar, a showroom that features nationally known entertainment, and cocktail lounges with entertainment.

      Market. We believe that approximately 50% of the customer base of the Jackpot Properties consists of residents of Idaho who generally frequent the properties on an overnight or turnaround basis. The balance of the Jackpot Properties' customers come primarily from Oregon, Washington, Montana, northern California and the southwestern Canadian provinces. Although many of the customers from beyond southern Idaho are tourists traveling to other destinations, a significant portion of these customers come to Jackpot as a final destination.

      Competition. We have developed a dominant share of the market capacity in Jackpot. The Jackpot Properties compete with four other hotels and motels (three of which also have casinos). As of December 31, 2000, the Jackpot Properties accounted for approximately 55% of the lodging rooms, 62% of the slot machines and 73% of the table games in Jackpot. We believe Cactus Petes offers a more attractive environment and a broader and higher quality range of gaming and leisure activities than those of its competitors. We are not aware of any expansion plans by existing or potential competitors in Jackpot.

      Casinos with video lottery terminals ("VLT") similar to slot machines are operated on Native American land in Idaho, including one near Pocatello with approximately 200 VLT machines that has been operated by the Shoshone-Bannock Tribes (the "S-B Tribes"). The S-B Tribes recently entered into a compact with the State of Idaho allowing gaming on the S-B Tribes' lands to the extent permitted under Idaho law as to be determined by a federal court pursuant to currently pending proceedings. The State is contending in this litigation that VLT terminals are not permitted under Idaho law. A recent proposal to amend Idaho law and compacts between the State of Idaho and three tribes with reservations in Northern Idaho would permit these tribes to operate VLT terminals but place limits on the expansion of gaming by

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these tribes. The S-B Tribes are not covered by this proposal, but the outcome of the litigation under the compact with the S-B tribes could be affected if Idaho law is amended as has been proposed. The Idaho legislature did not approve the bills to amend Idaho law or ratify the amended compacts with the other tribes during the 2001 legislative session, but similar legislation may be introduced in the future. In addition, casino gaming on Native American lands in both western Washington and northeast Oregon has been in operation for several years, and casinos also operate in Alberta, Canada. See "Risk Factors -- Risks Related to Our Business."

EMPLOYEES

      As of March 15, 2001, we employed approximately 6,400 employees. None of our current employees is employed pursuant to collective bargaining or other union arrangements. We believe our employee relations are good.

PROPERTIES

      Ameristar Kansas City. Ameristar Kansas City is located on approximately 150 acres of property, approximately 33 acres of which we lease and the balance of which we own. The site is east of and adjacent to Interstate 435 along the north bank of the Missouri River. The site, which is approximately seven miles east of downtown Kansas City, may be accessed via the Missouri Highway 210 exit on Interstate 435. The leased property is under lease with the Birmingham Drainage District for a 10-year initial term that commenced in 1995; the lease grants us eight 10-year renewal options. Approximately 2.9 acres of the Ameristar Kansas City site is ground leased by us for the use of a child care facility.

      Ameristar Council Bluffs. Ameristar Council Bluffs is located on an approximately 50-acre site along the bank of the Missouri River and adjacent to the Nebraska Avenue exit on Interstate 29 immediately north of the junction of Interstates 29 and 80. We own approximately 27 acres of this site and have rights to use the remaining portion of the site that is owned by the State of Iowa for a 50-year term. We have leased 0.623 acres of the Ameristar Council Bluffs site to an affiliate of Kinseth Hospitality Corporation for the development and operation of a 188-room limited service Holiday Inn Suites Hotel that opened on March 31, 1997 and was expanded during 1999. We have also leased
0.426 acres of the Ameristar Council Bluffs site to another affiliate of Kinseth for the development and operation of a 96-room Hampton Inn hotel, which is expected to open in March 2001. All of our interests in Ameristar Council Bluffs serve as collateral for our obligations under the senior credit facilities.

      Ameristar St. Charles. Ameristar St. Charles is located on approximately 52 acres which we own along the west bank of the Missouri River immediately north of Interstate 70. Access to the property may be obtained via the Fifth Street exit on Interstate 70.

      Ameristar Vicksburg. In connection with the development of Ameristar Vicksburg, we acquired eight parcels in Vicksburg along Washington Street near Interstate 20. These parcels comprise approximately 48 acres, approximately 34 of which are developable. Substantially all of Ameristar Vicksburg's assets are pledged to secure our obligations under the senior credit facilities. In addition, we have developed a 20-acre mobile home park with 30 single- and 20 double-wide mobile homes. This mobile home park is located seven miles from Ameristar Vicksburg and sites are available for rent by employees and other persons. The mobile home park rental rates are competitive with the local market.

      The Jackpot Properties. Cactus Petes is located on a 35-acre site and The Horseshu is located on a 30-acre site, both of which we own. The Cactus Petes and The Horseshu sites are across from each other on U.S. Highway 93. We also own 239 housing units in Jackpot, including 90 units in two apartment complexes developed as United States Department of Agriculture Rural Economic and Community Development Services Multi-Family Housing Program ("USDA") projects. These housing units support the primary operations of the Jackpot Properties. The Jackpot Properties are subject to deeds of trust securing our obligations under the senior credit facilities, and the USDA housing projects are subject to mortgage loans in favor of the USDA.

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      We own a gas station adjacent to Highway 93 in Jackpot, which we operate under a franchise from Chevron. We believe that this facility is in material compliance with applicable environmental and other regulatory requirements. We have previously operated two other gas stations at the Jackpot Properties, one of which was abandoned prior to the adoption of modern environmental abandonment standards. Although management believes that all tanks for this gas station were removed in the mid-1970s, we have not conducted tests for the presence of any environmental contamination from this gas station. We believe that the likelihood of a material unfavorable outcome with respect to potential environmental liabilities relating to this former gas station is remote.

      Other Properties. We lease approximately 29,400 square feet of office space in various locations, including for our executive offices in Las Vegas, Nevada.

LEGAL PROCEEDINGS

      E.L. Pennebaker, Jr., et. al. v. Ameristar Casinos, Inc., et. al. On February 23, 1998, E.L. Pennebaker, Jr. filed a complaint in the Circuit Court of Pike County, Mississippi against Ameristar, Harrah's Vicksburg Corporation ("HVC"), Riverboat Corporation of Mississippi-Vicksburg ("RCMV"), and Deposit Guaranty National Bank ("DGNB"). The matter is pending as case number 98-0047-B (the "Pennebaker case"). The complaint was amended in February 1998 to add James
F. Belisle, Multi Gaming Management, Inc. and Multi Gaming Management of Mississippi, Inc. as additional plaintiffs. The complaint was further amended in March 1999 to modify the specific claims alleged by the plaintiffs. The plaintiffs are property owners or claim to have contract rights in a proposed casino/racetrack development along the Big Black River in Warren County, Mississippi. They allege they would have profited if the Mississippi Gaming Commission had found suitable for a casino a location along that river that was controlled by Horseshoe Gaming, Inc. or its affiliates. The plaintiffs further allege that the defendants entered into an agreement to hinder trade and restrain competition in the gaming industry in violation of the antitrust laws and the gaming laws of Mississippi. Specifically, the plaintiffs allege the defendants conducted an aggressive campaign in opposition to the application of Horseshoe Gaming, Inc. for a gaming site on the Big Black River. The plaintiffs also allege that the defendants tortiously interfered with the plaintiffs' business relations. The plaintiffs allege compensatory damages of $38 million and punitive damages of $200 million.

      The trial in this case was held in October 1999, following which the jury rendered joint and several verdicts in favor of the plaintiffs against Ameristar, HVC and DGNB on the conspiracy count and against Ameristar and HVC on the restraint of trade and tortiously interference counts. RCMV settled with the plaintiffs prior to trial, and the damage amounts have been reduced by the settlement amount paid by RCMV. The net damages awarded to the plaintiffs total $3,792,000, of which Ameristar's pro rata portion is $1,685,333. These damages are compensatory only as the court did not allow the jury to consider an award of punitive damages. Judgment was entered on November 8, 1999, and we and the other defendants have appealed the case to the Mississippi Supreme Court, and we otherwise intend to vigorously defend against the plaintiffs' claims. Post-judgment interest on the damages will accrue at the rate of 8 percent per annum, and if an appeal is unsuccessful, the plaintiffs would also be entitled to a premium of 15% of the damages amount. Subsequent to the appeal being taken, DGNB settled with the plaintiffs, and the judgment has been reduced accordingly.

      Mr. Pennebaker has also filed a petition with the Mississippi Gaming Commission requesting that the Mississippi Gaming Commission order Ameristar, HVC and RCMV to stop opposing the approval and construction of a casino on the Big Black River and for such other corrective and punitive action that the Mississippi Gaming Commission might find appropriate. We have been advised that no action is required by it in connection with this petition unless requested by the Mississippi Gaming Commission.

      Walter H. Gibbes, Jr. and Margaret S. Dozier v. Ameristar Casinos, Inc. et al. On November 22, 1999, Mr. Gibbes and Ms. Dozier filed a complaint in the Circuit Court of Pike County, Mississippi against Ameristar, HVC, Isle of Capri Casinos, Inc. (the parent company of RCMV; "ICC") and DGNB. The matter is pending as case no. 99-0157-B. We believe that the plaintiffs were partners with

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Mr. Pennebaker in a partnership that held an option to a real estate parcel along the Big Black River that is adjacent to the parcel that was the subject of the Horseshoe Gaming, Inc. application. The allegations in the complaint are substantially the same as those in the complaint in the case previously brought by the plaintiffs in the Pennebaker case. The plaintiffs seek $4,567,500 in actual damages and an unspecified amount of punitive damages.

      The defendants have removed this case to the United States District Court for the Southern District of Mississippi on diversity jurisdiction and federal question grounds. The case is now pending in federal court as case no. 3:99cv911WS. The plaintiffs filed a motion to remand the case back to the Pike County circuit court. Subsequent to the filing of this motion, ICC settled with the plaintiffs, but the federal district court was not advised of the settlement. Subsequently, the federal district court granted the plaintiffs' motion to remand the case to state court on the grounds that ICC's citizenship was not diverse. The other defendants have filed a motion seeking the federal court to vacate its prior ruling, which motion is still pending. We intend to continue to vigorously defend against this cause of action.

      Other Legal Proceedings and Claims. From time to time, we are a party to litigation which arises in the ordinary course of business. Except for the matters described or referred to above, we are not currently a party to any litigation that management believes would be likely to have a material adverse effect on us.

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                             GOVERNMENT REGULATIONS

      The ownership and operation of casino gaming facilities are subject to extensive state and local regulations. We are required to obtain and maintain gaming licenses in each of the jurisdictions in which we conduct gaming. The limitation, conditioning or suspension of gaming licenses could (and the revocation or non-renewal of gaming licenses, or the failure to reauthorize gaming in certain jurisdictions, would) materially adversely affect our operations in that jurisdiction. In addition, changes in law that restrict or prohibit our gaming operations in any jurisdiction could have a material adverse effect on us.

      NEVADA. The ownership and operation of casino gaming facilities in Nevada are subject to: (1) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, "Nevada Act"); and (2) various local regulations. Our operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and, in the case of the Jackpot Properties, the Liquor Board of Elko County. The Nevada Commission, the Nevada Board and the Liquor Board of Elko County are collectively referred to in this section as the "Nevada Gaming Authorities."

      The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things, (1) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, (3) providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (4) the prevention of cheating and fraudulent practices; and (5) providing a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on our gaming operations.

      Cactus Pete's, Inc. ("CPI"), which operates the Jackpot Properties, is required to be licensed by the Nevada Gaming Authorities. The gaming licenses require the periodic payment of fees and taxes and are not transferable. Ameristar is registered by the Nevada Commission as a publicly traded corporation (a "Registered Corporation") and has been found suitable to own the stock of CPI, which is a corporate licensee (a "Corporate Licensee") under the terms of the Nevada Act. As a Registered Corporation, Ameristar is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. Ameristar and CPI have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses currently required in order to engage in gaming activities in Nevada.

      The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, CPI or Ameristar in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of CPI must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of Ameristar who are actively and directly involved in gaming activities of CPI may be required to be reviewed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause that they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

      If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with CPI or Ameristar, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require

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CPI or Ameristar to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

      CPI and Ameristar are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by Ameristar and CPI must be reported to, or approved by, the Nevada Commission.

      If it were determined that the Nevada Act was violated by CPI, the gaming licenses it holds or has applied for could be limited, denied, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, CPI, Ameristar and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate CPI's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and denial or revocation of any gaming license would) materially adversely affect our gaming operations.

      Any beneficial holder of Ameristar's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of Ameristar's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policy of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

      The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Corporation's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Corporation's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor", as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of a Registered Corporation's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Corporation, any change in the Registered Corporation's corporate charter, bylaws, management, policies or operations of the Registered Corporation, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Registered Corporation's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include (1) voting on all matters voted on by stockholders; (2) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (3) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

      Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of a Registered Corporation beyond such period of time as may be

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

prescribed by the Nevada Commission may be guilty of a criminal offense. Ameristar is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Ameristar or CPI, Ameristar, (1) pays that person any dividend or interest upon voting securities of Ameristar, (2) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by the person,
(3) pays remuneration in any form to that person for services rendered or otherwise, or (4) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities by Ameristar, for cash at fair market value. Additionally, the Liquor Board of Elko County has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license within their jurisdictions.

      The Nevada Commission may, at its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation if it has reason to believe that such holder's acquisition of such ownership would otherwise be inconsistent with the declared policy of the State of Nevada. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (1) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (2) recognizes any voting right by such unsuitable person in connection with such securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

      Ameristar is required to maintain a current stock ledger in Nevada, which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Ameristar is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require Ameristar stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on Ameristar.

      Ameristar may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On March 22, 2001, the Nevada Gaming Commission granted us approval to make public offerings for a period of two years, subject to specified conditions (the "Shelf Approval"). The Shelf Approval also applies to any company we wholly own that is a publicly traded corporation or would become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval for CPI to guarantee any security issued by, and to hypothecate its assets to secure the payment or performance of any obligations evidenced by a security issued by, us or an affiliate in a public offering. The Shelf Approval also includes approval of Stock Restrictions. The Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. In addition, restrictions on the transfer of an equity security issued by a Corporate Licensee, and agreements not to encumber such securities (collectively, "Stock Restrictions") are ineffective without the prior approval of the Nevada Commission. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful. The exchange offer will be made pursuant to the Shelf Approval.

      Changes in control of Ameristar through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or
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

involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

      The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada Corporate Licensee gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to (1) assure the financial stability of Corporate Licensees and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Corporation can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purposes of acquiring control of the Registered Corporation.

      License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable monthly, quarterly or annually and are based upon either (1) a percentage of the gross revenues received; (2) the number of gaming devices operated; or (3) the number of table games operated. The license fee payable to the State of Nevada is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 3% of gaming receipts of $50,000 or less per month, 4% of gaming receipts over $50,000 and less than $134,000 per month, and 6.25% of gaming receipts over $134,000 per month. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food and refreshments, or the selling of merchandise.

      Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

      MISSOURI. The ownership and operation of riverboat and dockside gaming facilities in Missouri are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Missouri Gaming Commission. The Missouri Riverboat Gaming Act (the "Missouri Act") provides for the licensing and regulation of riverboat and dockside gaming operations on the Mississippi and Missouri Rivers in the State of Missouri and the licensing and regulation of persons who distribute gaming equipment and supplies to gaming licensees.

      The Missouri Gaming Commission has discretion to approve gaming license applications for both permanently moored ("dockside") riverboat casinos and powered ("excursion") riverboat casinos and determine the number, location and type of excursion gambling boat allowed each licensee. Due to safety concerns, all gaming vessels on the Missouri River are permitted to be moored in moats set back from the river. Gaming licenses are initially issued for two one-year periods and must be renewed every two years

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

thereafter. No gaming licensee may pledge or transfer in any way any license, or any interest in a license, issued by the Missouri Gaming Commission. As a result, the gaming licenses of Ameristar Casino Kansas City, Inc. and Ameristar Casino St. Charles, Inc. were not pledged to secure our senior credit facilities.

      The issuance, transfer and pledge of ownership interests in a gaming licensee are also subject to strict notice and approval requirements. Missouri Gaming Commission regulations prohibit a licensee from doing any of the following without at least 60 days prior notice to the Missouri Gaming Commission, and during such period, the Missouri Gaming Commission may disapprove the transaction or require the transaction be delayed pending further investigation:

      - any transfer or issuance of an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity, and

      - any pledge or grant of a security interest in an ownership interest in a gaming licensee that is not a publicly held entity or a holding company that is not a publicly held entity;

provided that no ownership interest may be transferred in any way pursuant to any pledge or security interest without separate notice to the Missouri Gaming Commission at least 30 days prior to such transfer, which restriction must be specifically included in the grant of a security interest.

      Under the Missouri Act, certain members of our management and certain of our employees associated with our gaming business are required to obtain and maintain occupational licenses. Currently, all of our management required to obtain occupational licenses have obtained them. The Missouri Gaming Commission may deny an application for a license for any cause that it deems reasonable.

      Substantially all loans, leases, sales of securities and similar financing transactions by a gaming licensee must be reported to and approved by the Missouri Gaming Commission. Missouri Gaming Commission regulations require a licensee to notify the Missouri Gaming Commission of its intention to consummate any of the following transactions at least 15 days prior to such consummation, and the Missouri Gaming Commission may reopen the licensing hearing prior to or following the consummation date to consider the effect of the transaction on the licensee's suitability:

      - any issuance of ownership interest in a publicly held gaming licensee or a publicly held holding company, if such issuance would involve, directly or indirectly, an amount of ownership interest equaling 5% or greater of the ownership interest in the gaming licensee or holding company after the issuance is complete,

      - any private incurrence of debt equal to or exceeding one million dollars by a gaming licensee or holding company that is affiliated with the holder of a license,

      - any public issuance of debt by a gaming licensee or holding company that is affiliated with the holder of a license, and

      - any significant related party transaction as defined in the regulations.

The Missouri Gaming Commission may waive or reduce the 15-day notice requirement.

      The Missouri Act imposes operational requirements on riverboat operators, including a charge of two dollars per gaming customer that licensees must pay to the Missouri Gaming Commission, certain minimum payout requirements, a 20% tax on adjusted gross receipts, prohibitions against providing credit to gaming customers (except for the use of credit cards and cashing checks) and a requirement that each licensee reimburse the Missouri Gaming Commission for all costs of any Missouri Gaming Commission staff necessary to protect the public on the licensee's riverboat. Licensees must also submit audited quarterly financial reports to the Missouri Gaming Commission and pay the associated auditing fees. Other areas of operation which are subject to regulation under Missouri rules are the size, denomination and handling of chips and tokens, the surveillance methods and computer monitoring of electronic games, accounting and audit methods and procedures, and approval of an extensive internal control system. The Missouri rules also require that all of an operator's purchases of chips, tokens, dice, playing cards and electronic gaming devices must be acquired from suppliers licensed by the Missouri Gaming Commission, or another person or entity approved by the Missouri Gaming Commission. The Missouri Act provides for a loss limit of $500 per person per two-hour "cruise". Although the Missouri Act provides no limit on the amount of riverboat space that may be used for gaming, the Missouri Gaming Commission can impose
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

space limitations through the adoption of rules and regulations. Additionally, United States Coast Guard safety regulations could affect the amount of riverboat space that may be devoted to gaming. The Missouri Act also includes requirements as to the form of riverboats, which must resemble Missouri's riverboat history to the extent practicable and include certain non-gaming amenities. All nine licensees currently operating riverboat gaming operations in Missouri are authorized to conduct all or a portion of their operations on a dockside basis.

      Missouri gaming regulations have been modified in recent years to benefit gaming operations. In September 1999 the Missouri Gaming Commission began allowing open and continuous boarding on the riverboats in the St. Louis market and in November 1999 the Missouri Gaming Commission began allowing open and continuous boarding on area riverboats in the Kansas City market. This change eliminated the prior mandated two-hour simulated cruise times, which had limited boarding at any gaming vessel to only 45 minutes at the beginning of each two-hour period. The Missouri Act now authorizes the exchange of currency into electronic credits so that patrons are no longer forced to manually feed tokens into gaming machines at the start of play. This allows faster, more convenient play, especially in multi-coin games which have proven popular in other gaming jurisdictions.

      The Missouri Act requires each licensee to post a bond or other surety to guarantee that the licensee complies with its statutory obligations. In addition, the Missouri Act gives the Missouri Gaming Commission the authority to require gaming licensees to post a bond or other form of security to the State of Missouri to, among other things, guarantee the completion of an expansion of a gaming facility within the later of a time period determined by the Missouri Gaming Commission or August 28, 2003. The failure to complete an approved expansion project within the prescribed time period may, pursuant to the Missouri Act, constitute sufficient grounds for not renewing the gaming license for the gaming facility.

      To promote safety, the Missouri Gaming Commission has required that gaming entertainment barges obtain annual certification from the American Bureau of Shipping. On January 8, 1999, the American Bureau of Shipping decertified the gaming barges and other ancillary barges now operated by Ameristar St. Charles, as a result of low water levels on the Missouri River and the build up of silt and debris under these barges. At that time, the Missouri Gaming Commission expressed concern regarding the effect of the low water level on the barges. However, the Missouri Gaming Commission allowed the former owner to keep the St. Charles property open because of steps taken to remedy the problem. The American Bureau of Shipping subsequently recertified the St. Charles facility in November 1999. While the former owner previously took steps to reduce the possibility that this will happen again, including additional dredging of materials from under the barges, we cannot assure you that this condition will not recur and, if so, require the closure of a property for a significant amount of time.

      If the Missouri Gaming Commission decides that a gaming subsidiary violated a gaming law or regulation, the Missouri Gaming Commission could limit, condition, suspend or revoke the license of the gaming subsidiary. In addition, a gaming subsidiary, its parent company and the persons involved could be subject to substantial fines for each separate violation. Limitation, conditioning or suspension of any gaming license could (and revocation of any gaming license would) materially adversely affect Ameristar and our gaming subsidiaries' gaming operations.

      The Missouri Gaming Commission regulates the issuance of excursion liquor licenses, which authorize the licensee to serve, offer for sale, or sell intoxicating liquor aboard any excursion gambling boat or facility immediately adjacent to and contiguous with the excursion gambling boat, which is owned and operated, by the licensee. An excursion liquor license is granted for a one year term by the Missouri Gaming Commission and is renewable annually. The Commission can discipline an excursion liquor licensee for any violation of Missouri law or the Missouri Gaming Commission's rules. Licensees are responsible for the conduct of their business and for any act or conduct of any employee on the premises that is in violation of the Missouri Act or the rules of the Missouri Gaming Commission. Missouri Gaming Commission liquor control regulations also include prohibitions on certain intoxicating liquor promotions and a ban on fees accepted for advertising products. Only Class A licensees can obtain a liquor license from the Missouri Gaming Commission. Class A licenses are licenses granted by the commission to allow the holder to conduct gambling games on an excursion gambling boat and to operate an excursion gambling boat.

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      MISSISSIPPI. The ownership and operation of casino facilities in
Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission").

      The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations that are also similar in many respects to the Nevada gaming regulations.

      The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission are based upon declarations of public policy that are concerned with, among other things, (1) the prevention of unsavory or unsuitable persons from having direct or indirect involvement with gaming at any time or in any capacity; (2) the establishment and maintenance of responsible accounting practices and procedures; (3) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Mississippi Commission; (4) the prevention of cheating and fraudulent practices; (5) providing a source of state and local revenues through taxation and licensing fees; and (6) ensuring that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. We believe that our compliance with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of our securities. Changes in Mississippi laws or regulations may limit or otherwise materially affect the types of gaming that may be conducted and such changes, if enacted, could have an adverse effect on us and our Mississippi gaming operations.

      The Mississippi Act provides for legalized dockside gaming at the discretion of the fourteen counties that border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. In recent years, certain anti-gaming groups proposed for adoption through the initiative and referendum process certain amendments to the Mississippi Constitution, which would prohibit gaming in the state. The proposals were declared illegal by the Mississippi courts on constitutional and procedural grounds. The latest ruling was appealed to the Mississippi Supreme Court, which affirmed the decision of the lower court. If another such proposal were to be offered and if a sufficient number of signatures were to be gathered to place a legal initiative on the ballot, it is possible for the voters of Mississippi to consider such a proposal in November 2002.

      As of March 15, 2001, dockside gaming was permissible in nine of the fourteen eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River or in the waters lying south of the counties along the Mississippi Gulf Coast. In December 1996, the Mississippi Commission rejected an application for the development of a casino on a site on the Big Black River in Warren County near Interstate 20 between Jackson and Vicksburg, which decision was appealed by an adjoining landowner and the license applicant. In December 1997, a Mississippi circuit court issued an order reversing the decision of the Mississippi Commission and remanded the application to the Mississippi Commission for further proceedings. The decision of the court was appealed by the Mississippi Commission to the Mississippi Supreme Court and oral argument was heard by the Supreme Court on March 6, 2000. The Mississippi Commission has also adopted a regulation that prohibits gaming on the Big Black River, however, the Mississippi Commission has taken the position that the Mississippi Commission may be prohibited from applying the regulation to the existing applicant that appealed the initial siting decision. In addition, Ameristar is involved in legal proceedings in which it is alleged that Ameristar and certain other parties engaged in conduct to oppose this application in violation of Mississippi's antitrust and gaming regulatory laws. See "Item 3. Legal Proceedings."

      The Mississippi Act permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space that may be utilized for gaming. There are no limitations on the number of gaming licenses that may be issued in Mississippi.

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

      We and any subsidiary of ours that operates a casino in Mississippi (a "Mississippi Gaming Subsidiary") are subject to the licensing and regulatory control of the Mississippi Commission. Ameristar Casinos, Inc. is registered as a publicly traded holding company (a "Registered Corporation") of Ameristar Casino Vicksburg, Inc. ("ACVI") under the Mississippi Act. A Registered Corporation is required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information that the Mississippi Commission may require. If we are unable to continue to satisfy the registration requirements of the Mississippi Act, we and our Mississippi Gaming Subsidiaries cannot own or operate gaming facilities in Mississippi. Each Mississippi Gaming Subsidiary must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations.

      Gaming licenses are not transferable, are issued for a three-year period (and may be continued for two additional three-year periods) and must be renewed periodically thereafter. ACVI was granted a renewal of its gaming license by the Mississippi Commission on December 18, 1999. No person may become a stockholder of or receive any percentage of profits from a Mississippi Gaming Subsidiary of a Registered Corporation without first obtaining licenses and approvals from the Mississippi Commission. We have obtained such approvals in connection with the licensing of our Mississippi Gaming Subsidiary.

      Certain of Ameristar's officers and employees and the officers, directors and certain key employees of our Mississippi Gaming Subsidiary must be found suitable or be licensed by the Mississippi Commission. We believe that we have obtained or applied for all necessary findings of suitability with respect to such persons associated with Ameristar or our Mississippi Gaming Subsidiary, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with Ameristar may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in a person's corporate position or title and such changes must be reported to the Mississippi Commission. The Mississippi Commission has the power to require any Mississippi Gaming Subsidiary or Ameristar to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

      At any time, the Mississippi Commission has the power to investigate and require the finding of suitability of any record or beneficial stockholder of Ameristar. The Mississippi Act requires any person who acquires more than 5% of any class of voting securities of a Registered Corporation to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of a class of voting securities of a Registered Corporation, as reported to the Securities and Exchange Commission, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a class of a Registered Corporation's voting securities. However, the Mississippi Commission has adopted a policy that permits certain institutional investors to own beneficially up to 15% of a class of a Registered Corporation's voting securities without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information, including a list of beneficial owners.

      Any person who fails or refuses to apply for a finding of suitability or a license within thirty (30) days after being ordered to do so by the Mississippi Commission may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of such securities beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor.

We may be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with us or our Mississippi Gaming Subsidiary, the company involved: (1) pays the unsuitable person any dividend or other distribution upon such person's voting securities; (2) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person; (3) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or (4) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

      We may be required to disclose to the Mississippi Commission, upon request, the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Commission may, in its discretion require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security if it has reason to believe that the ownership would be inconsistent with the declared policies of the State of Mississippi. If the Mississippi Commission determines that a person is unsuitable to own a debt security, then the Registered Corporation may be sanctioned, including the loss of its approvals, if without the prior approval of the Mississippi Commission it: (1) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (2) recognizes any voting right by the unsuitable person in connection with those securities; (3) pays the unsuitable person remuneration in any form; or (4) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to, a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

      Each Mississippi Gaming Subsidiary must maintain in Mississippi a current ledger with respect to ownership of its equity securities and each Registered Corporation must maintain in Mississippi a current list of its stockholders, which must reflect the record ownership of each outstanding share of any class of equity security issued by such corporation. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Ameristar must also render maximum assistance in determining the identity of the beneficial owner.

      The Mississippi Act requires that the certificates representing securities of a Registered Corporation bear a legend indicating that the securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. Ameristar has received from the Mississippi Commission a waiver from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of securities at any time.

      Substantially all material loans, leases, sales of securities and similar financing transactions by a Registered Corporation or a Mississippi Gaming Subsidiary must be reported to or approved by the Mississippi Commission. A Mississippi Gaming Subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities. We may not make an issuance or a public offering of our securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering. We have received a waiver of the prior approval requirement for our securities offerings, subject to certain conditions.

      Under the regulations of the Mississippi Commission, a Mississippi Gaming Subsidiary may not guarantee a security issued by an affiliated company pursuant to a public offering, or pledge its assets to secure payment or performance of the obligations evidenced by the security issued by the affiliated company, without the prior approval of the Mississippi Commission. The pledge of the stock of a Mississippi Gaming Subsidiary and the foreclosure of such a pledge are ineffective without the prior approval of the Mississippi Commission. Moreover, restrictions on the transfer of an equity security issued by a Mississippi Gaming Subsidiary and agreements not to encumber such securities are ineffective without the prior approval of the Mississippi Commission. We have obtained approvals from the Mississippi Commission for such guarantees, pledges and restrictions in connection with offerings of securities, subject to certain restrictions.

      Changes in control of Ameristar or our Mississippi Gaming Subsidiary through merger, consolidation, acquisition of assets, management or consulting agreements, or any act or conduct by a person by which such person obtains control, may not occur without the prior approval of the Mississippi Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Mississippi Commission in a variety of stringent standards prior to assuming control of the Registered Corporation. The Mississippi Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

      The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and Registered Corporations may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to (1) assure the financial stability of corporate gaming operations and their affiliates; (2) preserve the beneficial aspects of conducting business in the corporate form; and (3) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before a Registered Corporation may make exceptional repurchases of voting securities in excess of the current market price and before a corporate acquisition opposed by management can be consummated. Mississippi's gaming regulations also require prior approval by the Mississippi Commission of a plan of recapitalization proposed by a Registered Corporation's Board of Directors in response to a tender offer made directly to the Registered Corporation's stockholders for the purpose of acquiring control of the Registered Corporation.

      Neither Ameristar nor any Mississippi Gaming Subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of Ameristar and our affiliates. We have previously obtained a waiver of foreign gaming approval from the Mississippi Commission for operations in other states in which Ameristar conducts gaming operations and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

      If the Mississippi Commission determined that we violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke our approvals and the license of the Mississippi Gaming Subsidiary, subject to compliance with certain statutory and regulatory procedures. In addition, we, the Mississippi Gaming Subsidiary and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could seek to appoint a supervisor to operate our Mississippi casino facilities. Limitation, conditioning or suspension of any gaming license or approval or the appointment of a supervisor could (and revocation of any gaming license or approval would) materially adversely affect us, our gaming operations and our results from operations.

      License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Mississippi and to the counties and cities in which a Mississippi Gaming Subsidiary's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (1) a percentage of the gross gaming revenues received by the casino operation, (2) the number of gaming devices operated by the casino, or (3) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and not in excess of $134,000 per month, and 8% of gaming receipts in excess of $134,000 per month. The foregoing license fees are allowed as a credit against the Mississippi Gaming Subsidiary's Mississippi income tax liability for the year paid. The gross revenue fee imposed by the City of Vicksburg equals approximately 4% of the gaming receipts.

      The Mississippi Commission's regulations require as a condition of licensure or license renewal that an existing licensed gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which amount to at least 25% of the casino cost. Ameristar believes that ACVI is in compliance with this requirement with the opening of a 150-room hotel in June 1998. The Mississippi Commission adopted amendments to the regulation that increase the infrastructure development requirement from 25% to 100% for new casinos (or upon acquisition of a closed casino), but grandfathered existing licensees.

      IOWA. Ameristar's Council Bluffs operations are conducted by Ameristar Casino Council Bluffs, Inc. ("ACCBI") and are subject to Chapter 99F of the Iowa Code and the regulations promulgated thereunder. Ameristar's gaming operations are subject to the licensing and regulatory control of the Iowa Racing and Gaming Commission (the "Iowa Gaming Commission").

      Under Iowa law, wagering on a "gambling game" is legal, when conducted by a licensee on an "excursion gambling boat." An "excursion gambling boat" is a self-propelled excursion boat. "Gambling game" means any game of chance authorized by the Iowa Gaming Commission. The excursion season is from April 1st through October 31st of each calendar year. The vessel must operate at least one excursion each day for 100 days during the excursion season to operate during the off season. Each excursion must consist of a minimum of two hours. The Council Bluffs casino satisfied the requirements of Iowa law for the conduct of off-season operations for the years of 1997 through 2000.

      The legislation permitting riverboat gaming in Iowa authorizes the granting of licenses to "qualified sponsoring organizations." A "qualified sponsoring organization" is defined as a person or association that can show to the satisfaction of the Iowa Gaming Commission that the person or association is eligible for exemption from federal income taxation under sec. 501(c)(3), (4),
(5), (6), (7), (8), (10) or (19) of the Internal Revenue Code (hereinafter "not-for-profit corporation"). The not-for-profit corporation is permitted to enter into operating agreements with persons qualified to conduct riverboat gaming operations. Such operators must be approved and licensed by the Iowa Gaming Commission. On January 27, 1995, the Iowa Gaming Commission authorized the issuance of a license to conduct gambling games on an excursion gambling boat to the Iowa West Racing Association, a not-for-profit corporation organized for the purpose of facilitating riverboat gaming in Council Bluffs, Iowa (the "Association"). The Association entered into an agreement with ACCBI authorizing ACCBI to operate riverboat gaming operations in Council Bluffs under the Association's gaming license (the "Operator's Contract"). The Iowa Gaming Commission approved this contract. The term of the Operator's Contract runs until December 31, 2002, with two five-year renewal options. The current license awarded by the Iowa Gaming Commission for the Ameristar Council Bluffs Casino expires on March 31, 2002.

      Under Iowa law, a license to conduct gambling games may be issued in a county only if the county electorate has approved such gambling games. Although the electorate of Pottawattamie County, which includes the City of Council Bluffs, approved by referendum the gambling games conducted by ACCBI, a reauthorization referendum must be submitted to the electorate in the general election to be held in 2002 and each eight years thereafter. Each such referendum requires the vote of a majority of the persons voting thereon. If any such reauthorization referendum is defeated, Iowa law provides that any previously issued gaming license will remain valid and subject to periodic renewal for a total of nine years from the date of original issuance, subject to earlier revocation as discussed below. The original issuance date of the gaming license for Ameristar Council Bluffs was January 27, 1995.

      Substantially all of ACCBI's material transactions are subject to review and approval by the Iowa Gaming Commission. All contracts or business arrangements, verbal or written, with any related party or in which the term exceeds three years or the total value of the contract exceeds $50,000 must be submitted in advance to the Iowa Gaming Commission for approval. Additionally, contracts negotiated between ACCBI and a related party must be accompanied by economic and qualitative justification.

      ACCBI is required to notify the Iowa Gaming Commission of the identity of each director, corporate officer and owner, partner, joint venturer, trustee or any other person who has a beneficial interest of five percent (5%) or more, direct or indirect, in ACCBI. The Iowa Gaming Commission may require ACCBI to submit background information on such persons. The Iowa Gaming Commission may request ACCBI to provide a list of persons holding beneficial ownership interests in ACCBI of less than five percent (5%). For purposes of these rules, "beneficial interest" includes all direct and indirect forms of ownership or control, voting power or investment power held through any contract, lien, lease, partnership, stockholding, syndication, joint venture, understanding, relationship, present or reversionary right, title or interest, or otherwise. The Iowa Gaming Commission may suspend or revoke the license of a licensee in which a director, corporate officer or holder of a beneficial interest includes or involves any person or entity which is found to be ineligible as a result of want of character, moral fitness, financial responsibility, professional responsibility or due to failure to meet other criteria employed by the Iowa Gaming Commission.

      ACCBI must submit detailed financial, operating and other reports to the Iowa Gaming Commission. ACCBI must file weekly and monthly gaming reports indicating adjusted gross receipts received from gambling games and the total number and amount of money received from admissions. Additionally ACCBI must file annual financial statements covering all financial activities related to its operations for each fiscal year. ACCBI must also keep detailed records regarding its equity structure and owners.

      Iowa has a graduated wagering tax equal to five percent (5%) of the first $1.0 million of annual adjusted gross receipts, ten percent (10%) on the next $2.0 million of annual adjusted gross receipts and twenty percent (20%) on annual adjusted gross receipts over $3.0 million. In addition, the state charges other fees on a per customer basis. Additionally, ACCBI pays to the City of Council Bluffs a fee equal to $0.50 per passenger.

      Under the Operator's Contract, ACCBI also pays the Association an admissions fee of $1.50 per passenger. ACCBI has interpreted the Operator's Contract to mean that a person may leave and re-enter Council Bluffs Casino (for example, to visit the restaurants at Ameristar Council Bluffs) without ACCBI being obligated to pay an additional admissions fee to the Association. ACCBI received a letter from the Association in August 1996 in which the Association asserted that an additional fee is due each time a person enters the Council Bluffs Casino, including re-entries. The Association has advised us that the board of directors of the Association discussed a proposal to settle this dispute at an October 1997 meeting but declined to take any action either to approve the proposed settlement or to pursue the previously threatened claim. Accordingly, the Association has advised ACCBI that it does not currently intend to pursue this claim, but the Association has not formally waived or released the claim.

      All persons participating in any capacity at a gaming facility, with the exception of certified law enforcement officers while they are working for the facility as uniformed officers, are required to obtain occupational licenses from the Iowa Gaming Commission. All such licenses require annual renewal. The Iowa Gaming Commission had broad discretion to deny or revoke any occupational license.

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

      If the Iowa Gaming Commission decides that a gaming law or regulation has been violated, the Iowa Gaming Commission has the power to assess fines, revoke or suspend licenses or to take any other action as may be reasonable or appropriate to enforce the gaming rules and regulations.

      ACCBI is subject to licensure by the Alcoholic Beverages Division ("ABD") of the Iowa Department of Commerce which administers and enforces the laws of the State of Iowa concerning alcoholic beverages. Additionally, ACCBI is subject to the liquor ordinances adopted by local authorities. A local authority may adopt ordinances governing establishments which are located within their jurisdiction. Local ordinances may be more restrictive than the state law, but they may not conflict with the state law. The ABD and the local authorities have full power to suspend or revoke any license for the serving of alcoholic beverages.

      OTHER JURISDICTIONS. We expect to be subject to similar rigorous regulatory standards in each jurisdiction in which we seek to conduct gaming operations. There can be no assurance that regulations adopted or taxes imposed by other jurisdictions will permit profitable operations by us.

      FEDERAL REGULATION OF SLOT MACHINES. We are required to make annual filings with the U.S. Attorney General in connection with the sale, distribution or operation of slot machines. All requisite filings for the most recent year and the current year have been made.

      NON-GAMING REGULATIONS. The sale of alcoholic beverages by us is subject to the licensing, control and regulation in Jackpot by the Liquor Board of Elko County, in Vicksburg by both the City of Vicksburg and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission, and in Council Bluffs by the Alcoholic Beverage Division of the Iowa Department of Commerce. The sale of alcoholic beverages by us at our Missouri properties is subject to the licensing, control and regulation by the Missouri Gaming Commission as described above and in Kansas City by Clay County. In Mississippi, Ameristar Vicksburg has been designated as a special resort area, which allows ACVI to serve alcoholic beverages on a 24-hour basis. In Nevada, the applicable liquor laws allow 24-hour service of alcoholic beverages without any additional permits. In Iowa, the applicable liquor laws allow the sale of liquor during legal hours, which are Monday through Saturday from 6 a.m. to 2 a.m. and Sunday from 8 a.m. to 2 a.m. All licenses are revocable and not transferable. The liquor license authorities described above (the "Liquor License Authorities") have the full power to limit, condition, suspend or revoke any such license or to place a liquor licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of our business.

      Certain officers and managers of ACVI must be investigated by the applicable Liquor License Authorities in connection with its liquor permit. The applicable Liquor License Authorities must approve any changes in licensed positions.

      All cruising vessels operated by us must comply with U.S. Coast Guard requirements as to safety and must hold a Certificate of Inspection. These requirements set limits on the operation of the vessel and require that each vessel be operated by a minimum complement of licensed personnel. Loss of the vessel's Inspection Certificate would preclude its use as a riverboat. Every five years, US flagged passenger vessels operating exclusively in fresh water must conduct a thorough dry-dock inspection of underwater machinery, valves and hull. The Ameristar Council Bluffs riverboat was due for its dry-dock inspection in November 2000, but we have been accepted into a United States Coast Guard program that has allowed us to extend the dry-dock requirement by undergoing a thorough underwater inspection. This underwater inspection has been completed and the Ameristar Council Bluffs riverboat has received a U.S. Coast Guard Certificate of Inspection valid through October 19, 2001. The underwater inspection program allows for an extension of the dry-dock requirement for up to 30 months. Based on the results of this inspection, Ameristar Council Bluffs has applied to the U.S. Coast Guard for such an extension. Currently, Ameristar Council Bluffs is the only one of our properties that operates a cruising vessel subject to these requirements. Less stringent rules apply to permanently moored vessels.

      In order to comply with the federal Merchant Marine Act of 1936, as amended, and the federal Shipping Act of 1916, as amended, and applicable regulations thereunder, Ameristar's Bylaws contain

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

provisions designed to prevent persons who are not citizens of the United States from holding, in the aggregate, more than 24.9% of Ameristar's outstanding common stock.

      All of our shipboard employees employed on U.S. Coast Guard-approved vessels, even those who have nothing to do with the actual operations of the vessel, such as dealers, waiters and security personnel, may be subject to the Jones Act, which, among other things, exempts those employees from state limits on workers' compensation awards.

                                   MANAGEMENT

      DIRECTORS AND EXECUTIVE OFFICERS. The table below sets forth information about our directors and executive officers.

             NAME                AGE                             POSITION
             ----                ---                             --------
                                        Chairman of the Board, President and Chief Executive
Craig H. Neilsen...............  59     Officer
                                        Senior Vice President of Finance, Treasurer, Secretary and
Thomas M. Steinbauer...........  50     Director
Gordon R. Kanofsky.............  45     Senior Vice President of Legal Affairs
Paul I. Corddry................  64     Director
Larry A. Hodges................  52     Director

      Craig H. Neilsen. Mr. Neilsen has been Chairman of the Board of Directors, President and Chief Executive Officer of Ameristar Casinos, Inc. since its inception in August 1993. Since May 1984, Mr. Neilsen has been the President and Chairman of the Board of Directors of CPI. Mr. Neilsen has also been the President and sole director of each of our other subsidiaries since its inception. Mr. Neilsen has been actively involved in the development of all of our properties for more than 15 years. Mr. Neilsen also owns a controlling interest in several other closely held entities, most of which are engaged in real estate development and management operations unrelated to the business of Ameristar. Since 1987, Mr. Neilsen has devoted substantially all of his business time to the affairs of Ameristar.

      Thomas M. Steinbauer. Mr. Steinbauer has been Senior Vice President of Finance of Ameristar Casinos, Inc. since 1995 and Treasurer and a Director since its inception. Mr. Steinbauer was appointed as Secretary of Ameristar Casinos, Inc. in June 1998. He served as Vice President of Finance and Administration and Secretary of Ameristar Casinos, Inc. from its inception until 1995. Mr. Steinbauer has more than 20 years of experience in the gaming industry in Nevada and elsewhere. From April 1989 to January 1991, Mr. Steinbauer was Vice President of Finance for Las Vegas Sands, Inc., the owner of the Sands Hotel & Casino in Las Vegas. From August 1988 to April 1989, he worked for McClaskey Enterprises as the General Manager of the Red Lion Inn & Casino, handling the day-to-day operations of seven different hotel and casino properties in northern Nevada. Mr. Steinbauer was Property Controller of Bally's Reno from 1987 to 1988. Prior to that time, Mr. Steinbauer was employed for 11 years by the Hilton Corporation and rose from an auditor to be the Casino Controller of the Flamingo Hilton in Las Vegas and later the Property Controller of the Reno Hilton. Mr. Steinbauer holds Bachelor of Science degrees in Business Administration and Accounting from the University of Nebraska -- Omaha.

      Gordon R. Kanofsky. Mr. Kanofsky has been Senior Vice President of Legal Affairs of Ameristar Casinos, Inc. since September 1999. Mr. Kanofsky was in private law practice in Washington, D.C. and Los Angeles, California from 1980 to September 1999. While in private practice, Mr. Kanofsky represented Ameristar as special securities counsel and outside general counsel since April 1993 and April 1998, respectively. Mr. Kanofsky also represented several other gaming industry clients while in private practice. Mr. Kanofsky is a graduate of the Duke University School of Law and holds an undergraduate degree from Washington University in St. Louis.

      Paul I. Corddry. Mr. Corddry became a Director of Ameristar Casinos, Inc. in March 1994. Mr. Corddry served for 28 years with H.J. Heinz Company, retiring from his position as Senior Vice President -- Europe in August 1992. Prior to that position, Mr. Corddry served as Senior Vice President in charge of several Heinz domestic affiliates, President of Ore-Ida Foods, Inc., a wholly owned subsidiary of Heinz, and General Manager of Product Marketing. Mr. Corddry was also a member of the Board of Directors of Heinz from September 1986 until his retirement. Prior to joining Heinz, Mr. Corddry held various brand management positions with Procter & Gamble Co. Since 1987, Mr. Corddry has served as a director of Albertson's, Inc., a major operator of grocery stores. He is also a member of the Board of Trustees of the American University in Cairo, Swarthmore College in Pennsylvania and the Corcoran Museum in Washington, D.C. Mr. Corddry has previously served on the boards of numerous food industry-related associations and educational, cultural and medical facilities, foundations and associations among other organizations.

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

      Larry A. Hodges. Mr. Hodges became a Director of Ameristar Casinos, Inc. in March 1994. Mr. Hodges has more than 30 years experience in the retail food business. In April 1994, he became President and Chief Executive Officer of Mrs. Fields Inc., after serving as President of Food Barn Stores, Inc. from July 1991 to March 1994. He has been a director of Mrs. Fields since April 1993. From February 1990 to October 1991, Mr. Hodges served as president of his own company, Branshan Inc., which engaged in the business of providing management consulting services to food makers and retailers. Earlier, Mr. Hodges was with American Stores Company for 25 years, where he rose to the position of President of two substantial subsidiary corporations. Mr. Hodges' first management position was Vice President of Marketing for Alpha Beta Co., a major operator of grocery stores in the West. Mr. Hodges is also a director of Coinstar, Inc., an operator of automated, self-service coin counting and processing machines, Successories Inc., a manufacturer or motivational home and office decor, Mrs. Fields Original Cookies and the International Franchise Association.

      KEY PERSONNEL. The table below sets forth information about key management personnel, including persons hired in connection with our acquisition of the Missouri properties.

                   NAME                     AGE                     POSITION
                   ----                     ---                     --------
David Albrecht............................  45     Senior Vice President and General Manager
                                                   of the Jackpot Properties
Thomas P. Burke...........................  45     Senior Vice President and General Manager
                                                   of Ameristar Kansas City
John V. Finamore..........................  43     President of Missouri Operations
Ray Neilsen...............................  37     Vice President of Brand Development and
                                                     Acting General Manager of Ameristar
                                                     Vicksburg
Anthony J. Raymon.........................  48     Senior Vice President and General Manager
                                                   of Ameristar St. Charles
Anthony Taeubel...........................  38     Senior Vice President and General Manager
                                                   of Ameristar Council Bluffs

      David Albrecht. Mr. Albrecht has been our Senior Vice President and General Manager of the Jackpot Properties since November 1999 and has more than 20 years of resort and management experience. Mr. Albrecht is a long-time member of the Jackpot community, having served as the General Manager and Director of Golf at the Jackpot Golf Club for 10 years. He has been named "Golf Professional of the Year" and "Merchandiser of the Year" for the Rocky Mountain Section of the Professional Golfers Association and has received the Horton Smith Award for his work in providing educational outlets for PGA professionals. Mr. Albrecht has also served as the President of the Rocky Mountain Section of the PGA of America for four years.

      Thomas P. Burke. Mr. Burke is our Senior Vice President and General Manager of Ameristar Kansas City. Mr. Burke was formerly the Vice President and General Manager of Station Casino Kansas City. Mr. Burke joined Station Casinos' Midwest Operations team in November 1996 as Assistant General Manager of Station Casino Kansas City and was promoted to Vice President and General Manager in 1999. Previously, he served as assistant general manager for the Majestic Star Casino in Gary, Indiana, and before that he served in management positions for American Gaming & Entertainment, the Trump Taj Mahal Casino Resort, the Trump Castle Casino Resort and the Tropicana Hotel Resort, in Atlantic City, New Jersey and Melbourne, Australia. Mr. Burke earned a Bachelor of Arts in Economics from Rutgers University, New Brunswick, New Jersey, and a Masters in Business Administration from Monmouth University in West Long Branch, New Jersey.

      John V. Finamore. Mr. Finamore is our President of Missouri Operations. Mr. Finamore is responsible for overall operations of Ameristar Kansas City and Ameristar St. Charles. Mr. Finamore formerly had similar responsibilities at Station Casinos. Mr. Finamore joined Station Casinos' Midwest Operations staff in 1997 as Vice President/General Manager of Station Casino Kansas City after serving as Vice President of Operations at Palace Station Hotel and Casino, one of Station Casinos' gaming and entertainment properties in Las Vegas, Nevada. Mr. Finamore joined Station Casinos in 1994 as Vice President of Operations for Boulder Station Hotel & Casino during its successful first year of operations. In September 1995, he was named Vice President/General Manager of Barley's Casino & Brewing Co., a micro-brewery and casino property operated by Station Casinos in the Henderson/Green Valley area of Las Vegas. Before joining Station Casinos he served as General Manager of the Westin Hotel -- O'Hare in Chicago, Illinois. Mr. Finamore earned a Bachelor of Science in Hotel Administration from the Cornell University School of Hotel Administration in Ithaca, New York.

      Ray Neilsen. Mr. Neilsen is currently our Vice President of Brand Development and is the Acting General Manager at Ameristar Casino Vicksburg. Ray Neilsen is the son of Craig Neilsen and has worked in several managerial positions throughout Ameristar for the past 10 years and has over six years of experience in key management positions. He has been instrumental in establishing brand consistencies among the various Ameristar properties in a broad range of areas such as guest service, service standards and brand identity and has served in multiple jurisdictions for our company. As the General Manager of the Council Bluffs property, Mr. Neilsen successfully implemented significant property improvements including earning the prestigious Four Diamond rating from the American Automobile Association. Mr. Neilsen earned an MBA in International Management from the Monterey Institute of International Studies.

      Anthony J. Raymon. Mr. Raymon is our Senior Vice President and General Manager of Ameristar St. Charles. Mr. Raymon formerly held the same positions for Stations Casinos and joined Station Casino St. Charles' executive staff in 1994 as Assistant General Manager for Station Casino St. Charles. A year later he was promoted to Vice President/General Manager. He was promoted to his current position in 1999. Prior to joining the Station Casino St. Charles, Mr. Raymon served as Vice President of Operations for Fitzgerald's Hotel and Casino in Reno, Nevada, where he was a member of the management team and helped opening five casinos in different parts of the United States. He earned an associate degree in information systems from Macomb County Community College in Warren, Michigan.

      Anthony Taeubel. Mr. Taeubel is the Senior Vice President and General Manager of Ameristar Casino Council Bluffs and has 15 years of experience in the gaming industry. A former regulator with the Nevada Gaming Control Board, Mr. Taeubel has held positions in various areas of casino operations, including the Race and Sportsbook, the Cage, Finance and Administration. He has been employed by Ameristar for five years and assisted in opening the Council Bluffs property. Mr. Taeubel earned a bachelor's degree in Psychology from the University of Nevada, Reno and a Masters of Business from the University of Nevada, Las Vegas. Mr. Taeubel has also been an instructor in the Gaming Management Series of gaming education courses offered by the University of Nevada, Reno.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Until March 31, 1997, we leased certain office space in Twin Falls, Idaho, from Lynwood Shopping Center, a partnership in which Craig H. Neilsen has a controlling equity interest. In 1998, we paid previously accrued rent of $15,573 related to this tenancy. In addition, in 1998, CPI paid $20,614 in rent to Lynwood Shopping Center for CPI's readerboard sign (which was owned by Lynwood Shopping Center) and space provided for CPI's dealer school. The readerboard sign lease expired in July 1998, at which time CPI exercised an option to purchase the sign for $22,989.

      Commencing April 1, 1997, Neilsen & Company (a partnership in which Mr. Neilsen owns a controlling equity interest) leased from Lynwood Shopping Center certain of the office space previously leased by us. CPI concurrently subleased from Neilsen & Company the right to use certain offices in this space and the common areas through December 31, 2001. In 2000, CPI paid $19,825 to Neilsen & Company for rent and expenses under this sublease in 2000 and 1999. There was no balance outstanding for rent or expenses at December 31, 2000. In 1999, CPI paid $16,775 to Neilsen & Company for rent and expenses under this sublease in 1998 and 1999. An additional $1,525 was accrued for rent and expenses under this sublease in 1999 and was outstanding at December 31, 1999. In 1998, rent and expenses under this sublease of $17,892 were accrued and paid, and accrued rent and expenses for 1997 totaled $14,634, which was paid in February 1998. These offices, and the readerboard sign and dealer school described above, support CPI's casino-hotel operations in Jackpot, Nevada, at the Idaho border due south of Twin Falls. The offices previously supported our executive offices, which are now located in Las Vegas, Nevada.

      We lease from Neilsen & Company two condominiums located in Sun Valley, Idaho. These leases, which required us to pay an aggregate monthly rental rate of $3,500 per month, expired on December 31, 1998. We have continued to lease the two condominiums on a month-to-month basis since January 1, 1999 at an aggregate monthly rental rate of $3,675 plus maintenance, supply and utility costs (pending approval by our Board of Directors). The properties are made available by us at no charge to management personnel and certain business associates. We believe that the condominiums are a valuable asset in strengthening management morale and maintaining goodwill with important business contacts. We believe that the rental rates paid and proposed to be paid by us are within the range of rates generally charged for such properties in Sun Valley.

      A portion of the services of one of our employees were provided to Neilsen & Company until July 1, 1997, at which time this employee terminated service with us and became an employee of Neilsen & Company. The total estimated amount due to us for these services at December 31, 1998 was approximately $25,104 ($13,104 for a portion of the 1996 services and $12,000 for 1997 services), representing approximately half of the salary and additional payroll burden for this employee. Payment of the outstanding balance has been deferred pending an analysis of amounts due to Neilsen & Company from us for various services performed by Neilsen & Company and amounts due to us from Neilsen & Company for certain telephone expenses paid by us on behalf of Neilsen & Company. Among others, the services provided by Neilsen & Company to us included assistance with the relocation of our offices to Las Vegas, Nevada, litigation and arbitration support services, licensing application assistance and accounts payable assistance. In addition to the foregoing, Neilsen & Company provided services to us during 1999 and 2000 in connection with our license application for a potential casino project in South St. Louis County and provided services in 2000 in connection with our license applications for the Acquisitions. In April 2001, Neilsen & Company billed us $15,328 for the services that were provided in 1999 and $15,098 for the services that were provided in 2000, which amounts were based on the number of hours that employees of Neilsen & Company spent in providing these services. Other than these license applications, Neilsen & Company has provided only minimal services to us since 1997.

      Mr. Neilsen is the president, director and sole stockholder of Intermountain Express, Inc. ("Intermountain"), a transportation concern that provided CPI with package delivery services between

Jackpot and Twin Falls, Idaho until mid-2000. Intermountain also contracted with CPI for the use of CPI's drivers by Intermountain until mid-2000. In 2000, CPI paid $29,975 to Intermountain for package delivery services in 1999 and 2000. CPI charged Intermountain $9,754 in 2000 for contracted driver services and miscellaneous fuel and van maintenance expenses provided by CPI in 2000. During 2000, Intermountain paid all of the amount charged together with $7,422 that was outstanding at December 31, 1999 for such services performed in 1999. There was no outstanding balance due from CPI to Intermountain or from Intermountain to CPI at December 31, 2000. In 1999, CPI paid $35,475 to Intermountain for package delivery services in 1998 and 1999. An additional $10,110 was accrued for services provided in 1999 and was outstanding at December 31, 1999. CPI charged Intermountain $28,491 in 1999 for contracted driver services and miscellaneous fuel and van maintenance expenses provided by CPI in 1998 and 1999, of which $7,422 remained outstanding at December 31, 1999. In 1998, CPI paid $54,198 to Intermountain for package delivery services in 1997 and 1998. An additional $3,755 was accrued for services provided in 1998 and was outstanding at December 31, 1998. CPI charged Intermountain $31,415 in 1998 for contracted driver services and miscellaneous fuel and van maintenance expenses paid for or provided by CPI in 1997 and 1998, of which $8,910 remained outstanding at December 31, 1998. We believe that these relationships between CPI and Intermountain have been beneficial to us.

      In addition, Intermountain leased a van owned by CPI for use in connection with the package delivery services provided by Intermountain to CPI. Intermountain owed CPI $11,400 in van rental payments accrued at the rate of $100 per week in 1993, 1994 and early 1995. Van rental payments were not accrued since early 1995 pending the completion of discussions concerning the possible sale of the van by CPI to Intermountain and the settlement of the outstanding van rental balance. In January 1998, CPI and Intermountain reached an agreement for the forgiveness by CPI of the accrued van rental amount in excess of $1,250 and a sale of the van by CPI to Intermountain for $500. Intermountain has paid the $1,750 due to CPI. We believe that this transaction was fair to us based on the condition of the van and the past services and payments received by CPI from Intermountain.

      We have adopted a policy requiring transactions with affiliates to be on terms no less favorable to us than could be obtained from unaffiliated parties. Each of the completed transactions described above has been approved by our Board of Directors. In the opinion of management, the terms of the above transactions were at least as fair to us as could have been obtained from unaffiliated parties.

      Ray Neilsen, our Vice President of Brand Development and Acting General Manager at our Vicksburg property, is the son of Craig Neilsen, our President and Chief Executive Officer. Ray Neilsen has held various other positions with Ameristar for the past 10 years. In these various capacities, Ray Neilsen received salary and bonus compensation of $157,000 in 2000, $155,000 in 1999 and $150,000 in 1998, as well as perquisites and other employee benefits. We have provided housing to Ray Neilsen since early 2000 when he temporarily relocated to Vicksburg to become Acting General Manager of Ameristar Vicksburg. In addition, we pay approximately $3,600 per month for Ray Neilsen's housing related expenses in Las Vegas.

                      DESCRIPTION OF EXISTING INDEBTEDNESS

      In December 2000, concurrently with the Acquisitions, we entered into a $575 million senior credit agreement with a syndicate of lenders led by an affiliate of Deutsche Bank AG as administrative agent. After the repayment of a portion of the senior credit facilities with a portion of the proceeds from the offering of the old notes and the Disposition, we currently have $475 million senior credit facilities that consist of:

      - a $75 million revolving credit facility maturing in 2005 ($25 million of which is dedicated to the completion of the St. Charles expansion and will be available for general working capital purposes thereafter);

      - a $75 million revolving credit/term facility that revolves for two years and then converts into a three year term loan maturing in 2005 (dedicated to the completion of the St. Charles expansion).

      -     a $50 million term loan A maturing in 2005;

      -     a $148.1 million term loan B maturing in 2006; and

      -     a $126.9 million term loan C maturing in 2007.

      The following description summarizes the material provisions of the senior credit agreement and is qualified in its entirety by reference to the agreement. A copy of that agreement is available from us or the initial purchasers upon request.

      The senior credit facilities are guaranteed by all of our subsidiaries. The senior credit facilities are secured by a first priority security interests on substantially all of our and our subsidiaries' real and personal property, including the capital stock of our subsidiaries.

      The senior credit agreement requires us to meet specified financial tests on an on-going basis, including minimum consolidated tangible net worth, maximum leverage and senior leverage ratios, minimum consolidated gross and adjusted fixed charge coverage ratios and minimum maintenance capital expenditures. In addition, the senior credit agreement includes customary representations and warranties, customary events of default, including a change of control, and other customary covenants, including covenants that limit our and our subsidiaries' ability to:

      - prepay principal of or redeem or repurchase the exchange notes and the old notes, including upon any asset sale, change of control or similar event, or make certain modifications of the indenture governing the exchange notes and the old notes;

      -     incur additional debt;

      -     make capital expenditures;

      -     create or become subject to liens;

      -     make asset sales;

      -     merge with other entities or make acquisitions;

      -     make investments or advances; and

      -     pay dividends or make distributions.

      We obtained the senior credit facilities (together with the $300 million senior subordinated credit facility repaid with proceeds of the old notes):

      -     to effect the Acquisitions;

      - to retire our former credit facility and other outstanding debt, including (through a tender offer completed in December 2000) all of our 10.5% senior subordinated notes;

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

      -     to finance fees and expenses associated with the Transactions;

      - to finance the completion of expansion of the Ameristar St. Charles facilities; and

      -     for general corporate and working capital purposes.

      We may use up to $15 million of the revolving credit facility for letters of credit. As of December 31, 2000, pro forma for the Disposition, the offering of the old notes and the use of the proceeds therefrom, we would have had $337.8 million of borrowings outstanding under our senior credit facilities. The senior credit agreement includes provisions permitting an increase in the aggregate amount of the revolving credit facility or the term loans by up to an aggregate of $50 million, subject to certain conditions including the receipt from one or more lenders, in their sole discretion, of the additional commitments that may be requested.

      Interest on outstanding balances under the senior credit agreement is determined adding a margin to the Eurodollar or base rate existing for each interest calculation date. For the revolving credit facility, the revolving term facility and the term loan A, the margin is based on our leverage ratio, which is the ratio of our consolidated debt to last twelve months EBITDA, as defined, and ranges from 1.50% to 3.25% in the case of Eurodollar loans and from 0.50% to 2.25% in the case of base rate loans. For the term loan B and the term loan C, the margins are fixed at 3.75% and 4.00%, respectively, in the case of Eurodollar loans, and at 2.75% and 3.00%, respectively, in the case of base rate loans. We also pay commitment fees on unused availabilities and agency fees in connection with the senior credit agreement.

      Under the senior credit agreement, we are required to prepay the term loans (or if the term loans are fully repaid to repay and permanently reduce the revolving credit facilities) with 100% of the net proceeds of sales of equity, incurrence of certain debt (other than the exchange notes) and certain asset sales and 75% of excess cash flow. We may also voluntarily prepay the loans. We must pay a premium ranging from 1% to 2% in the event of any voluntary prepayment of the term loan B or the term loan C during the first two years or any prepayment of such loans out proceeds of the old notes.

      In addition to our senior credit facilities and the old notes, as of December 31, 2000, after giving effect to the Disposition, we had approximately $16.4 million of other indebtedness outstanding. This includes approximately $8.3 million of purchase money indebtedness and capital lease financing for gaming equipment and other furniture, fixtures and equipment, $5.4 million of first mortgage financing issued to the sellers of parcels of land in Vicksburg, Mississippi and $2.7 million of other indebtedness.

                            DESCRIPTION OF THE NOTES

      The Company will issue the exchange notes for the old notes under the indenture that governs the old notes, dated as of February 2, 2001 (the "Indenture"), among itself, the Guarantors and U.S. Bank Trust National Association, as Trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. We urge you to read the Indenture because it defines your rights. The terms of the exchange notes and the old notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). A copy of the Indenture may be obtained from the Company or the Initial Purchaser. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." For purposes of this section, references to the "Company" include only Ameristar Casinos, Inc. and not its Subsidiaries. We refer to the exchange notes and the old note (to the extent not exchanged for exchange notes) in this section as the "Notes."

      The Notes are unsecured obligations of the Company, ranking subordinate in right of payment to all Senior Debt of the Company, pari passu in right of payment to all senior subordinated Indebtedness of the Company and senior in right of payment to all subordinated Indebtedness of the Company.

      The Company will issue the exchange notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Trustee will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of Holders. Any old notes that remain outstanding after the completion of the Exchange Offer, together with the exchange notes, will be treated as a single class of securities under the Indenture.

PRINCIPAL, MATURITY AND INTEREST

      The Company issued $380.0 million in aggregate principal amount of old notes on February 2, 2001. The Notes will mature on February 15, 2009. Additional Notes may be issued from time to time, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of Additional Indebtedness." Interest on the Notes will accrue at the rate of 10 3/4% per annum and will be payable semiannually in cash on each February 15 and August 15 commencing on August 15, 2001, to the persons who are registered Holders at the close of business on the February 1 and August 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including February 2, 2001.

      The Notes will not be entitled to the benefit of any mandatory sinking fund.

REDEMPTION

      Optional Redemption. Except as described below, the Notes are not redeemable before February 15, 2006. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 15 of the years set forth below:

                            YEAR                              PERCENTAGE
                            ----                              ----------
2006........................................................   105.375%
2007........................................................   102.688%
2008 and thereafter.........................................   100.000%

      In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

      Optional Redemption Upon Public Equity Offerings. At any time, or from time to time, on or prior to February 15, 2004, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 110.75% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

             (1) at least 65% of the principal amount of Notes issued under the Indenture on the Issue Date remains outstanding immediately after any such redemption; and

             (2) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

      "Public Equity Offering" means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the Commission in accordance with the Securities Act.

      Redemption Based Upon Gaming Laws. Notwithstanding any other provision of the Indenture, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified, found suitable or otherwise obtain any approval, consent, permit or finding under any applicable gaming law and such holder or beneficial owner (i) fails to apply therefor within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority or (ii) is denied such license or qualification or not found suitable or denied such other approval, consent, permit or finding or otherwise fails to qualify under applicable Gaming Regulations, the Company shall have the right, at its option:

             (A) to require any such holder or beneficial owner to dispose of its Notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of receipt of such notice or finding by such Gaming Authority or other failure to qualify under applicable Gaming Regulations, or

             (B) to call for the redemption of the Notes of such holder or beneficial owner at a redemption price equal to

                  (a) the least of:

                        (1) the principal amount thereof, together with accrued
                 interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability or of the denial of such other approval, consent, permit or finding by such Gaming Authority or other failure to qualify under applicable Gaming Regulations,

                        (2) the price at which such holder or beneficial owner
                 acquired the Notes, together with accrued interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability or of the denial of such other approval, consent, permit or finding by such Gaming Authority or other failure to qualify under applicable Gaming Regulations, and

                        (3) the fair market value of the Notes to be redeemed on
                 the date of redemption;

                  or

                  (b) such other amount as may be required by applicable law or order of such Gaming Authority.

      The Company shall notify the Trustee in writing of any such redemption as soon as practicable. The holder or beneficial owner applying for a license, qualification or a finding of suitability, or for any other approval, consent, permit or finding must pay all costs of the licensure or investigation for such qualification or finding of suitability.

SELECTION AND NOTICE OF REDEMPTION

      In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

             (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

             (2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

      No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

SUBORDINATION

      The payment of all Obligations on or relating to the Notes is subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of all Obligations on Senior Debt of the Company (including the Obligations with respect to the Credit Agreement). Notwithstanding the foregoing, payments and distributions made relating to the Notes pursuant to the trust described under "Legal Defeasance and Covenant Defeasance" or as required as described under "Redemption -- Redemption Based Upon Gaming Laws" shall not be so subordinated in right of payment.

      The holders of Senior Debt will be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy or other like proceeding at the rate specified in the applicable Senior Debt whether or not such interest is an allowed claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes in the event of any distribution to creditors of the Company:

             (1) in a liquidation or dissolution of the Company;

             (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

             (3) in an assignment for the benefit of creditors; or

             (4) in any marshalling of the Company's assets and liabilities.

      The Company also may not make any payment or distribution of any kind or character with respect to any Obligations on, or relating to, the Notes or acquire any Notes for cash or property or otherwise if:

             (1) a payment default on any Senior Debt occurs and is continuing;
      or

             (2) any other default occurs and is continuing on Designated Senior Debt that permits holders of the Designated Senior Debt to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Representative of any Designated Senior Debt.

      Payments on and distributions with respect to any Obligations on, or with respect to the Notes may and shall be resumed:

             (1) in the case of a payment default, upon the date on which such default is cured or waived; and

             (2) in case of a nonpayment default, the earliest of (x) the date on which all nonpayment defaults are cured or waived (so long as no other event of default exists), (y) 180 days after the date on which the applicable Payment Blockage Notice is received or (z) the date on which the Trustee receives notice from the Representative for such Designated Senior Debt rescinding the Payment Blockage Notice, unless in any such event the maturity of any Designated Senior Debt has been accelerated.

      No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice.

      No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of de livery of such initial Payment Blockage Notice that in either case would give rise to a default pursuant to any provisions under which a default previously existed or was continuing shall constitute a new default for this purpose).

      The Company must promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

      As a result of the subordination provisions described above in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of the Notes may recover less ratably than creditors of the Company who are holders of Senior Debt or creditors of the Company whose obligations are not subordinated to Senior Debt. See "Risk Factors -- Risks Related to the Notes -- Your right to receive payment on the notes and the guarantees is junior to all of our and the guarantors' senior debt."

      After giving effect to the Disposition and offering of the Notes and the application of the proceeds therefrom, on a pro forma basis, at December 31, 2000, the aggregate amount of Senior Debt outstanding would have been approximately $354.2 million, and the Company would have had unused availability of $130.7 million under the Credit Agreement.

GUARANTEES

      The Guarantors jointly and severally guarantee the Company's obligations under the Indenture and the Notes on a senior subordinated basis. Each Guarantee is subordinated to Guarantor Senior Debt on the same basis as the Notes are subordinated to Senior Debt. The obligations of each Guarantor under its Guarantee are limited to support findings that the Guarantee will not constitute a fraudulent conveyance or fraudulent transfer under applicable law.

      Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event of a sale or other disposition of all of the properties and assets of any Guarantor, by way of merger, consolidation or otherwise, the sale of all of the Capital Stock of a Guarantor, whether by way of merger, consolidation or otherwise, in either case provided that such sale or other disposition complies with the provisions set forth in "Certain Covenants -- Limitation on Asset Sales" (other than provisions for future application of the Net Cash Proceeds), or in the event of the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, the Guarantor's Guarantee will be released.

      Each of the Guarantors is a Wholly Owned Restricted Subsidiary of the Company, and the Guarantors constitute all of the Company's direct and indirect subsidiaries. The Company is a holding company with no operations or material assets independent of those of the Guarantors, other than its investment in the Guarantors, and the aggregate net assets, earnings and equity of the Guarantors and the Company are substantially equivalent to the net assets, earnings and equity of the Company on a consolidated basis. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because such Guarantors are jointly and severally liable with respect to the Company's obligations pursuant to the Notes and because, in the opinion of management, such information is not material to investors.

CHANGE OF CONTROL

      Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

      Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. Holders will be entitled to withdraw their election if the Trustee or the Company receives not later than the third business day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased.

      Prior to the mailing of the notice referred to above, but in any event within 30 days following any Change of Control, the Company covenants to:

             (1) repay in full and terminate all commitments under Indebtedness under the Credit Agreement and all other Senior Debt the terms of which require repayment upon a Change of Control or offer to repay in full and terminate all commitments under all Indebtedness under the Credit Agreement and all other such Senior Debt and to repay the Indebtedness owed to each lender which has accepted such offer; or

             (2) obtain the requisite consents under the Credit Agreement and all other Senior Debt to permit the repurchase of the Notes as provided below.

      The Company shall first comply with the covenant in the immediately preceding paragraph before it shall be required to repurchase Notes pursuant to the provisions described below. The Company's failure to comply with the covenant described in the immediately preceding paragraph may (with notice and lapse of time) constitute an Event of Default described in clause (3) but shall not constitute an Event of Default described in clause (2) under "Events of Default" below.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

      If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be

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

delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing or that the terms of the Indenture would permit the incurrence of such financing.

      The Credit Agreement currently prohibits the Company from repurchasing any Notes, and also provides that some change of control events with respect to the Company would constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party are likely to contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the holders of Notes.

      Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder's right to repurchase upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the definition of "Change of Control" is limited in scope and the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

      The definition of Change of Control includes a phrase relating to the sale, lease or other disposition of "all or substantially all" of the assets of the Company on a consolidated basis. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the point at which a holder of notes will be able to require the Company to repurchase its notes as a result of a sale, lease or other disposition of less than all of the assets of the Company on a consolidated basis to another Person or group is uncertain.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

CERTAIN COVENANTS

      The Indenture contains, among others, the following covenants:

      Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or,

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

upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 2.0 to 1.0.

      Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

             (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

             (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

             (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or a Guarantor that is subordinate or junior in right of payment to the Notes (except for the purchase, defeasance, redemption, prepayment or other acquisition of such subordinate or junior Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition); or

             (4) make any Investment (other than Permitted Investments)

      (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment"); if at the time of such Restricted Payment or immediately after giving effect thereto,

                  (i) a Default or an Event of Default shall have occurred and be continuing; or

                  (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

                  (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date shall exceed the sum of:

                        (v) 50% of the cumulative Consolidated Net Income (or if
                 cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to December 31, 2000 and on or prior to the date the Restricted Payment occurs (the "Reference Date") (treating such period as a single accounting period); plus

                        (w) 100% of the aggregate net cash proceeds received by
                 the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock and excluding any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption-Optional Redemption Upon Public Equity Offerings"); plus

                        (x) the aggregate principal amount (or accreted value,
                 if less) of Indebtedness of the Company issued since the Issue Date (other than Indebtedness

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

                 issued to or held by a Subsidiary) that has been converted into Qualified Capital Stock (other than Capital Stock issued or sold to a Subsidiary);

                        (y) without duplication of any amounts included in
                 clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock (excluding any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption -- Optional Redemption Upon Public Equity Offerings."); plus

                        (z) without duplication, the sum of:

                              (1) the aggregate amount returned in cash on or
                       with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

                              (2) the net cash proceeds received by the Company
                       or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

                              (3) upon redesignation of an Unrestricted
                       Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary; provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

      Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

             (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

             (2) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

             (3) if no Default or Event of Default shall have occurred and be continuing, the acquisition of any Indebtedness of the Company that is subordinate or junior in right of payment to the Notes either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

             (4) if no Default or Event of Default exists or would result therefrom, (A) the Company may pay amounts required for any repurchase, redemption or other acquisition for value of any capital stock or options to acquire capital stock of the Company held by any director, officer, employee or consultant of the Company or any of its Subsidiaries pursuant to any equity subscription agreement or stock option agreement or similar agreement, or otherwise upon their death, disability, retirement or termination of employment or departure from the board of directors of the Company (provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired capital stock and options (other than payments described in clause (4)(B)) shall not exceed (x) $2,000,000 in any twelve-month period or (y) $5,000,000 in the aggregate from and after the Issue Date) and (B) the Company may pay amounts required under the Missouri Stock Option Agreements in effect on the Issue Date if the trading market for the common stock of the Company is not sufficiently liquid as provided therein in an aggregate amount not to exceed $3.75 million in each of the four calendar years commencing with calendar year 2001;

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

      provided that unused amounts may be carried forward to succeeding years through the maturity date of the Notes;

             (5) the redemption or repurchase of any Capital Stock or Indebtedness of the Company, including the Notes, if required by any Gaming Authority or if determined, in the good faith judgment of the Board of Directors, to be necessary to prevent the loss or to secure the grant or reinstatement of any gaming license or other right to conduct lawful gaming operations; and

             (6) Restricted Payments in an amount not to exceed $10.0 million in the aggregate.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) (ii), (3)(ii)(a), (4),
(5) and (6) shall be included in such calculation. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

      Limitation on Asset Sales. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly consummate an Asset Sale unless:

             (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Capital Stock sold or issued or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

             (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that, for purposes of this clause (2) the following will be considered "cash" or "Cash Equivalents":

                  (a) any Senior Debt or Guarantor Senior Debt that is assumed by the transferee of any such assets, to the extent the Company or such Restricted Subsidiary is released from any further liability; and

                  (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 30 days after receipt; and

             (3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds (excluding amounts received and considered as "cash" or "Cash Equivalents" pursuant to clause (2)(a)) relating to such Asset Sale within 365 days of receipt thereof either:

                  (a) to repay any Senior Debt or Guarantor Senior Debt and, in the case of any Senior Debt or Guarantor Senior Debt under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

                  (b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale, in the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of such investment and that is engaged primarily in a Permitted Line of Business or in properties and assets that will be used by the Company and its Restricted Subsidiaries in a Permitted Business ("Replacement Assets"); and/or

                  (c) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

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

      Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses
(3)(a), (3)(b) and (3)(c) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer (the "Net Proceeds Offer") to all holders of Notes and, to the extent required by the terms of any Pari Passu Indebtedness, an offer to purchase to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

      The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

      In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant (other than the first paragraph of this covenant) with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

      Notwithstanding the first two paragraphs of this covenant, the Company and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such paragraphs to the extent that:

             (1) at least 75% of the consideration for such Asset Sale constitutes Replacement Assets; and

             (2) such Asset Sale is for fair market value; provided that any consideration not constituting Replacement Assets received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Cash Proceeds subject to the provisions of the first two paragraphs of this covenant.

      Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis (based on amounts of

Notes tendered)). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. Holders will be entitled to withdraw their tender if the Trustee or the Company receives not later than the third business day prior to the purchase date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing its election to have such Note purchased. Upon completion of a Net Proceeds Offer (including payment of the purchase price for Notes duly tendered) the Net Cash Proceeds that were the subject of such offer shall cease to be Net Cash Proceeds and the Company or Restricted Subsidiary that engaged in the Asset Sale, as applicable, may use the remaining Net Cash Proceeds for general corporate purposes.

      The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

      If the Company is required to make a Net Proceeds Offer, such offer may be subject to restrictions arising out of the terms of outstanding Senior Debt or Guarantor Senior Debt or other limitations comparable to the restrictions and limitations that may apply to offers to purchase notes following a Change of Control. See "Change of Control" and "Risk Factors -- Risks Related to the Notes."

      Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

             (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

             (2) make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

             (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company,

      except for such encumbrances or restrictions existing under or by reason of:

                  (a) applicable law, including restrictions imposed by applicable gaming laws or any applicable Gaming Authority;

                  (b) the Notes, the Guarantees and the Indenture;

                  (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

                  (d) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the properties or assets of the Person so acquired;

                  (e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date, including the Credit Agreement;

                  (f) the provisions of security or pledge agreements or mortgages (or similar agreements) granting a Permitted Lien or restricting transfers of the assets secured thereby;

                  (g) FF&E Financing, Purchase Money Indebtedness or Capitalized Lease Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
           (3) above on the property so acquired; or

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

                  (h) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), (e), (f) or (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d), (e), (f) or (g).

      Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

      Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

             (1) in the case of Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens, in each case until such time as such Liens no longer secure other Indebtedness or obligations; and

             (2) in all other cases, the Notes are equally and ratably secured, in each case until such time as such Liens no longer secure other Indebtedness or obligations, except for:

                  (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

                  (b) Liens securing Senior Debt and Liens securing Guarantor Senior Debt;

                  (c) Liens securing the Notes and the Guarantees;

                  (d) Liens of the Company or a Guarantor on assets of any Restricted Subsidiary of the Company;

                  (e) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

                  (f) Permitted Liens.

      Prohibition on Incurrence of Senior Subordinated Debt. The Company will not, and will not permit any Restricted Subsidiary that is a Guarantor to, directly or indirectly incur or suffer to exist Indebtedness that by its terms would rank senior in right of payment to the Notes or any Guarantee, as the case may be, and would rank subordinate in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be.

      Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined

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

on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

             (1) either:

                  (a) the Company shall be the surviving or continuing corporation; or

                  (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"):

                        (x) shall be a corporation organized and validly
                 existing under the laws of the United States or any State thereof or the District of Columbia; and

                        (y) shall expressly assume, by supplemental indenture
                 (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture and the Registration Rights Agreement on the part of the Company to be performed or observed;

             (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;

             (3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

             (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

      For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

      The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such, and the Company shall be released from the obligations under the Notes and the Indenture except in the case of a lease of the

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

Company's assets and except with respect to any obligations under the Notes and the Indenture that arise from, or related to, such transaction.

      No Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any sale of such Guarantor in a transaction complying with the provisions of "-- Limitation on Asset Sales") will, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

             (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

             (2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee; and

             (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

      Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

      Limitations on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under the third paragraph of this covenant and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

      All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined in its good faith judgment that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

      The restrictions set forth in the first and second paragraphs of this covenant shall not apply to:

             (1) reasonable fees and compensation paid to, indemnity provided on behalf of, and any benefits provided pursuant to any employee benefit plan or any similar arrangement (including any option or stock purchase plan) on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

             (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries; provided that such transactions are not otherwise prohibited by the Indenture and; provided, further, in each case, that no Affiliate of the Company (other than another Restricted Subsidiary or a director owning qualifying shares) owns Capital Stock of any such Restricted Subsidiary;

             (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

             (4) loans or advances to officers or employees of the Company or any Restricted Subsidiary made in the ordinary course of business of the Company or such Restricted Subsidiary in accordance with the past practice of the Company; provided that any such loan in excess of $250,000 must be approved by a majority of the members of the Board of Directors who are disinterested in the transaction;

             (5) Restricted Payments permitted by the Indenture; and

             (6) the issuance of Qualified Capital Stock.

      Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary having total assets with a book value in excess of $500,000, then, such transferee or acquired or other Restricted Subsidiary shall:

             (1) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

             (2) deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

      Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses other than Permitted Lines of Business.

      Reports to Holders. The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes:

             (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including; (a) a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any), (b) information with respect to net revenues, EBITDA and operating income for the Company's principal operating subsidiaries and (c) with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

             (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

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

      In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

GAMING APPROVALS

      Restrictions on the transfer of the Capital Stock of the Company's License Subsidiaries licensed in Nevada, Missouri, Iowa, Mississippi or other jurisdictions, and agreements not to encumber such Capital Stock, in each case, in respect of the Notes, are not effective without the prior approval of the applicable Gaming Authorities. No License Subsidiary shall be subject to such restrictions until the earlier of such time (the "Applicable Date") as (1) prior approval of such restrictions with respect to such License Subsidiary is received from the applicable Gaming Authorities or (2) a registered public offering of the notes is made pursuant to a prior approval of the applicable Gaming Authorities of such offering that includes a prior approval of such restrictions with respect to such License Subsidiary. Such prior approval has been obtained with respect to the Company's Licensed Subsidiaries in Missouri, Iowa and Mississippi as of the Issue Date. The Company shall use commercially reasonable efforts to cause the Applicable Date to occur for each other License Subsidiary at the earliest practicable time. For more information, see "Government Regulations."

      Each Holder of a Note, by accepting any Note, agrees to be bound by the requirements imposed on holders of debt securities of the Company by the gaming authority of any jurisdiction of which the Company or any of its Subsidiaries conducts or proposes to conduct gaming activities. For a description of the regulatory requirements applicable to the Company, see "Government Regulation" herein.

EVENTS OF DEFAULT

      The following events are defined in the Indenture as "Events of Default":

             (1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

             (2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer) (whether or not such payment shall be prohibited by the subordination provisions of the Indenture);

             (3) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

             (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other

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

      such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $10.0 million or more at any time;

             (5) one or more judgments in an aggregate amount in excess of $10.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

             (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

             (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture); or

             (8) any gaming license of the Company or any of its Restricted Subsidiaries is revoked, terminated or suspended or otherwise ceases to be effective, resulting in the cessation or suspension of operation for a period of more than 90 days of the casino business of any casino owned, leased or operated directly or indirectly by the Company or any of its Significant Subsidiaries (other than any voluntary relinquishment of a gaming license if such relinquishment is, in the reasonable, good faith judgment of the Board of Directors of the Company, evidenced by a resolution of such Board, both desirable in the conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the Holders of Notes).

      If an Event of Default (other than an Event of Default specified in clause
(6) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a "notice of acceleration" (the "Acceleration Notice"), and the same:

             (1) shall become immediately due and payable; or

             (2) if there are any amounts outstanding under the Credit Agreement, shall become immediately due and payable upon the first to occur of an acceleration under the Credit Agreement or 5 business days after receipt by the Company and the Representative under the Credit Agreement of such Acceleration Notice but only if such Event of Default is then continuing.

      If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

      The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

             (1) if the rescission would not conflict with any judgment or decree;

             (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

             (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

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

             (4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

             (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

      The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

      Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

      Under the Indenture, the Company is required to provide an officers' certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof. If a Default or Event of Default exists and is known to the Trustee, the Trustee must mail to each Holder notice of the Default or Event of Default no later than 30 days after it is known to a trust officer or written notice of it is received by the Trustee. Except in the case of a Default or Event of Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

      No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No director, officer, employee, incorporator or stockholder of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes and Guarantees by accepting a Note and a Guarantee waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

             (1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

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

             (2) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

             (3) the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

             (4) the Legal Defeasance provisions of the Indenture.

      In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance:

             (1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

             (2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

                  (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

                  (b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

           in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

             (3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

             (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

             (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

             (6) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

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

             (7) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

             (8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that:

                  (a) the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the Indenture; and

                  (b) assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or, in the case of Covenant Defeasance, will be subject to a first priority Lien in favor of the Trustee for the benefit of the Holders; and

             (9) certain other customary conditions precedent are satisfied.

      Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

      The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

             (1) either:

                  (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

                  (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

             (2) the Company has paid all other sums payable under the Indenture by the Company; and

             (3) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

MODIFICATION OF THE INDENTURE

      From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including curing ambiguities, defects or inconsistencies. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

             (1) reduce the amount of Notes whose Holders must consent to an amendment;

             (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

             (3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

             (4) make any Notes payable in money other than that stated in the Notes;

             (5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

             (6) after the Company's obligation to make an offer to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

             (7) modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

             (8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

GOVERNING LAW

      The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEE

      The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

      The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

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CERTAIN DEFINITIONS

      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

      "Acquired Indebtedness" means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

      "Additional Interest" has the meaning set forth in the registration rights agreement relating to the Notes dated as of the Issue Date.

      "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

      "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

      "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company, a Guarantor or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $2.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (c) any foreclosure sale of FF&E pursuant to a FF&E Financing; (d) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; and (e) leases or subleases of real or personal property in the ordinary course of business on commercially reasonable terms to the extent that the Company determines that such property is immaterial and no longer necessary in the conduct of its business or such lease or sublease is to an operator of a restaurant, store or other enterprise within or adjacent to a casino facility of the Company or its Subsidiaries.

      "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

      "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

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      "Capital Stock" means:

             (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

             (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

      "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

      "Cash Equivalents" means:

             (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

             (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

             (3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

             (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

             (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause
      (4) above; and

             (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

      "Change of Control" means the occurrence of one or more of the following events:

             (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders or a Guarantor and other than a transaction where the holders of the Capital Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Capital Stock of the acquiring Person;

             (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

             (3) any Person or Group (other than the Permitted Holders) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company and at such time (i) the Permitted Holders together do not beneficially own, directly or indirectly, a greater percentage of the aggregate ordinary voting power of the Capital Stock of the Company than is beneficially owned by such other Person or Group and (ii) the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; or

             (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

      "Commission" means the Securities and Exchange Commission or any successor agency.

      "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

      "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

             (1) Consolidated Net Income; and

             (2) to the extent Consolidated Net Income has been reduced thereby:

                  (a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

                  (b) Consolidated Interest Expense;

                  (c) all preopening expenses of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP;

                  (d) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP; and

                  (e) development costs associated with the Company's unsuccessful bid for a gaming license in Lemay, Missouri and the costs of Missouri investigations and fines in each case paid or accrued prior to the Issue Date in accordance with GAAP.

      "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

             (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on

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

      or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

             (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act and determined without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income) attributable to the assets which are the subject of the Asset Acquisition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness (as determined under "Indebtedness").

      Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

             (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

             (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

      "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

             (1) Consolidated Interest Expense; plus

             (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

      "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

             (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

             (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

      "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

             (1) after-tax gains from Asset Sales (without regard to the $2.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

             (2) after-tax items classified as extraordinary or nonrecurring gains;

             (3) the net income of any Person acquired in a "pooling of interests" transaction accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

             (4) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

             (5) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

             (6) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following December 31, 2000;

             (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

             (8) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

             (9) non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock option plans and other employee stock purchase or stock incentive plans.

      "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

      "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (including amortization of goodwill and other intangibles and excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

      "Credit Agreement" means the Credit Agreement dated as of December 20, 2000, between the Company, the lenders party thereto in their capacities as lenders thereunder and Bankers Trust Company, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by the "Limitation on Incurrence of Additional Indebtedness" covenant above) or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

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

      "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

      "Designated Senior Debt" means (1) Indebtedness under or in respect of the Credit Agreement and (2) any other Indebtedness constituting Senior Debt which, at the time of determination, has an aggregate principal amount (available or committed) of at least $25.0 million and is specifically designated in the instrument evidencing such Senior Debt as "Designated Senior Debt" by the Company.

      "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

      "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

      "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith whose determination shall be conclusive if evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

      "FF&E Financing" means Indebtedness the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of its business and secured by a Lien on such FF&E.

      "Futuresouth Royalty" means the royalty payments required to be made pursuant to the Asset Purchase and Sale Agreement, dated as of February 15, 2000, by and between Futuresouth, Southboat Lemay, Inc., Southboat Limited Partnership and Ameristar Casino St. Louis, Inc., as in effect on the Issue Date and without giving effect to any subsequent amendment, modification and supplement.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

      "Gaming Authority" means any governmental authority with regulatory oversight of, authority to regulate or jurisdiction over any gaming businesses or enterprises, including but not limited to the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Mississippi Gaming Commission, the Mississippi State Tax Commission, Missouri Gaming Commission, the Iowa Racing and Gaming Commission, and any agency established by a federally recognized Indian tribe to regulate gaming on such tribe's reservation with regulatory oversight of, authority to regulate or jurisdiction over any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any Subsidiary.

      "Gaming Regulations" shall mean the laws, rules, regulations and orders applicable to the casino and gaming businesses or activities of the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

      "Guarantor" means: (1) each of the Company's existing Subsidiaries; and
(2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

      "Guarantor Senior Debt" means, with respect to any Guarantor: the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of a Guarantor, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Guarantee of such Guarantor. Without limiting the generality of the foregoing, "Guarantor Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing sub sequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

             (x) all monetary obligations of every nature of such Guarantor under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

             (y) all Interest Swap Obligations (and guarantees thereof);

in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, "Guarantor Senior Debt" shall not include:

             (1) any Indebtedness of such Guarantor to a Subsidiary of such Guarantor;

             (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of such Guarantor or any Subsidiary of such Guarantor (including, without limitation, amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement;

             (3) Indebtedness to trade creditors;

             (4) Indebtedness represented by Preferred Stock and Disqualified Capital Stock;

             (5) any liability for federal, state, local or other taxes owed or owing by such Guarantor;

             (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

             (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

             (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

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

      "Indebtedness" means with respect to any Person, without duplication:

             (1) all Obligations of such Person for borrowed money;

             (2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

             (3) all Capitalized Lease Obligations of such Person;

             (4) all Obligations of such Person for the deferred purchase price of property or services (other than, to the extent deferred in the ordinary course of business, deferred payments in respect of services by employees) which remain unpaid more than 120 days after the due date therefor other than payments which are being contested in good faith;

             (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

             (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

             (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

             (8) all Interest Swap Obligations of such Person; and

             (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price at any time prior to its stated repurchase date, but excluding accrued dividends, if any.

      For purposes hereof, (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock and (2) the principal amount of Indebtedness arising from royalty obligations representing the deferred purchase price of property or services shall equal the greater of (x) the principal amount thereof as determined in accordance with GAAP and (y) the present value of the amounts the management of the Company believes in good faith will be required to be paid under such royalty obligation, provided that in the case of the Futuresouth Royalty, the principal amount of such Indebtedness shall equal the present value of the greater of (x) the minimum royalty payments and (y) the amount actually paid in respect of the Futuresouth Royalty in respect of the most recently ended period.

      "Independent Financial Advisor" means a firm: (1) which does not, and whose directors, officers and employees or Affiliates do not, have any material direct or indirect financial interest in the Company; and (2) which, in the good faith judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

      "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

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

      "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Restricted Subsidiary is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

      "Issue Date" means February 2, 2001.

      "License Subsidiary" means each Subsidiary of the Company on the Issue Date and any future Subsidiary, in either case that holds any gaming license from any Gaming Authority requiring approval for the incurrence of Indebtedness of such Subsidiary for the incurring of any Lien on the Capital Stock of such Subsidiary.

      "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

      "Missouri Stock Option Agreements" means the four Non-Qualified Stock Option Agreements dated as of December 18, 2000 between the Company on the one hand, and John Finamore, Troy Stremming, Thomas Burke and Anthony Raymon on the other hand, in each case as in effect on the Issue Date and without giving effect to any amendment, modification or supplement thereto.

      "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

             (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

             (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

             (3) repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale; and

             (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained (or indemnified against) by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

      "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, expenses, damages and other liabilities payable under the documentation governing such obligation.

      "Permitted Holders" shall mean and include (i) Craig H. Neilsen or Ray Neilsen, their respective estates, spouses, heirs, ancestors, lineal descendants, legatees, legal representatives or the trustee of any bona fide trust of which no one other than the foregoing has any interest, (ii) any entity controlled, directly or indirectly, by any of the foregoing referred to in the previous clause (i), whether through the

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ownership of voting securities, by contract or otherwise, and (iii) Craig H.
Neilsen or Ray Neilsen (a) in their respective capacity as a trustee under a revocable trust of which no one other than the persons and entities listed in the foregoing clause (i) has any interest, together with each successor trustee thereof or (b) as the executor of the estate of Gwendolyn Anderson or of any Person named in clause (i).

      "Permitted Indebtedness" means, without duplication, each of the following:

             (1) Indebtedness under the Notes issued in the Offering, the Indenture and the Guarantees in an aggregate principal amount not to exceed $380.0 million;

             (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed $475.0 million less the amount of all permanent repayments actually made (which are accompanied by a corresponding permanent commitment reduction) thereunder as a result of the application of the Net Cash Proceeds of any Asset Sale;

             (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

             (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such In Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

             (5) Indebtedness of a Restricted Subsidiary of the Company to the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor, in each case subject to no Lien held by a Person other than the Company, a Guarantor or the agent acting on behalf of the lenders under the Credit Agreement; provided that if as of any date any Person other than the Company, a Guarantor or the agent acting on behalf of the lenders under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

             (6) Indebtedness of the Company to a Guarantor for so long as such Indebtedness is held by a Guarantor, subject to no Lien held by any Person other than a Guarantor or the agent acting on behalf of the lenders under the Credit Agreement; provided that if as of any date any Person other than a Guarantor or the agent acting on behalf of the lenders under the Credit Agreement owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

             (7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of notice of incurrence;

             (8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of bankers' acceptances, workers' compensation claims, appeal bonds, payment obligations in connection with self-insurance or similar obligations, deferred compensation to employees and bank overdrafts (and letters of credit in respect thereof), in each case, in the ordinary course of business;

             (9) Indebtedness of the Company or any of its Restricted Subsidiaries incurred solely in respect of performance, surety and similar bonds or completion guarantees, to the extent that such incurrence does not result in the incurrence of any obligation for the payment of borrowed money of others;

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             (10) Indebtedness of the Company and its Restricted Subsidiaries
      incurred in the ordinary course of business (including any refinancing thereof) not to exceed $30.0 million in the aggregate at any one time outstanding represented by (A) Capitalized Lease Obligations and (B) FF&E Financing and Purchase Money Indebtedness;

             (11) Refinancing Indebtedness;

             (12) the guarantee by the Company or any Guarantors of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant (other than Indebtedness that is subordinate or junior in right of payment to the Notes);

             (13) Indebtedness under the Futuresouth Royalty; and

             (14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement).

      For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (14) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

      "Permitted Investments" means:

             (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company engaged in a Permitted Line of Business or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company engaged in a Permitted Line of Business;

             (2) Investments in the Company by any Guarantor;

             (3) investments in cash and Cash Equivalents;

             (4) loans and advances to employees and officers of the Company and its Restricted Subsidiaries (or guarantees of third party loans to employees and officers) in the ordinary course of business for bona fide business purposes not in excess of $2.5 million at any one time outstanding;

             (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

             (6) Investments in entities engaged or to be engaged in Permitted Lines of Business in an amount not to exceed $10.0 million in the aggregate at any one time outstanding;

             (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in good faith settlement of delinquent obligations of such trade creditors or customers;

             (8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant or in connection with any disposition of assets not constituting an Asset Sale; and

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

             (9) the redemption, repurchase, retirement, defeasance or other acquisition of any Senior Debt, any Guarantor Senior Debt or the Notes.

      "Permitted Liens" means the following types of Liens:

             (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

             (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums that not yet delinquent, are bonded or are or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

             (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with industry practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

             (4) judgment Liens not giving rise to an Event of Default;

             (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

             (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

             (7) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

             (8) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

             (9) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

             (10) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

             (11) Liens securing Indebtedness permitted pursuant to clause
      (10)(A) of the definition of "Permitted Indebtedness"; provided, however, that the Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property or assets subject to such initial Capitalized Lease Obligation.

             (12) Liens securing Indebtedness permitted pursuant to clause
      (10)(B) of the definition of "Permitted Indebtedness"; provided, however, that (a) the Indebtedness shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired installed, constructed or improved and (b) the initial Lien securing such Indebtedness shall be created within

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

      180 days of such acquisition, installation, construction or improvement or, in the case of a refinancing of any such Indebtedness, within 180 days of such refinancing; and

             (13) Liens securing Refinancing Indebtedness permitted to be incurred under the Indenture or amendments or renewals of Liens that were permitted to be incurred, provided, in each case, that such Liens do not extend to any additional property or asset that did not secure the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or that did not secure the Indebtedness affected by such amendment or renewal;

             (14) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $1,000,000 at any one time outstanding; and

             (15) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

                  (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

                  (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and, when considered as a whole, are not materially more favorable to the lienholders than those securing the Acquired In Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

      "Permitted Lines of Business" means, with respect to any Person, any casino gaming business of such Person (whether owned, leased or managed by such Person) or any business that is related to, ancillary to or supportive of, connected with or arising out of the gaming business of such Person (including, without limitation, developing and operating lodging, dining, amusement, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto).

      "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

      "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

      "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

      "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

      "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

      "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional

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Indebtedness" covenant (other than pursuant to clauses (2), (4), (5), (6), (7),
(8), (9), (12), (13) or (14) of the definition of Permitted Indebtedness), in each case that does not:

             (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

             (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

      "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Designated Senior Debt; provided that if, and for so long as, any Designated Senior Debt lacks such a representative, then the Representative for such Designated Senior Debt shall at all times constitute the holders of a majority in outstanding principal amount of such Designated Senior Debt in respect of any Designated Senior Debt.

      "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

      "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

      "Senior Debt" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable law) on, and all other amounts owing in respect of:

             (1) all monetary obligations of every nature of the Company under, or with respect to, the Credit Agreement, including, without limitation, obligations to pay principal and interest, reimbursement obligations under letters of credit, fees, expenses and indemnities (and guarantees thereof); and

             (2) all Interest Swap Obligations (and guarantees thereof);

      in each case whether outstanding on the Issue Date or thereafter incurred.

      Notwithstanding the foregoing, "Senior Debt" shall not include:

             (1) any Indebtedness of the Company to a Subsidiary of the Company;

             (2) Indebtedness to, or guaranteed on behalf of, any shareholder, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation,

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

      amounts owed for compensation) other than a shareholder who is also a lender (or an Affiliate of a lender) under the Credit Agreement;

             (3) Indebtedness to trade creditors;

             (4) Indebtedness represented by Preferred Stock and Disqualified Capital Stock;

             (5) any liability for federal, state, local or other taxes owed or owing by the Company;

             (6) that portion of any Indebtedness incurred in violation of the Indenture provisions set forth under "Limitation on Incurrence of Additional Indebtedness" (but, as to any such obligation, no such violation shall be deemed to exist for purposes of this clause (6) if the holder(s) of such obligation or their representative shall have received an officers' certificate of the Company to the effect that the incurrence of such Indebtedness does not (or, in the case of revolving credit indebtedness, that the incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such provisions of the Indenture);

             (7) Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Company; and

             (8) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of the Company.

      "Significant Subsidiary" with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

      "Subsidiary" with respect to any Person, means:

             (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

             (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

      "Unrestricted Subsidiary" of any Person means:

             (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

             (2) any Subsidiary of an Unrestricted Subsidiary.

      The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary), other than Ameristar Casino Council Bluffs, Inc., Ameristar Casino Vicksburg, Inc., Ameristar Casino Kansas City, Inc., Ameristar Casino St. Charles, Inc., Cactus Pete', Inc. and (prior to the sale of The Reserve Hotel) Ameristar Casino Las Vegas, Inc., to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

             (1) the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

             (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

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

      The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

             (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

             (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

      "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

      "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

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                      EXCHANGE OFFER; REGISTRATION RIGHTS

      Ameristar, the guarantors and the initial purchasers of the old notes entered into a registration rights agreement, dated as of February 2, 2001 (the "Registration Rights Agreement"), pursuant to which each of Ameristar and the guarantors have agreed that they will, at their expense, for the benefit of the holders of the notes (the "Holders"), (i) within 75 days after the issue date of the old notes (the "Filing Date"), file a registration statement on an appropriate registration form (the "Exchange Offer Registration Statement") with respect to a registered offer (the "Exchange Offer") to exchange the notes for notes (the "Exchange Notes") of Ameristar, guaranteed on a senior subordinated basis by the guarantors, which Exchange Notes will have terms substantially identical in all material respects to the notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 145 days after the Issue Date. Upon the Exchange Offer Registration Statement being declared effective, Ameristar will offer the Exchange Notes (and the related guarantees) in exchange for surrender of the notes. Ameristar will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the Holders. For each of the notes surrendered to Ameristar pursuant to the Exchange Offer, the Holder who surrendered such note will receive an Exchange Note having a principal amount equal to that of the surrendered note. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the note surrendered in exchange therefor, or (ii) if the note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such note, from February 2, 2001 (the "Issue Date").

      Under existing interpretations of the Commission contained in several no-action letters to third parties, the Exchange Notes and the related guarantees will be freely transferable by holders thereof (other than affiliates of Ameristar) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its notes for Exchange Notes will be required to represent (i) that any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act, (iii) that it is not an "affiliate" (as defined in Rule 405 promulgated under Securities Act) of Ameristar, (iv) if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes and (v) if such Holder is a broker-dealer (a "Participating Broker-Dealer") that will receive Exchange Notes for its own account in exchange for notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes. Ameristar will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

      If (i) because of any change in law or in currently prevailing interpretations of the Staff of the Commission, Ameristar is not permitted to effect the Exchange Offer, (ii) the Exchange Offer is not consummated within 175 days of the issuance of the Issue Date or (iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or (iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of Ameristar or within the meaning of the Securities Act), then in each case, Ameristar will (x) promptly, but in any event, no later than five business days after any of the events listed in clauses (i) through (iv) above, deliver to the Holders and the Trustee written notice thereof (a "Shelf Notice") and (y) at its sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the notes (the "Shelf Registration Statement"), (b) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date or such time as all of the applicable notes have been sold thereunder. Ameristar will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf

Registration Statement, notify each such Holder when the Shelf Registration Statement for the notes has become effective and take certain other actions as are required to permit unrestricted resales of the notes. A Holder that sells notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

      If Ameristar fails to meet the targets listed above, then additional interest (the "Additional Interest") shall become payable in respect of the notes as follows:

             (i) if (A) neither the Exchange Offer Registration Statement nor the Shelf Registration Statement is filed with the Commission on or prior to 75 days after the Issue Date or on or prior to 75 days after delivery of a Shelf Notice, respectively, or (B) notwithstanding that Ameristar has consummated or will consummate the Exchange Offer, Ameristar is required to file a Shelf Registration Statement and such Shelf Registration Statement is not filed on or prior to the date required by the Registration Rights Agreement, then commencing on the day after either such lapsed filing date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following each such filing date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

             (ii) if (A) neither the Exchange Offer Registration Statement nor a Shelf Registration Statement is declared effective by the Commission on or prior to 145 days after the Issue Date or (B) notwithstanding that Ameristar has consummated or will consummate the Exchange Offer, Ameristar is required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective by the Commission on or prior to the date required by the Registration Rights Agreement, then, commencing on the day after either such required effective date, Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days immediately following such date, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period; or

             (iii) if (A) Ameristar has not exchanged Exchange Notes for all notes validly tendered in accordance with the terms of the Exchange Offer on or prior to the 175th day after the Issue Date or (B) if applicable, the Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to the second anniversary of the Issue Date (other than after such time as all notes have been disposed of thereunder), then Additional Interest shall accrue on the principal amount of the notes at a rate of 0.50% per annum for the first 90 days commencing on (x) the 176th day after the Issue Date, in the case of (A) above, or (y) the day such Shelf Registration Statement ceases to be effective, in the case of (B) above, such Additional Interest rate increasing by an additional 0.50% per annum at the beginning of each subsequent 90-day period;

provided, however, that the Additional Interest rate on the notes may not accrue under more than one of the foregoing clauses (i) - (iii) at any one time and at no time shall the aggregate amount of Additional Interest accruing exceed in the aggregate 2.0% per annum; provided, further, however, that (1) upon the filing of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or a Shelf Registration Statement (in the case of clause (ii) above), or (3) upon the exchange of Exchange Notes for all notes tendered (in the case of clause (iii)(A) above), or upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective (in the case of clause (iii)(B) above), Additional Interest on the notes as a result of such clause (or the relevant subclause thereof), as the case may be, shall cease to accrue.

      Any amounts of Additional Interest due pursuant to clause (i), (ii) or
(iii) above will be payable in cash on the same original interest payment dates as the old notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of United States federal tax consequences associated with the exchange of old notes for exchange notes and of the ownership and disposition of the exchange notes by an initial beneficial owner of the exchange notes. The discussion below is based upon current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations, judicial authority and administrative rulings and practice, any of which may be altered with retroactive effect thereby changing the federal tax consequences discussed below. The tax treatment of the holders of the exchange notes may vary depending upon their particular situations. In addition, certain other holders, including insurance companies, tax exempt organizations, financial institutions and broker-dealers, may be subject to special rules not discussed below. We will not seek a ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed in this prospectus and there can be no assurance that the IRS will not challenge one or more of the tax consequences described below. PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL OR OTHER TAXING JURISDICTION AND THE POSSIBLE EFFECTS ON YOU OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

THE EXCHANGE OFFER

      The exchange of old notes for exchange notes pursuant to this exchange offer should not be treated as an "exchange" for United States federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the old notes. Rather, any exchange notes received by you should be treated as a continuation of your investment in the old notes. As a result, there should be no United States federal income tax consequences to you resulting from the exchange offer. In addition, you should have the same adjusted issue price, adjusted basis, and holding period in the exchange notes as you had in the old notes immediately prior to the exchange.

NON-UNITED STATES HOLDERS

      The following is a general discussion of United States federal income and estate tax consequences of the acquisition, ownership, and disposition of the exchange notes by an initial beneficial owner of the exchange notes that, for United States federal income tax purposes, is not a "United States person" (a "Non-United States Holder"). United States persons acquiring the exchange notes are subject to different rules than those discussed below. For purposes of this discussion, a "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof, an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source or a trust, if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. "United States" refers to the United States of America, including the States and the District of Columbia, and United States possessions, which include, Puerto Rico, the U.S. Virgin Islands, Guam, American Samoa, Wake Island, and Northern Mariana Islands.

INTEREST

      Generally, interest income of a Non-United States Holder that is not effectively connected with a United States trade or business will be subject to a United States federal income tax and withholding tax at a 30% rate, or, if applicable, a lower rate as is prescribed by an income tax treaty between the United States and your country of residence. However, interest paid on a note by us or our paying agent to a Non-United States Holder will qualify for the so-called "portfolio-interest exemption" and, therefore, will not be subject to United States federal income tax or withholding tax provided that such interest income is not effectively connected with a United States trade or business of the Non-United States Holder and provided that:

      - the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of our company that is entitled to vote;

      -  the Non-United States Holder is not

         - a controlled foreign corporation related to our company actually or constructively through the stock ownership rules under Section 864(d)(4) of the Code,

         - a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, or

         - a foreign tax exempt organization or a foreign private foundation for United States federal income tax purposes;

      - the interest paid to the Non-United States Holder is not considered contingent interest under Section 871(h)(4) of the Code and the regulations thereunder, and

      -     either

            - the Non-United States Holder provides to our company or our paying agent a Form W-8BEN, or suitable substitute form, signed under penalties of perjury that includes its name and address and certifies that the holder is not a United States person, or

            - the Non-United States Holder provides a Form W-8BEN, or a suitable substitute form or other appropriate documentation, signed under the penalties of perjury to a qualified intermediary, such as a securities clearing organization, bank, or other financial institution, which in turn provides to us or our paying agent a Form W-8IMY. The certificates described in this paragraph are effective only with respect to payments of interest made to the certifying Non-United States Holder after the issuance of the certificate, in the calendar year of its issuance, and the two immediately succeeding calendar years.

      Except to the extent that an applicable treaty otherwise provides, interest received by a Non-United States Holder that is effectively connected with a United States trade or business conducted by such holder will be taxed at the graduated rates applicable to United States persons. Effectively connected interest received by a corporate Non-United States Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate, or, if applicable, a lower treaty rate. Even though such effectively connected interest will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI to us or our agent.

GAIN ON DISPOSITION

      A Non-United States Holder will generally not be subject to United States federal income tax on gain realized on a sale, redemption or other disposition of a note unless

      - the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, or

      - in the case of a Non-United States Holder who is a nonresident alien individual and holds the note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

      If a Non-United States Holder falls under clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States persons and, if the Non-United States Holder is a foreign corporation, it may also be subject to the branch profits tax described above. Even though the effectively connected income will be subject to federal income tax, and possibly subject to the branch profits tax, it will not be subject to withholding if the Non-United States Holder delivers a properly executed IRS Form W-8ECI to us or our agent. If an individual Non-United States Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the amount by which the gain derived from the sale from sources within the United States were to exceed such holder's capital losses allocable to sources within the United States for the taxable year of the sale.

FEDERAL ESTATE TAXES

      If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      We will, when required, report to the IRS and to each Non-United States Holder the amount of any interest paid on the exchange notes in each calendar year, and the amount of tax withheld, if any, with respect to the payments.

      Treasury Regulations provide that backup withholding and additional information reporting will not apply to payments on the notes by us to a Non-United States Holder if the holder certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that neither we nor our Paying Agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

      The payment of the proceeds from the disposition of the notes to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding at a rate of 31%, unless the owner certifies as to its status as a Non-United States Holder under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. In the case of the payment of proceeds from the disposition of a note to or through a non-United States office of a broker that is either a United States person or a United States related person, information reporting is required on the payment unless the broker has documentary evidence in its files that the owner is a Non-United States Holder and the broker has no actual knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a United States person or a United States related person, absent actual knowledge that the payee is a United States person. For purposes of this paragraph, a "United States related person" is

      - a "controlled foreign corporation" for United States federal income tax purposes,

      - a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business, or

      - with respect to payments made after December 31, 2000, a foreign partnership that, at any time during its taxable year, is 50% or more, by income or capital interest, owned by United States persons or is engaged in the conduct of a United States trade or business. Recently adopted Treasury Regulations provide certain presumptions under which a Non-United States Holder will be subject to backup withholding and information reporting unless the Non-United States Holder provides a certification as to its Non-United States Holder status.

      Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a refund or a credit against such Non-United States Holder's United States federal income tax liability provided that the requisite procedures are followed.

      The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. In addition, these regulations impose more stringent conditions on the ability of financial intermediaries acting for a Non-United States Holder to provide certifications on behalf of the holder, which may include entering into an agreement with IRS to audit certain documentation with respect to such certifications. These regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. You should consult your own tax advisor to determine the effects of the application of these regulations to your particular circumstances.

      THE FEDERAL TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

      Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding exchange notes where such outstanding exchange notes were acquired as a result of market-making activities or other trading activities.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of exchange notes and any commissions or concessions received by such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      We will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers and will indemnify original holders of the outstanding exchange notes, including any broker-dealers, against certain liabilities, including certain liabilities under the Securities Act.

      We have not entered into any arrangements or understandings with any person to distribute the exchange notes to be received in the exchange offer.

                                 LEGAL MATTERS

      Certain legal matters with regard to the validity of the exchange notes will be passed upon for us by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                              INDEPENDENT AUDITORS

      The audited consolidated financial statements included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

              AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

      We are subject to the periodic reporting and other information requirements of the Exchange Act.

      You may read and copy any document we file at the following Commission public reference rooms:

Judiciary Plaza
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
500 West Madison Street
14th Floor
Chicago, IL 60661
7 World Trade Center
Suite 1300
New York, NY 10048

      You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Commission at 1-800-SEC-0330.

      We also file information electronically with the Commission. Our electronic filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

      To request a copy of any or all of these documents, you should write or telephone us at our principal executive office at the following address and telephone number:
               Ameristar Casinos, Inc.
               3773 Howard Hughes Parkway
               Suite 490 South
               Las Vegas, Nevada 89109
               (702) 567-7000
               Attention: Financial Reporting Manager

      This prospectus hereby incorporates by reference the following documents previously filed with the Securities and Exchange Commission:

      - Ameristar Casinos, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

      All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the expiration date of the exchange offer will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from their date of filing.

      Any statement contained in a document incorporated by reference in this prospectus will be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is incorporated in this prospectus modifies or replaces such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, or who makes a written or oral request, a copy of any and all of the documents incorporated by reference in this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference into such documents). Requests should be submitted in writing or by telephone to us at the above address or telephone number.

                         INDEX TO FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
AMERISTAR CASINOS, INC. AND SUBSIDIARIES
Report of Independent Public Accountants....................   F-2
Consolidated Balance Sheets as of December 31, 1999 and
  2000......................................................   F-3
Consolidated Statements of Operations for the Years Ended
  December 31, 1998, 1999, and 2000.........................   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1997, 1998, 1999, and 2000.......   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1999, and 2000.........................   F-6
Notes to Consolidated Financial Statements..................   F-7

STATION CASINOS, INC. MISSOURI OPERATIONS
Report of Independent Public Accountants....................  F-21
Combined Balance Sheets as of December 31, 1998 and 1999....  F-22
Combined Statements of Operations for the Year Ended March
  31, 1998, the Nine Months Ended December 31, 1998, and the
  Year Ended December 31, 1999..............................  F-23
Combined Statements of Cash Flows for the Year Ended March
  31, 1998, the Nine Months Ended December 31, 1998, and the
  Year Ended December 31, 1999..............................  F-24
Notes to Combined Financial Statements......................  F-25

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Ameristar Casinos, Inc.:

      We have audited the accompanying consolidated balance sheets of Ameristar Casinos, Inc. (a Nevada corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ameristar Casinos, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
February 28, 2001

                            AMERISTAR CASINOS, INC.
                          CONSOLIDATED BALANCE SHEETS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1999        2000
                                                              --------    --------
                                      ASSETS
Current Assets:
    Cash and cash equivalents...............................  $ 15,531    $ 36,245
    Restricted cash.........................................       142       1,590
    Accounts receivable, net................................     1,719       9,731
    Income tax refund receivable............................     1,450         125
    Inventories.............................................     2,468       4,501
    Prepaid expenses........................................     5,059       5,350
    Deferred income taxes...................................     3,716       2,502
    Assets held for sale....................................   129,822      73,195
                                                              --------    --------
         Total current assets...............................   159,907     133,239
                                                              --------    --------
Property and Equipment, at cost:
    Buildings and improvements..............................   202,079     415,761
    Building under capitalized lease........................       800          --
    Furniture, fixtures and equipment.......................    69,251     135,894
    Furniture, fixtures and equipment under capitalized
     leases.................................................     3,785       8,317
                                                              --------    --------
                                                               275,915     559,972
         Less: Accumulated depreciation and amortization....    95,918     115,921
                                                              --------    --------
                                                               179,997     444,051
    Land....................................................    15,210      43,173
    Land under capitalized leases...........................     4,865          --
    Construction in progress................................    14,639     154,881
                                                              --------    --------
         Total property and equipment.......................   214,711     642,105
                                                              --------    --------
Excess of Purchase Price Over Fair Market Value of Net
  Assets Acquired...........................................        --      86,384
                                                              --------    --------
Deposits And Other Assets...................................     4,027      29,193
                                                              --------    --------
         Total Assets.......................................  $378,645    $890,921
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
    Accounts payable........................................  $  9,205    $ 13,124
    Construction contracts payable..........................     6,341       4,493
    Accrued liabilities.....................................    27,725      41,374
    Current obligations under capitalized leases............       782       2,002
    Current maturities of notes payable and long-term
     debt...................................................    10,615       8,956
    Liabilities related to assets held for sale.............     7,443       6,837
                                                              --------    --------
         Total current liabilities..........................    62,111      76,786
                                                              --------    --------
Obligations Under Capitalized Leases, net of current
  maturities................................................     7,038       3,354
                                                              --------    --------
Notes Payable and Long-Term Debt, net of current
  maturities................................................   231,853     777,121
                                                              --------    --------
Deferred Income Taxes.......................................     9,474       5,616
                                                              --------    --------
Commitments and Contingencies
Stockholders' Equity:
    Preferred stock, $.01 par value:
     Authorized -- 30,000,000 shares; Issued -- None........        --          --
    Common stock, $.01 par value: Authorized -- 30,000,000
     shares; Issued and outstanding -- 20,375,264 shares at
     December 31, 1999 and 20,442,963 shares at December 31,
     2000...................................................       204         204
    Additional paid-in capital..............................    43,083      43,265
    Retained earnings (Accumulated deficit).................    24,882     (15,425)
                                                              --------    --------
         Total stockholders' equity.........................    68,169      28,044
                                                              --------    --------
         Total Liabilities and Stockholders' Equity.........  $378,645    $890,921
                                                              ========    ========

   The accompanying notes are an integral part of these consolidated balance sheets.

                            AMERISTAR CASINOS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999        2000
                                                             --------    --------    --------
Revenues:
     Casino................................................  $216,319    $247,416    $286,438
     Food and beverage.....................................    45,853      49,142      53,653
     Rooms.................................................    14,201      17,257      18,121
     Other.................................................    10,401      11,089      12,018
                                                             --------    --------    --------
                                                              286,774     324,904     370,230
     Less: Promotional allowances..........................    22,092      24,618      28,224
                                                             --------    --------    --------
          Net revenues.....................................   264,682     300,286     342,006
                                                             --------    --------    --------
Operating Expenses:
     Casino................................................   103,387     114,357     134,948
     Food and beverage.....................................    31,698      33,207      35,135
     Rooms.................................................     5,809       6,372       6,944
     Other.................................................    10,044      10,203      12,257
     Selling, general and administrative...................    75,604      86,142      90,416
     Depreciation and amortization.........................    24,191      24,460      27,784
     Preopening costs......................................    10,611          --          --
     Impairment loss on assets held for sale...............        --          --      57,153
                                                             --------    --------    --------
          Total operating expenses.........................   261,344     274,741     364,637
                                                             --------    --------    --------
          Income (loss) from operations....................     3,338      25,545     (22,631)
Other Income (Expense):
     Interest income.......................................       296         300         161
     Interest expense......................................   (22,699)    (24,449)    (28,316)
     Other.................................................       (13)       (851)       (942)
                                                             --------    --------    --------
Income (Loss) Before Income Tax Provision (Benefit)........   (19,078)        545     (51,728)
     Income tax provision (benefit)........................    (6,363)        340     (17,981)
                                                             --------    --------    --------
Income (Loss) Before Extraordinary Loss....................   (12,715)        205     (33,747)
Extraordinary Loss on Early Retirement of Debt, net of
  income tax benefit of $3,479.............................        --          --       6,560
                                                             --------    --------    --------
Net Income (Loss)..........................................  $(12,715)   $    205    $(40,307)
                                                             ========    ========    ========
Earnings (Loss) per Share:
     Income (loss) before extraordinary loss Basic and
       diluted.............................................  $  (0.62)   $   0.01    $  (1.65)
     Net income (loss) Basic and diluted...................  $  (0.62)   $   0.01    $  (1.98)
Weighted Average Shares Outstanding........................    20,360      20,362      20,401

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                (AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

                                         CAPITAL STOCK                        RETAINED
                                     ---------------------    ADDITIONAL      EARNINGS
                                       NO. OF                  PAID-IN      (ACCUMULATED
                                       SHARES      BALANCE     CAPITAL        DEFICIT)       TOTAL
                                     ----------    -------    ----------    ------------    --------
Balance, December 31, 1997.........  20,360,000     $204       $43,043        $ 37,392      $ 80,639
     Net loss......................          --       --            --         (12,715)      (12,715)
                                     ----------     ----       -------        --------      --------
Balance, December 31, 1998.........  20,360,000      204        43,043          24,677        67,924
     Net income....................          --       --            --             205           205
     Issuance of shares upon
       exercise of stock options...      15,264       --            40              --            40
                                     ----------     ----       -------        --------      --------
Balance, December 31, 1999.........  20,375,264      204        43,083          24,882        68,169
                                     ----------     ----       -------        --------      --------
     Net loss......................          --       --            --         (40,307)      (40,307)
     Issuance of shares upon
       exercise of stock options...      67,699       --           182              --           182
                                     ----------     ----       -------        --------      --------
Balance, December 31, 2000.........  20,442,963     $204       $43,265        $(15,425)     $ 28,044
                                     ==========     ====       =======        ========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                YEARS ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              1998        1999        2000
                                                            --------    --------    ---------
Cash Flows from Operating Activities:
     Net income (loss)....................................  $(12,715)   $    205    $ (40,307)
                                                            --------    --------    ---------
     Adjustments to reconcile net income (loss) to net
       cash provided by operating activities:
       Depreciation and amortization......................    24,191      24,460       27,784
       Change in deferred income taxes....................    (3,898)      2,166      (20,682)
       Net loss on disposition of assets..................        11         852          942
       Amortization of debt issuance costs................       661         668          734
       Preopening costs...................................    10,611          --           --
       Extraordinary loss on early retirement of debt.....        --          --       10,039
       Impairment loss on assets held for sale............        --          --       57,153
       Changes in current assets and liabilities:
          Restricted cash.................................        34         (24)      (1,448)
          Accounts receivable, net........................       561        (590)        (346)
          Income taxes, net...............................      (712)      1,365        1,325
          Inventories.....................................    (1,314)       (231)      (1,124)
          Prepaid expenses................................      (669)       (593)        (451)
          Accounts payable................................     1,552       2,865        3,920
          Accrued liabilities.............................     4,810       3,144        1,297
                                                            --------    --------    ---------
            Total adjustments.............................    35,838      34,082       79,143
                                                            --------    --------    ---------
Net cash provided by operating activities.................    23,123      34,287       38,836
                                                            --------    --------    ---------
Cash Flows from Investing Activities:
     Acquisition of Missouri properties, net of cash
       acquired...........................................        --          --     (486,800)
     Capital expenditures.................................   (32,312)    (57,590)     (33,357)
     Increase (decrease) in construction contracts
       payable............................................   (18,478)      5,444       (1,848)
     Proceeds from sale of assets.........................        --       2,029        1,838
     Decrease (increase) in deposits and other assets.....    (3,073)         69       (1,039)
                                                            --------    --------    ---------
Net cash used in investing activities.....................   (53,863)    (50,048)    (521,206)
                                                            --------    --------    ---------
Cash Flows from Financing Activities:
     Proceeds from issuance of long-term debt.............  $ 42,606    $ 19,047    $ 788,227
     Debt issuance costs..................................        --          --      (20,838)
     Principal payments of long-term debt and capitalized
       leases.............................................    (6,688)     (6,004)    (264,487)
     Proceeds from exercise of stock options..............        --          40          182
                                                            --------    --------    ---------
Net cash provided by financing activities.................    35,918      13,083      503,084
                                                            --------    --------    ---------
Net Increase (Decrease) in Cash and Cash Equivalents......     5,178      (2,678)      20,714
Cash and Cash Equivalents Beginning of Year...............    13,031      18,209       15,531
                                                            --------    --------    ---------
Cash and Cash Equivalents End of Year.....................  $ 18,209    $ 15,531    $  36,245
                                                            ========    ========    =========
Supplemental Cash Flow Disclosures:
     Cash paid for interest, net of amounts capitalized...  $ 22,515    $ 23,474    $  30,946
     Income taxes paid (refunds received).................       350      (3,192)      (2,162)
Noncash Investing and Financing Activities:
     Acquisition of assets with capital leases............  $  7,180    $    153    $   4,531
     Acquisition of assets with notes payable.............        --          --        3,641

  The accompanying notes are an integral part of these consolidated financial statements.

                            AMERISTAR CASINOS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION

      The consolidated financial statements of Ameristar Casinos, Inc., a Nevada corporation ("ACI" or the "Company"), include the accounts of the Company and its wholly-owned subsidiaries, Cactus Pete's, Inc. ("CPI"), Ameristar Casino Vicksburg, Inc. ("ACVI"), Ameristar Casino Council Bluffs, Inc. ("ACCBI"), Ameristar Casino Las Vegas, Inc. ("ACLVI"), Ameristar Casino St. Louis, Inc. ("ACSLI"), Ameristar Casino St. Charles, Inc. ("ACSCI"), Ameristar Casino Kansas City, Inc. ("ACKCI") and A.C. Food Services, Inc. ("ACFSI"). ACSCI and ACKCI were formed in October 2000 to complete the acquisitions of two properties in St. Charles and Kansas City, Missouri, as described more fully in Note 10. ACSLI was formed in October 1999 to pursue a gaming license in South St. Louis County, Missouri. On December 20, 2000, AC Hotel Corp, a wholly owned subsidiary of ACVI, merged with and into ACVI and ceased to exist.

      CPI owns and operates two casino-hotels in Jackpot, Nevada -- Cactus Petes Resort Casino and The Horseshu Hotel and Casino. ACVI owns and operates Ameristar Vicksburg, a riverboat-themed dockside casino and related hotel and other land-based facilities in Vicksburg, Mississippi. ACCBI owns and operates Ameristar Council Bluffs, a riverboat casino and related hotel and other land-based facilities in Council Bluffs, Iowa that serves the Council Bluffs and Omaha, Nebraska metropolitan area. ACSCI owns a riverboat casino in St. Charles, Missouri that serves the St. Louis metropolitan area. ACKCI owns a master-planned gaming and entertainment facility in Kansas City, Missouri, which features a casino, hotel, cinema multiplex and restaurants. ACLVI owned and operated The Reserve Hotel Casino in Henderson, Nevada, in metropolitan Las Vegas, until it sold the property in January 2001.

      The gaming licenses granted to ACSCI, ACKCI, ACVI and ACCBI must be periodically renewed by the respective state gaming authorities to continue gaming operations. In addition, ACCBI's gaming operations are subject to a county-wide reauthorizing referendum every eight years, commencing in 2002.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       Use of estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. All significant intercompany accounts and transactions have been eliminated from the accompanying consolidated financial statements.

       Cash and cash equivalents

      The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents are carried at cost, which approximates market, due to the short-term maturities of these instruments.

       Accounts receivable

      Gaming receivables are included as part of the Company's accounts receivable balance. An allowance of $731,000 and $629,000 at December 31, 1999 and 2000, respectively, has been applied to reduce receivables to amounts anticipated to be collected.

       Inventories

      Inventories are stated at the lower of cost or market. Cost is determined principally on the weighted average basis.

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

       Depreciation and capitalization

      Property and equipment are recorded at cost, including interest charged on funds borrowed to finance construction. Interest of $1,434,000, $561,000 and $1,359,000 was capitalized for the years ended December 31, 1998, 1999 and 2000, respectively. Betterments, renewals and repairs that extend the life of an asset are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. For major renovation projects, assets to be disposed of are identified and the Company writes down the value of these assets to realizable value when disposed of. Costs of major renovation projects are capitalized in accordance with existing policies.

      Depreciation is provided on both the straight-line and accelerated methods in amounts sufficient to relate the cost of depreciable assets to operations. Amortization of building and furniture, fixtures and equipment under capitalized leases is provided over the shorter of the estimated useful life of the asset or the term of the associated lease (including lease renewal or purchase options the Company expects to exercise). Depreciation and amortization is provided over the following estimated useful lives:

Buildings and improvements..................................  5 to 40 years
Building under capitalized lease............................  39 years
Furniture, fixtures and equipment...........................  3 to 15 years
Furniture, fixtures and equipment under capitalized
  leases....................................................  3 to 5 years

       Impairment of long-lived assets

      The Company accounts for impairment of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. The Company reviews long-lived assets for such events or changes in circumstances at each balance sheet date. If a long-lived asset is to be held and used, the Company assesses recoverability based on the future undiscounted cash flows of the related asset over the remaining life compared to the asset's book value. If an impairment exists, the asset is written down to fair value, based on quoted market prices or another valuation technique, such as discounted cash flow analysis.

      If a long-lived asset is to be sold, the asset is reported at the lower of carrying amount or fair value less cost to sell, with fair value measured as discussed above. The Company recognized an impairment loss related to the sale of The Reserve in 2000, as discussed more fully in Note 11.

       Debt issuance costs

      Debt issuance costs are capitalized and amortized to interest expense using the effective interest method or a method that approximates the effective interest method over the term of the related debt instrument.

       Excess of purchase price over fair market value of net assets acquired

      The excess of purchase price over fair market value of net assets acquired is amortized over its estimated useful life.

       Gaming revenues and promotional allowances

      In accordance with industry practice, the Company recognizes as gaming revenues the net win from gaming activities, which is the difference between gaming wins and losses. Gross revenues include the retail value of complimentary food, beverage and lodging services furnished to customers. The retail value of these promotional allowances is deducted to compute net revenues. The estimated departmental costs of

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

providing such promotional allowances are included in casino costs and expenses and consist of the following:

                                                                YEARS ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
                                                                 (AMOUNTS IN THOUSANDS)
  Food and beverage.........................................  $20,399    $20,189    $20,552
  Room......................................................    1,024      1,336      1,089
  Other.....................................................      958      1,382      1,303
                                                              -------    -------    -------
                                                              $22,381    $22,907    $22,944
                                                              =======    =======    =======

       Advertising

      The Company expenses advertising costs the first time the advertising takes place. Advertising expense included in selling, general and administrative expenses was approximately $9,966,000, $10,690,000 and $11,564,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

       Preopening costs and business development expenses

      Preopening costs primarily represent direct personnel and other operating costs incurred prior to the opening of new facilities. The Company changed its method for accounting for preopening costs effective January 1, 1999 in accordance with American Institute of Certified Public Accountants issued Statement of Position No. 98-5 "Reporting on the Costs of Start-up Activities." Prior to 1999, the Company capitalized preopening costs and expensed such costs upon the commencement of operations. The adoption of SOP 98-5 did not have a material impact on the Company's operations in 1999 or 2000 since the Company was not developing any new facilities.

      Business development expenses are general costs incurred in connection with identifying, evaluating and pursuing opportunities to expand into existing or emerging gaming jurisdictions. Such costs include, among others, legal fees, land option payments and fees for applications filed with regulatory agencies and are expensed as incurred.

       Federal income taxes

      Income taxes are recorded in accordance with SFAS 109, "Accounting for Income Taxes." SFAS 109 requires recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

       Earnings Per Share

      The Company calculates earnings per share in accordance with SFAS 128, "Earnings Per Share". Basic earnings per share are computed by dividing reported earnings by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect the additional dilution for all potentially dilutive securities such as stock options. All outstanding stock options were excluded from the calculation of diluted earnings per share for the periods presented because the effect of including the options would have been anti-dilutive in 1998 and 2000 and the dilutive effect was not significant in 1999.

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

       Reclassifications

      Certain reclassifications, having no effect on net income, have been made to the prior period's consolidated financial statements to conform to the current period's presentation.

NOTE 3 -- ACCRUED LIABILITIES

      Accrued liabilities consist of the following:

                                                            DECEMBER 31,
                                                       ----------------------
                                                        1999           2000
                                                       -------        -------
                                                       (AMOUNTS IN THOUSANDS)
Compensation and related benefits....................  $ 7,457        $12,643
Taxes other than income taxes........................    5,822          8,089
Players' clubs.......................................    1,693          6,220
Progressive slot machine jackpots....................    1,009          4,638
Interest.............................................    6,320          2,986
Deposits and other accruals..........................    5,424          6,798
                                                       -------        -------
                                                       $27,725        $41,374
                                                       =======        =======

NOTE 4 -- FEDERAL INCOME TAXES

      The provision (benefit) for income taxes consists of the following:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           1998      1999      2000
                                                          -------    ----    --------
                                                            (AMOUNTS IN THOUSANDS)
Income from continuing operations.......................  $(6,363)   $340    $(17,981)
Tax benefit from extraordinary item.....................       --      --      (3,479)
                                                          -------    ----    --------
                                                          $(6,363)   $340    $(21,460)
                                                          =======    ====    ========

      The components of the income tax provision (benefit) are as follows:

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                        1998       1999        2000
                                                       -------    -------    --------
                                                           (AMOUNTS IN THOUSANDS)
Current..............................................  $(5,312)   $(1,250)   $     --
Deferred.............................................   (1,051)     1,590     (21,460)
                                                       -------    -------    --------
                                                       $(6,363)   $   340    $(21,460)
                                                       =======    =======    ========

      The reconciliation of income tax at the federal statutory rates to the Company's effective tax rates is as follows:

                                                            YEARS ENDED DECEMBER 31,
                                                           --------------------------
                                                           1998       1999      2000
                                                           -----      ----      -----
Federal statutory rate...................................  (34.0)%    34.0%     (35.0)%
Nondeductible political and lobbying costs...............    0.2      11.0         --
Nondeductible meals and entertainment....................    0.1       4.2        0.1
Other nondeductible expenses.............................    0.3      13.2        0.2
                                                           -----      ----      -----
                                                           (33.4)%    62.4%     (34.7)%
                                                           =====      ====      =====

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      Under SFAS No. 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax liability consisted of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999          2000
                                                              --------      --------
                                                              (AMOUNTS IN THOUSANDS)
Deferred tax assets:
     Preopening costs.......................................  $  3,019      $  1,691
     Accrued book expenses not currently deductible.........     2,757         2,465
     Alternative minimum tax credit.........................     2,882         2,045
     Net operating loss carry forward.......................    10,433        20,710
     Impairment loss on assets held for sale................        --        20,004
     Other..................................................     1,252           739
                                                              --------      --------
          Total deferred tax assets.........................    20,343        47,654
                                                              --------      --------
Deferred tax liabilities:
     Temporary differences related to property and
       equipment............................................   (22,937)      (47,021)
     Other..................................................    (3,163)       (3,747)
                                                              --------      --------
          Total deferred tax liabilities....................   (26,100)      (50,768)
                                                              --------      --------
Net deferred tax liability..................................  $ (5,757)     $ (3,114)
                                                              ========      ========

The excess of the alternative minimum tax over regular federal income tax is a tax credit which can be carried forward indefinitely to reduce future federal income tax liabilities. At December 31, 2000, the Company has available $60,264,000 of unused operating loss carryforwards that may be applied against future taxable income. The unused operating loss carryforwards will expire in 2018 through 2020. No valuation allowance has been provided against deferred tax assets as the Company believes it is more likely than not that deferred tax assets are realizable based on expected future taxable income.

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 -- NOTES PAYABLE AND LONG-TERM DEBT

      Notes payable and long-term debt consist of the following:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1999         2000
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
Senior Credit Facilities, secured by first priority security interest in substantially all real and personal property
  assets of ACI and its subsidiaries, consisting the
  following facilities:
     Revolving Credit Facility, at variable interest (11.8
      percent at December 31, 2000), with interest due at
      two-week to six-month periods (as elected by the
      Company), through December 20, 2005...................        --     $ 75,000
     Term Loan A, at variable interest (11.8 percent at
      December 31, 2000), with interest due at two-week to
      six-month periods (as elected by the Company),
      principal due quarterly, through December 20, 2005....        --       75,000
     Term Loan B, at variable interest (12.3 percent at
      December 31, 2000), with interest due at two-week to
      six-month periods (as elected by the Company),
      principal due quarterly, through December 20, 2006....        --      175,000
     Term Loan C, with variable interest (12.5 percent at
      December 31, 2000), with interest due at two-week to
      six-month periods (as elected by the Company),
      principal due quarterly, through December 20, 2007....        --      150,000
Senior Subordinated Credit Facility, unsecured, variable
  interest (11.0 percent at December 31, 2000), payable
  quarterly, principal due June 20, 2008....................        --      300,000
Previous Revolving Credit Facility..........................   107,000           --
10.5 percent Senior Subordinated Notes, interest only
  payable semiannually, principal due August 2004...........   100,000           --
Notes payable to former stockholders of Gem Gaming, Inc.,
  with interest at 8.0 percent, interest payable quarterly,
  due December 2004.........................................    25,650           --
Other.......................................................     9,818       11,077
                                                              --------     --------
                                                               242,468      786,077
Less: Current maturities....................................    10,615        8,956
                                                              --------     --------
                                                              $231,853     $777,121
                                                              ========     ========

      On December 20, 2000, the Company refinanced substantially all of its long-term debt with new $575 million senior credit facilities provided by a group of lenders led by affiliates of Deutsche Bank AG and a $300 million senior subordinated credit facility provided by a group of lenders also led by affiliates of Deutsche Bank AG. In connection with the refinancing, the Company repurchased through a tender offer $100 million in aggregate principal amount of its 10.5 percent senior subordinated notes due 2004 and repaid and terminated its previous $115 million revolving credit facility and approximately $30.2 million of other indebtedness. As a result of the early repurchase of the 10.5 percent senior subordinated notes and the early termination of the Company's previous revolving credit facility, the Company incurred an extraordinary charge of $6,560,000 (net of associated tax benefit of $3,479,000), comprised of the premium paid to the noteholders, unamortized discount on the notes and the write-off of related loan costs and fees.

      The Company's new senior credit facilities consist of a revolving credit facility, a revolving credit/ term loan facility and term loans A, B and C. Each of these facilities bears interest at a variable rate based on LIBOR or the prime rate plus a margin. For the revolving credit facility, the revolving credit/ term loan facility and the term loan A, the interest rate margin fluctuates based on our leverage ratio, which is the ratio of our consolidated debt to latest twelve months EBITDA, as defined, and ranges

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

from 1.50 percent to 3.25 percent in the case of Eurodollar loans and from 0.50 percent to 2.25 percent in the case of base rate loans. For term loans B and C, the margins are fixed at 3.75 percent and 4.00 percent, respectively, in the case of Eurodollar loans, and at 2.75 percent and 3.00 percent, respectively, in the case of base rate loans.

      The new senior credit facilities contain certain affirmative and negative covenants, including restrictions on the incurrence of additional indebtedness, restrictions on dividend payments and other restrictions, as well as promises to maintain certain financial ratios and tests within defined parameters. As of December 31, 2000 the Company was limited to a 3.25:1 senior debt ratio, defined as senior debt divided by EBITDA (as defined). The Company was also limited to a 5.25:1 total debt ratio, defined as consolidated debt divided by EBITDA, as of the same date. As of December 31, 2000, the Company's senior debt and total debt ratios were 2.66 and 4.75, respectively.

      As of December 31, 2000, the Company was required to maintain a minimum fixed charge coverage ratio (EBITDA divided by fixed charges, as defined) of 1.50:1. As of December 31, 2000, the Company's fixed charge coverage ratio was
1.84. The senior credit facilities also limit the Company's aggregate capital expenditures in each year. For the period from December 20, 2000 through December 31, 2001, the Company is limited to a maximum of $26 million of capital expenditures in addition to capital expenditures of $110 million in connection with the St. Charles expansion project, $9.5 million in connection with the ongoing renovation project at Ameristar Vicksburg and $8.0 million in connection with the ongoing renovation project at Ameristar Council Bluffs. The senior credit facilities also require the Company to maintain a consolidated tangible net worth (as defined) of at least $23 million plus 50 percent of net income (without any reduction for net losses) as of the end of each quarter plus net proceeds of certain future equity offerings. As of December 31, 2000, the Company's consolidated tangible net worth was $5.0 million more than required by this covenant.

      In 1997, the Company entered into an interest rate collar agreement with Wells Fargo Bank to manage interest expense, which is subject to fluctuation due to the variable-rate nature of the debt under the Company's senior credit facilities. Under the agreement, which covered $50.0 million of the borrowings under the previous credit facility and covers $50 million of the LIBOR borrowings under the revolving credit/term loan facility and the term loan A, the Company has a LIBOR floor rate of 5.39 percent and a LIBOR ceiling rate of
6.75 percent, plus the applicable margin. In 1999 and 2000, the Company paid approximately $49,000 and $0, respectively, in additional interest as a result of this agreement. The agreement terminates on June 30, 2003.

      On February 2, 2001, the Company issued $380 million in aggregate principal amount of 10 3/4% Senior Subordinated Notes due 2009. The notes were issued at a discount to yield 11.0 percent. The net proceeds of the offering were used (1) to repay the $300 million in principal amount outstanding under the Company's senior subordinated credit facility and accrued interest thereon,
(2) to partially repay and permanently reduce the term loan B and the term loan C under the Company's senior credit facilities by a total of $50 million, (3) to partially repay the revolving credit facility under the Company's senior credit facilities and (4) for working capital purposes. The 10 3/4% Senior Subordinated Notes due 2009 are unsecured, and are guaranteed by each of the Company's subsidiaries and rank junior to all of the Company's existing and future senior debt, including borrowings under the Company's senior credit facilities. Pursuant to the terms of a registration rights agreement, the Company expects to offer to exchange the notes with notes having substantially identical terms that have been registered with the Securities and Exchange Commission. The unamortized debt issuance costs related to the senior subordinated credit facility totaled $2.3 million at the date of that facility's termination and will result in an extraordinary loss on extinguishment of debt in 2001.

      The 10 3/4% Senior Subordinated Notes were issued by the Company, and all of the Company's current subsidiaries (the "Guarantors") have jointly and severally, and fully and unconditionally,

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

guaranteed the notes. Each of the Guarantors is a wholly owned subsidiary of the Company, and the Guarantors constitute all of the Company's direct and indirect subsidiaries. The Company is a holding company with no operations or material assets independent of those of the Guarantors, other than its investment in the Guarantors, and the aggregate assets, liabilities, earnings and equity of the Guarantors are substantially equivalent to the assets, liabilities, earnings and equity on a consolidated basis of the Company. Separate financial statements and certain other disclosures concerning the Guarantors are not presented because, in the opinion of management, such information is not material to investors. Other than customary restrictions imposed by applicable corporate statutes, there are no restrictions on the ability of the Guarantors to transfer funds to the Company in the form of cash dividends, loans or advances.

      At December 31, 2000, the book value of the Company's long-term debt approximates fair value due to the predominantly variable-rate nature of the obligations. Also, fixed rate obligations are at rates that approximate the Company's incremental borrowing rate for debt with similar terms and remaining maturities.

      Maturities of the Company's borrowings for the next five years as of December 31, 2000 are as follows (amounts in thousands):

2001........................................................  $  8,956
2002........................................................    11,801
2003........................................................    19,409
2004........................................................    26,842
2005........................................................   104,733
Thereafter..................................................   614,336
                                                              --------
                                                              $786,077
                                                              ========

NOTE 6 -- LEASES

       Capital leases

      The Company has various capital leases for slot machines, restaurant equipment, and computer and other equipment. These leases have interest rates ranging from 5.1% to 11.7% and require aggregate monthly payments of $183,500 at December 31, 2000.

      Future minimum lease payments required under capitalized leases for the five years subsequent to December 31, 2000 are as follows (amounts in thousands):

2001........................................................  $2,442
2002........................................................   1,459
2003........................................................   1,396
2004........................................................     786
2005........................................................      25
Thereafter..................................................     454
                                                              ------
                                                               6,562
Less: Amount representing interest..........................   1,206
                                                              ------
Present value of minimum lease payments.....................  $5,356
                                                              ======

       Operating leases

      ACCBI, as lessor, has leased a portion of the Ameristar Council Bluffs site to an affiliate of an independent hospitality company, which operates a 188-room hotel on the property. ACCBI has leased another portion of the Ameristar Council Bluffs site to another affiliate of this independent hospitality

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

company for the operation of a 96-room hotel on the property. Rental income recognized in the years-ended December 31, 1998, 1999 and 2000 was $60,000, $60,000 and $67,500, respectively.

      ACI leases office space in Las Vegas, Nevada to serve as its corporate offices. Monthly payments are approximately $63,000 plus the Company's share of certain common area maintenance expenses. Payments under the leases are subject to annual escalation clauses corresponding to increases in the cost of living. The Company recorded rental expense of approximately $533,000, $552,000 and $596,000 under these leases in the years ended December 31, 1998, 1999 and 2000, respectively.

      The Company entered into a three-year lease (with renewal options for an additional 24 years) for land on which Ameristar Vicksburg is situated. The lease initially requires quarterly payments of approximately $20,000. The lease contains a purchase option exercisable at various times during the term of the lease.

NOTE 7 -- BENEFIT PLANS

       401(k) plan

      The Company maintains a defined contribution 401(k) plan which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before-tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. The Company's matching contributions were $485,000, $585,000, and $586,000 for the fiscal years ended December 31, 1998, 1999 and 2000 respectively.

       Insurance plan

      The Company has a qualified employee insurance plan covering all employees who work an average of 32 hours or more per week on a regular basis. The plan requires contributions from eligible employees and their dependents. The Company's contribution expense for the plan was approximately $5.0 million, $7.5 million and $9.8 million for the years ended December 31, 1998, 1999 and 2000, respectively.

       Stock Option Plans

      The Company has various stock incentive plans for directors, officers, employees, consultants and advisers of the Company. The plans permit grants of options to purchase common stock intended to qualify as incentive stock options or non-qualified stock options and also provides for grants of restricted stock. The maximum number of shares available for issuance under the plans is 4.6 million, subject to certain limitations. To date, the Company has not granted any awards of restricted stock. The Compensation Committee of the Board of Directors administers the plans and has broad discretion to establish the terms of stock option awards, including without limitation the power to set the term (up to 10 years), vesting schedule and exercise price of stock option awards.

      In December 1998, certain stock options granted under the plans were amended to reduce the per share exercise prices to $2.64 (the market price on the date of amendment) from initial exercise prices ranging from $2.78 to $6.13. No other terms of these stock options were amended.

      In December 2000, in connection with the Company's acquisitions of two properties in Missouri (see Note 10), the Company granted 675,000 options to four members of the Missouri properties' senior management team. These options have an exercise price of $4.64 per share and the market price on the date of grant was $5.56 per share. Therefore, compensation expense of $623,000 will be recognized over the vesting period of the options based on the difference between the exercise price and fair market value. Options to purchase 270,000 shares vest equally over a four year period from January 1, 2002 through December 31, 2005. The remaining options vest on December 31, 2007, subject to acceleration through

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

December 2005 if the Missouri properties meet certain performance targets (as established by the Board of Directors or, in its discretion, by a Committee of the Board of Directors).

      Summarized information for the Company's stock option plans is as follows:

                                                           YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------------
                                              1998                   1999                   2000
                                      --------------------   --------------------   --------------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED
                                                  AVERAGE                AVERAGE                AVERAGE
                                                  EXERCISE               EXERCISE               EXERCISE
                                       OPTIONS     PRICE      OPTIONS     PRICE      OPTIONS     PRICE
                                      ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year....    594,500    $6.12     1,140,110    $2.68     1,441,510    $2.99
Granted.............................    833,610     2.69       579,170     3.52     1,969,542     4.67
Exercised...........................         --       --       (15,264)    2.64       (67,699)    2.69
Canceled............................   (288,000)    6.22      (262,506)    2.86      (119,374)    2.25
                                      ---------    -----     ---------    -----     ---------    -----
Outstanding at end of year..........  1,140,110    $2.68     1,441,510    $2.99     3,223,979    $4.05
                                      =========    =====     =========    =====     =========    =====
Options exercisable at end of
  year..............................    184,300    $2.75       382,184    $2.78       608,632    $3.06
Options available for grant.........    467,890              1,158,490              1,293,058

      Following is a summary of the status of options outstanding at December 31, 2000:

                          OUTSTANDING OPTIONS                 EXERCISABLE OPTIONS
               ------------------------------------------   -----------------------
                             WEIGHTED         WEIGHTED                  WEIGHTED
  EXERCISE                   AVERAGE          AVERAGE                   AVERAGE
 PRICE RANGE    NUMBER    REMAINING LIFE   EXERCISE PRICE   NUMBER   EXERCISE PRICE
 -----------   ---------  --------------   --------------   -------  --------------
    $2.64        792,967     6.9 years         $ 2.64       461,688      $ 2.64
$2.75 - $4.59    788,671           8.9           3.73       103,944        3.48
    $4.64        675,000          10.0           4.64            --          --
$4.72 - $6.75    965,341           9.6           5.04        41,000        6.10
   $16.00          2,000           3.2          16.00         2,000       16.00
               ---------                                    -------
               3,223,979                                    608,632
               =========                                    =======

      The Company accounts for its stock option plans under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Under SFAS No. 123, "Accounting for Stock-Based Compensation", all employee stock option grants are considered compensatory. SFAS No. 123 is effective for fiscal years beginning after 1995 and provides, among other things, that companies may elect to account for employee stock options using APB
25. Had compensation cost for these plans been determined consistent with SFAS No. 123, the Company's net income (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts in the following table. The table also discloses the weighted average assumptions used in estimating the fair value of each option grant on the date of grant using the Black-Scholes option pricing model and the estimated weighted average fair value of the

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

options granted. The model assumes no expected future dividend payments on the Company's common stock for the options granted in 1998, 1999 and 2000.

                                                          YEARS ENDED DECEMBER 31,
                                                       ------------------------------
                                                         1998       1999       2000
                                                       --------    ------    --------
                                                           (AMOUNTS IN THOUSANDS,
                                                           EXCEPT PER SHARE DATA)
Net income (loss):
     As reported.....................................  $(12,715)   $  205    $(40,307)
     Pro forma.......................................   (13,002)     (246)    (40,989)
Basic and diluted earnings (loss) per share:
     As reported.....................................  $  (0.62)   $ 0.01    $  (1.98)
     Pro forma.......................................     (0.64)    (0.01)      (2.01)
Weighted average assumptions:
     Expected stock price volatility.................        58%       58%         54%
     Risk-free interest rate.........................       4.5%      5.8%        5.6%
     Expected option lives (years)...................         5         5           5
     Estimated fair value of options granted.........  $   1.18    $ 1.94    $   2.73

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

       Litigation

      E.L. Pennebaker, Jr., et al. v. Ameristar Casinos, Inc., et al. On February 23, 1998, E.L. Pennebaker, Jr. filed a complaint in the Circuit Court of Pike County, Mississippi against the Company and other parties (the "Pennebaker case"). The complaint was amended in February 1998 to add James F. Belisle, Multi Gaming Management, Inc. and Multi Gaming Management of Mississippi, Inc. as additional plaintiffs. The plaintiffs are property owners or claim to have contract rights in a proposed casino/racetrack development along the Big Black River in Warren County, Mississippi. They allege they would have profited if the Mississippi Gaming Commission had found suitable for a casino a location along that river that was controlled by Horseshoe Gaming, Inc. or its affiliates. The plaintiffs allege the defendants conducted an aggressive campaign in opposition to the application of Horseshoe Gaming, Inc. for a gaming site on the Big Black River, in violation of the antitrust laws and the gaming laws of Mississippi. The plaintiffs also allege that the defendants tortiously interfered with the plaintiffs' business relations. The plaintiffs allege compensatory damages of $38 million and punitive damages of $200 million.

      The trial in this case was held in October 1999, following which the jury rendered joint and several verdicts in favor of the plaintiffs against the Company and other defendants, on the conspiracy count and on the restraint of trade and tortiously interference counts. The net damages awarded to the plaintiffs total $3,792,000, of which the Company's pro rata portion is $1,685,333. These damages are compensatory only as the court did not allow the jury to consider an award of punitive damages. The Company and the other defendants have appealed the case to the Mississippi Supreme Court, and the Company otherwise intends to vigorously defend against the plaintiffs' claims. Post-judgment interest on the damages will accrue at the rate of 8 percent per annum, and if an appeal is unsuccessful, the plaintiffs would also be entitled to a premium of 15% of the damages amount.

      Mr. Pennebaker has also filed a petition with the Mississippi Gaming Commission requesting that the Mississippi Gaming Commission order the Company and the other defendants, to stop opposing the approval and construction of a casino on the Big Black River. The Company has been advised that no action is required by it in connection with this petition unless requested by the Mississippi Gaming Commission.

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

      Walter H. Gibbes, Jr. and Margaret S. Dozier v. Ameristar Casinos, Inc. et al. On November 22, 1999, Mr. Gibbes and Ms. Dozier filed a complaint in the Circuit Court of Pike County, Mississippi against the Company and other defendants. The Company believes that the plaintiffs were partners with Mr. Pennebaker in a partnership that held an option to a real estate parcel along the Big Black River that is adjacent to the parcel that was the subject of the Horseshoe Gaming, Inc. application. The allegations in the complaint are substantially the same as those in the complaint in the case previously brought by the plaintiffs in the Pennebaker case. The plaintiffs seek $4,567,500 in actual damages and an unspecified amount of punitive damages.

      The defendants have removed this case to the United States District Court for the Southern District of Mississippi on diversity jurisdiction and federal question grounds. The plaintiffs filed a motion to remand the case back to the Pike County circuit court, which was granted. The other defendants have filed a motion seeking the federal court to vacate its prior ruling, which motion is still pending. The Company intends to continue to vigorously defend against this cause of action.

      Other. The Company is engaged in several other legal actions arising in the ordinary course of business. With respect to these legal actions, the Company believes that it has adequate legal defenses, insurance coverage or indemnification protection or otherwise believes that the ultimate outcome(s) will not have a material adverse impact on the Company's financial position.

NOTE 9 -- RELATED PARTY TRANSACTIONS

      The Company engages Neilsen and Company, a company that is owned and controlled by Craig H. Neilsen, the Company's president, chief executive officer and chairman, to provide certain construction and professional services, office space and other equipment and facilities. Total payments to Neilsen and Company were $33,000, $44,000 and $45,000 for the years ended December 31, 1998, 1999 and 2000, respectively.

      The Company also leased office space from the Lynwood Shopping Center, which until September 1999 was also controlled by Mr. Neilsen. Total payments to the Lynwood Shopping Center were $69,000, $17,000 and $0 for the years ended December 31, 1998, 1999 and 2000, respectively.

      Mr. Neilsen is the president, director and sole stockholder of Intermountain Express, Inc. ("Intermountain"), a transportation concern that provides CPI with package delivery services between Jackpot, Nevada and Twin Falls, Idaho. In 1998, 1999 and 2000, CPI paid $54,000, $35,000 and $26,000 respectively, for these services. CPI provided contracted driver services and miscellaneous other supplies to Intermountain Express, Inc. and in 1998, 1999 and 2000, CPI was paid $23,000, $21,000 and $23,000, respectively, for these services and supplies.

      In management's opinion, at the time the above described transactions were entered into, they were in the best interest of the Company and on terms as fair to the Company as could have been obtained from unaffiliated parties.

NOTE 10 -- ACQUISITION OF MISSOURI PROPERTIES

      On December 20, 2000, the Company, through two newly formed wholly owned subsidiaries, completed its acquisitions of substantially all of the assets of two gaming properties in St. Charles and Kansas City, Missouri from subsidiaries of Station Casinos, Inc. (the "Acquisitions"). The total purchase price for the Acquisitions, net of cash acquired, was $486.8 million. The Acquisitions were financed with a portion of the proceeds from the Company's new senior credit facilities and its senior subordinated credit facility, as described in Note 5.

      The purchase price has been allocated to the fair market value of the assets purchased and liabilities assumed, including identified intangible assets consisting primarily of customer lists valued at

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

$6 million. The final purchase price is subject to change based on the results of a working capital adjustment. The purchase price allocation is preliminary and may be adjusted up to one year from the date of the Acquisitions. The excess of the purchase price over fair market value of net assets acquired is being amortized over 40 years.

      The preliminary purchase price was allocated as follows (in thousands):

Purchase price, net of cash acquired........................  $486,800
                                                              --------
Fair value of net assets acquired:
     Land...................................................  $ 23,060
     Other property and equipment...........................   392,236
     Identified intangible assets...........................     6,000
     Working capital, net of cash acquired..................    (2,892)
     Deferred tax liability.................................   (18,039)
                                                              --------
                                                               400,365
                                                              --------
Excess of purchase price over fair market value of net
  assets acquired...........................................  $ 86,435
                                                              ========

      The following unaudited pro forma data summarizes the Company's results of operations for the periods indicated as if the Acquisitions had occurred at the beginning of the periods presented:

                                                              DECEMBER 31,
                                                        -------------------------
                                                           1999           2000
                                                        -----------    ----------
                                                         (AMOUNTS IN THOUSANDS,
                                                        EXCEPT PER SHARE AMOUNTS)
Revenues..............................................   $ 614,934      $659,346
Loss before extraordinary item(1).....................    (144,923)      (37,807)
Net loss(1)...........................................    (144,923)      (44,430)
Basic and diluted loss per share before extraordinary
  item(1).............................................       (7.12)        (1.85)
Basic and diluted loss per share(1)...................       (7.12)        (2.18)

-------------------------
(1) Includes an impairment loss on write-down of assets at the St. Charles property of $125.7 million in 1999 and an impairment loss of $57.2 million on The Reserve in 2000.

                            AMERISTAR CASINOS, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 -- SALE OF THE RESERVE

      On October 17, 2000, the Company, through ACLVI, agreed to sell substantially all of the assets of The Reserve to a wholly owned subsidiary of Station Casinos, Inc. On January 29, 2001, the Company completed its planned sale of The Reserve for a total consideration of approximately $71.8 million. The proceeds from the sale of The Reserve were used (1) to partially repay and permanently reduce the revolving loan commitment and the term loan A under our senior credit facilities by a total of $50 million, (2) to repay revolving loans under our senior credit facilities (which remain available for future borrowing), and (3) to repay certain indebtedness associated with the assets sold in the transaction.

      The sale of The Reserve resulted in a loss of approximately $57.2 million. This impairment loss was recorded in the third quarter of 2000 as required by SFAS No. 121. The assets and liabilities to be sold have been reclassified as current assets and liabilities in the accompanying consolidated balance sheets. The following table shows certain financial information of The Reserve for the periods indicated:

                                                               DECEMBER 31,
                                                          -----------------------
                                                            1999          2000
                                                          ---------    ----------
                                                          (AMOUNTS IN THOUSANDS)
Net revenues............................................   $52,832      $ 62,044
Loss from operations(1).................................    (7,089)      (57,321)

-------------------------
(1) Includes an impairment loss of $57.2 million for the year ended December 31, 2000.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Station Casinos, Inc.:

      We have audited the accompanying combined balance sheets of Station Casinos, Inc. Missouri Operations (the "Company") as presented on the basis as described in Notes to Combined Financial Statements as of December 31, 1998 and 1999, and the related combined statements of operations and cash flows for the year ended March 31, 1998, for the nine months ended December 31, 1998 and for the year ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as presented on the basis as described in Notes to Combined Financial Statements as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the year ended March 31, 1998, for the nine months ended December 31, 1998 and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Las Vegas, Nevada
August 24, 2000
(except with respect to the matter
discussed in Note 12, as to which
the date is November 29, 2000)

                   STATION CASINOS, INC. MISSOURI OPERATIONS
                            COMBINED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1998        1999
                                                              --------    ---------
                                      ASSETS
Current assets:
     Cash and cash equivalents..............................  $ 19,390    $  21,212
     Accounts and notes receivable, net.....................     1,706        1,998
     Inventories............................................     1,596        2,173
     Prepaid expenses.......................................     1,905        2,063
     Deferred income tax....................................        --          760
                                                              --------    ---------
          Total current assets..............................    24,597       28,206
Property and equipment, net.................................   557,278      409,986
Deferred income tax, net....................................    30,335       26,263
Other assets, net...........................................    20,826       17,602
                                                              --------    ---------
          Total assets......................................  $633,036    $ 482,057
                                                              ========    =========
                          LIABILITIES AND DIVISION EQUITY
Current liabilities:
     Current portion of long-term debt......................  $  7,546    $   4,346
     Accounts payable.......................................     4,281        3,115
     Accrued payroll and related............................     2,079        4,114
     Construction contracts payable.........................     2,201           --
     Accrued interest payable...............................     1,291          994
     Accrued progressives...................................     2,157        1,416
     Accrued gaming related.................................     1,503        1,771
     Deferred income tax....................................       211           --
     Accrued expenses and other current liabilities.........    11,019       14,307
                                                              --------    ---------
          Total current liabilities.........................    32,288       30,063
Long-term debt, less current portion........................     9,979        5,033
Long-term intercompany note payable, net....................   672,503      664,106
                                                              --------    ---------
          Total liabilities.................................   714,770      699,202
Division equity.............................................   (81,734)    (217,145)
                                                              --------    ---------
          Total liabilities and division equity.............  $633,036    $ 482,057
                                                              ========    =========

   The accompanying notes are an integral part of these combined statements.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                FOR THE YEAR       FOR THE NINE         FOR THE YEAR
                                                   ENDED           MONTHS ENDED             ENDED
                                               MARCH 31, 1998    DECEMBER 31, 1998    DECEMBER 31, 1999
                                               --------------    -----------------    -----------------
                                                                   (SEE NOTE 1)
Operating revenues:
     Casino..................................     $231,477           $191,499             $ 278,554
     Food and beverage.......................       35,682             25,094                31,916
     Room....................................        5,549              4,548                 5,992
     Other...................................       12,300              7,735                10,572
                                                  --------           --------             ---------
       Gross revenues........................      285,008            228,876               327,034
     Promotional allowances..................      (12,326)            (9,303)              (12,386)
                                                  --------           --------             ---------
       Net revenues..........................      272,682            219,573               314,648
                                                  --------           --------             ---------
Operating costs and expenses:
     Casino..................................      140,300            110,411               153,791
     Food and beverage.......................       23,754             16,963                21,238
     Room....................................        1,594              1,252                 1,636
     Other...................................        4,011              2,712                 3,885
     Selling, general and administrative.....       64,225             45,615                63,980
     Depreciation and amortization...........       30,772             23,412                29,105
     Impairment loss.........................           --             24,807               125,732
     Preopening expenses.....................          133                 --                    --
                                                  --------           --------             ---------
                                                   264,789            225,172               399,367
                                                  --------           --------             ---------
Operating income (loss)......................        7,893             (5,599)              (84,719)
                                                  --------           --------             ---------
Other expense:
     Interest expense, net...................      (56,059)           (40,740)              (47,474)
     Other...................................       (2,468)              (184)                 (117)
                                                  --------           --------             ---------
                                                   (58,527)           (40,924)              (47,591)
                                                  --------           --------             ---------
Loss before income taxes.....................      (50,634)           (46,523)             (132,310)
Income tax (provision) benefit...............       13,176              3,010                (3,101)
                                                  --------           --------             ---------
Net loss.....................................     $(37,458)          $(43,513)            $(135,411)
                                                  ========           ========             =========

   The accompanying notes are an integral part of these combined statements.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                          FOR THE NINE
                                                              FOR THE        MONTHS      FOR THE YEAR
                                                             YEAR ENDED      ENDED          ENDED
                                                             MARCH 31,    DECEMBER 31,   DECEMBER 31,
                                                                1998          1998           1999
                                                             ----------   ------------   ------------
                                                                          (SEE NOTE 1)
Cash flows from operating activities:
Net loss...................................................  $ (37,458)     $(43,513)     $(135,411)
                                                             ---------      --------      ---------
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
     Depreciation and amortization.........................     30,772        23,412         29,105
     Amortization of debt discount and issuance costs......        209           159            180
     Impairment loss.......................................         --        24,807        125,732
     Preopening expenses...................................        133            --             --
     Decrease (increase) in deferred income tax............    (13,176)       (3,009)         3,101
     Changes in assets and liabilities:
       Increase in accounts and notes receivable, net......       (602)          (47)          (292)
       (Increase) decrease in inventories and prepaid
          expenses and other...............................       (827)        1,010           (735)
       Decrease in accounts payable........................     (5,124)         (830)        (1,421)
       Increase in accrued expenses and other current
          liabilities......................................      5,310         2,442          4,486
       Other, net..........................................      2,556           437           (399)
                                                             ---------      --------      ---------
          Total adjustments................................     19,251        48,381        159,757
                                                             ---------      --------      ---------
          Net cash provided by (used in) operating
            activities.....................................    (18,207)        4,868         24,346
                                                             ---------      --------      ---------
Cash flows from investing activities:
     Capital expenditures..................................    (58,044)       (9,508)        (6,207)
     Proceeds from sale of property and equipment..........        644         1,658          1,530
     Decrease in construction contracts payable............    (47,054)       (7,802)        (2,202)
     Preopening expenses...................................       (190)           --             --
     Other, net............................................     (3,426)           54            (32)
                                                             ---------      --------      ---------
          Net cash used in investing activities............   (108,070)      (15,598)        (6,911)
                                                             ---------      --------      ---------
Cash flows from financing activities:
     Proceeds from notes payable...........................     15,731            --             --
     Principal payments on notes payable...................     (8,795)       (7,536)        (8,146)
     Intercompany, net.....................................    117,763        24,208         (7,467)
     Debt issuance costs and other, net....................       (182)           --             --
                                                             ---------      --------      ---------
          Net cash (used in) provided by financing
            activities.....................................    124,517        16,672        (15,613)
                                                             ---------      --------      ---------
Cash and cash equivalents:
     Increase (decrease) in cash and cash equivalents......     (1,760)        5,942          1,822
     Balance, beginning of year............................     15,208        13,448         19,390
                                                             ---------      --------      ---------
     Balance, end of year..................................  $  13,448      $ 19,390      $  21,212
                                                             =========      ========      =========
Supplemental cash flow disclosures:
     Cash paid for interest................................  $  12,619      $ 10,138      $  11,537

   The accompanying notes are an integral part of these combined statements.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

       Basis of Presentation and Organization

      The accompanying combined financial statements include the Missouri operations of Station Casinos, Inc. ("Station") to be sold to Ameristar Casinos, Inc. ("Ameristar"), a Nevada Corporation pursuant to definitive agreements entered into between Station and Ameristar on October 17, 2000. The Missouri operations consists of two wholly-owned subsidiaries of Station, St. Charles Riverfront Station, Inc. ("Station Casino St. Charles") and Kansas City Station Corporation ("Station Casino Kansas City"), (collectively the "Company"). During the period covered by these financial statements, the Company was under common control operating as a subsidiary of Station. These financial statements have been prepared from Station's historical accounting records and present substantially all of the operations of businesses that will be owned and operated by Ameristar as if the Company had been a separate entity for all periods presented.

      This sale is subject to certain customary contingencies, including the purchaser's receipt of regulatory approvals and financing and is expected to close late in the fourth quarter of 2000. The Board of Directors of Station has approved the sale.

       Change in Fiscal Year

      On November 6, 1998, Station filed a Form 8-K announcing its change in fiscal year end from March 31 of each year to December 31 of each year. This change is effective for the nine month period ended December 31, 1998 (the "Transition Period 1998"). Selected combined financial data for the twelve months ended December 31, 1998 is presented below, for comparison purposes only (amounts in thousands, unaudited).

Net revenues..............................................  $289,999
Operating loss............................................    (2,071)
Loss before income taxes..................................   (59,249)
Income tax benefit........................................     4,887
Net loss..................................................   (54,362)

       Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

       Cash and Cash Equivalents

      Cash and cash equivalents include investments purchased with an original maturity of 90 days or less.

       Inventories

      Inventories are stated at the lower of cost or market; cost being determined on a first-in, first-out basis.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

       Property and Equipment

      Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets or the terms of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred.

       Debt Issuance Costs

      Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense over the terms of the related debt agreements.

       Revenues and Promotional Allowances

      In accordance with industry practice, the Company recognizes as casino revenues the net win from gaming activities, which is the difference between gaming wins and losses. All other revenues are recognized as the service is provided. Revenues include the retail value of accommodations and food and beverage provided on a complimentary basis to customers. The estimated departmental costs of providing such promotional allowances are included in casino costs and expenses and consist of the following (amounts in thousands):

                                                     FOR THE                      FOR THE
                                                    YEAR ENDED    TRANSITION     YEAR ENDED
                                                    MARCH 31,       PERIOD      DECEMBER 31,
                                                       1998          1998           1999
                                                    ----------    ----------    ------------
Food and beverage.................................    $7,276        $5,303         $6,320
Room..............................................       114            29             84
Other.............................................     1,838         1,145          1,736
                                                      ------        ------         ------
          Total...................................    $9,228        $6,477         $8,140
                                                      ======        ======         ======

       Recently Issued Accounting Standards

      In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 requires companies to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings, and is effective for financial statements issued for fiscal years beginning after December 15, 1997. The Company has adopted SFAS No. 130 as reflected in the accompanying combined financial statements.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 establishes additional standards for segment reporting in financial statements and is effective for fiscal years beginning after December 15, 1997. The Company currently operates in only one segment.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

2. ACCOUNTS AND NOTES RECEIVABLE

      Components of accounts and notes receivable are as follows (amounts in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1998      1999
                                                             ------    ------
Casino.....................................................  $  562    $  526
Hotel......................................................     297       528
Other......................................................   1,083     1,340
                                                             ------    ------
                                                              1,942     2,394
Allowance for doubtful accounts............................    (236)     (396)
                                                             ------    ------
     Accounts and notes receivable, net....................  $1,706    $1,998
                                                             ======    ======

3. PROPERTY AND EQUIPMENT

      Property and equipment consists of the following as of December 31, 1998 and 1999 (amounts in thousands):

                                                                           DECEMBER 31,
                                                                       --------------------
                                             ESTIMATED LIFE (YEARS)      1998        1999
                                             ----------------------    --------    --------
Land.......................................              --            $  5,114    $  5,114
Buildings and leasehold improvements.......         31 - 45             248,157     222,906
Boats and barges...........................         20 - 45             100,086      67,010
Furniture, fixtures and equipment..........           3 - 7             105,861      98,497
Construction in progress...................              --             172,096     105,630
                                                                       --------    --------
                                                                        631,314     499,157
Accumulated depreciation and
  amortization.............................                             (74,036)    (89,171)
                                                                       --------    --------
     Property and equipment, net...........                            $557,278    $409,986
                                                                       ========    ========

      At December 31, 1998 and 1999, substantially all property and equipment of the Company is pledged as collateral for long-term debt.

       Construction in Progress

      In the fall of 1996, Station commenced an expansion project at Station Casino St. Charles which included the building of a backwater basin containing two new gaming vessels and a new retail and entertainment complex. Since December 31, 1997, construction on the Station Casino St. Charles expansion project has been halted. Included in construction in progress at December 31, 1999 is approximately $101.0 million related to the Station Casino St. Charles expansion project (see Commitments and Contingencies -- New Legislation).

       Asset Impairment

      In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," Station recorded an impairment loss of $24.8 million in the Transition Period 1998 and $125.7 million in the fiscal year ended December 31, 1999 to adjust the carrying value of its fixed assets and land held for development to their estimated fair value. In the fiscal year ended December 31, 1999, approximately $125.2 million of the impairment loss was related to Station Casino St. Charles. In the fourth quarter of 1999, Station made a decision to reconfigure the existing Station Casino St. Charles facility to a more efficient layout in response to the new open boarding rules promulgated by the Missouri Gaming Commission that began in September 1999 in the St. Louis market.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

All gaming operations were moved to the existing barge during the first quarter of 2000. The existing riverboat was sold in June 2000. In accordance with SFAS No. 121, the riverboat and miscellaneous other fixed assets were written down by approximately $15 million to their net realizable value.

      In addition, Station performed an evaluation of the carrying values of the remaining assets in St. Charles and determined a $110 million write-down of the asset values was necessary. The write-down was deemed appropriate after a review of the property's asset valuations relative to Station's near-term investment objectives.

      In the Transition Period 1998, the impairment loss principally involved assets at the Station Casino St. Charles facility, including a riverboat formerly used in the Missouri operations, capitalized project costs associated with various parcels of land determined to have no value, and several parcels of land within close proximity to the St. Charles, Missouri site that were being held for future development. The fair value of the impaired assets was primarily determined through the market's interest in riverboats and barges, and on the comparable sales prices on parcels of land in the St. Charles area. The total amount of the impairment loss in the Transition Period 1998 related to this category of assets was approximately $23.4 million. The value of these parcels was determined based on sales prices for comparable parcels of land on the market.

4. LONG-TERM DEBT

      Long-term debt consists of the following (amounts in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Debt allocated by Station...................................  $672,503    $664,106
Other long-term debt, collateralized by various assets,
  including slot machines and furniture and equipment,
  monthly installments including interest ranging from 7.83%
  to 8.00% at December 31, 1999.............................    17,525       9,379
                                                              --------    --------
          Total long-term debt..............................   690,028     673,485
Current portion of long-term debt...........................    (7,546)     (4,346)
                                                              --------    --------
          Total long-term debt, less current portion........  $682,482    $669,139
                                                              ========    ========

      Debt allocated by Station represents net cash transfers from Station to the Company. Station Casino Kansas City and Station Casino St. Charles are borrowers on Station's Amended Bank Facility and are subject to certain financial and other covenants. Station is in compliance with all covenants.

      Interest was calculated based on Station's weighted average interest rate of 9.8%, 9.5% and 9.0% for the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, respectively. Interest charged by Station to the Company was $53.2 million, $39.3 million and $45.6 million for the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, respectively.

      The estimated fair value of the Company's long-term debt at December 31, 1999, approximates the carrying amount of the debt due to the short-term maturities of the individual components of the debt.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

      Scheduled maturities of other long-term debt are as follows (amounts in thousands):

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $4,346
2001........................................................   4,246
2002........................................................     787
                                                              ------
          Total.............................................  $9,379
                                                              ======

5. DIVISION EQUITY

      Changes in division equity consisted of the following (amounts in thousands):

                                                    STATION        STATION
                                                    CASINO         CASINO
                                                  ST. CHARLES    KANSAS CITY      TOTAL
                                                  -----------    -----------    ---------
Balance, March 31, 1997.........................   $  16,916      $(17,679)     $    (763)
Net loss........................................     (16,900)      (20,558)       (37,458)
                                                   ---------      --------      ---------
Balance, March 31, 1998.........................          16       (38,237)       (38,221)
Net loss........................................     (38,815)       (4,698)       (43,513)
                                                   ---------      --------      ---------
Balance, December 31, 1998......................     (38,799)      (42,935)       (81,734)
Net income (loss)...............................    (140,197)        4,786       (135,411)
                                                   ---------      --------      ---------
Balance, December 31, 1999......................   $(178,996)     $(38,149)     $(217,145)
                                                   =========      ========      =========

6. COMMITMENTS AND CONTINGENCIES

       Station Casino Kansas City Lease

      Station Casino Kansas City has entered into a joint venture, which owns the land on which the Station Casino Kansas City casino is located. At December 31, 1999, $3.0 million related to this investment is included in other assets, net in the accompanying combined balance sheets.

      In April 1994, Station Casino Kansas City entered into an agreement with the joint venture to lease this land. Currently, the agreement requires monthly payments of $96,632. Commencing April 1, 1998 and every anniversary thereafter, the rent shall be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. The lease expires March 31, 2006, with an option to extend the lease for up to eight renewal periods of ten years each, plus one additional seven year period. In connection with the joint venture agreement, Station Casino Kansas City received an option providing for the right to acquire the joint venture partner's interest in this joint venture. Station Casino Kansas City has the option to acquire this interest at any time after April 1, 2002 through April 1, 2011, for $11.7 million, however, commencing April 1, 1998, the purchase price will be adjusted by a cost of living factor of not more than 5% or less than 2% per annum. At December 31, 1999, $2.6 million paid by Station Casino Kansas City in consideration for this option is included in other assets, net in the accompanying combined balance sheets.

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

       Operating Leases

      Station Casino Kansas City leases 171 acres of land used in its operations. Leases on this land have terms expiring between March 2006 and December 2006. Future minimum lease payments required under these operating leases are as follows (amounts in thousands):

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $1,260
2001........................................................   1,283
2002........................................................   1,307
2003........................................................   1,330
2004........................................................   1,355
Thereafter..................................................   2,784
                                                              ------
          Total.............................................  $9,319
                                                              ======

      Rent expense totaled approximately $1.5 million, $1.2 million and $1.3 million for the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, respectively.

       New Legislation

      New legislation has been passed in Missouri, giving the Missouri Gaming Commission the authority to require gaming licensees to post a bond or other form of surety to the state of Missouri to, among other things, guarantee the completion of any expansion of a gaming facility within the later of a time period determined by the Missouri Gaming Commission and the date that is three years after enactment of the legislation. The failure to complete an approved expansion project within the prescribed time period may, pursuant to the Missouri legislation, constitute sufficient grounds for not renewing the gaming license for that gaming facility. A failure to complete the proposed Station Casino St. Charles expansion facility within the prescribed time period could constitute sufficient grounds for the Missouri Gaming Commission to deny renewal of gaming licenses at Station Casino St. Charles.

7. RELATED PARTY

      Included in the combined financial statements are certain expenses, which have been allocated from Station to the Company. Station allocates expenses for such services as Human Resources, Information Technology, Advertising, Room Reservations, Legal and various other centralized functions based on a specific review to identify costs incurred for the benefit of the Company. Allocations from Station were approximately $1.1 million, $0.9 million and $1.6 million for the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, respectively. The Company believes that this represents a reasonable amount for such costs to support the operations of the Company as a stand-alone entity.

8. BENEFIT PLANS

      The employees of the Company participated in Station's defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements and allows an employer contribution up to 50 percent of the first four percent of each participating employee's compensation. Effective October 1, 1998, the employer contribution was increased from 25 percent of the first four percent of each participating employee's compensation. Plan participants can elect to defer before tax compensation through payroll deductions. These deferrals are regulated under Section 401(k) of the Internal Revenue Code. Station's matching contribution was approximately $152,000, $199,000 and

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

$654,000 for the fiscal year ended March 31, 1998, the Transition Period 1998 and the fiscal year ended December 31, 1999, respectively. The employees of the Company also participated in Station's Stock Compensation Program.

9. EXECUTIVE COMPENSATION PLANS

      The Company has employment agreements with certain of its executive officers. These contracts provide for, among other things, an annual base salary, supplemental long-term disability and supplemental life insurance benefits in excess of the Company's normal coverage for employees.

10. INCOME TAXES

      Income taxes are recorded in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred income tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

      The benefit (provision) for income taxes attributable to the net loss consists of the following (amounts in thousands):

                                                     FOR THE                      FOR THE
                                                    YEAR ENDED    TRANSITION     YEAR ENDED
                                                    MARCH 31,       PERIOD      DECEMBER 31,
                                                       1998          1998           1999
                                                    ----------    ----------    ------------
Current:
     Federal......................................   $ 22,262      $ 7,899        $ 2,140
     State........................................      4,221        1,484            392
                                                     --------      -------        -------
                                                       26,483        9,383          2,532
Deferred..........................................    (13,307)      (6,373)        (5,633)
                                                     --------      -------        -------
          Total income taxes......................   $ 13,176      $ 3,010        $(3,101)
                                                     ========      =======        =======

      The Company will pay no income taxes for historical periods as these payments of Station constitute liabilities pursuant to the agreements to purchase Station Casino St. Charles and Station Casino Kansas City.

      The income tax (provision) benefit differs from that computed at the federal statutory corporate tax rate as follows:

                                                     FOR THE                      FOR THE
                                                    YEAR ENDED    TRANSITION     YEAR ENDED
                                                    MARCH 31,       PERIOD      DECEMBER 31,
                                                       1998          1998           1999
                                                    ----------    ----------    ------------
Federal statutory rate............................     35.0%         35.0%          35.0%
Valuation allowance -- federal....................    (11.3)        (28.9)         (36.7)
Other, net........................................      2.3           0.4           (0.6)
                                                      -----         -----          -----
Effective tax rate................................     26.0%          6.5%          (2.3)%
                                                      =====         =====          =====

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

      The tax effects of significant temporary differences representing net deferred tax assets and liabilities are as follows (amounts in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Deferred tax assets:
     Current:
       Accrued vacation, bonuses and group insurance........  $    896    $    669
       Other................................................      (480)        237
       Valuation allowance..................................      (627)       (146)
                                                              --------    --------
     Total current..........................................      (211)        760
                                                              --------    --------
     Long-term:
       Preopening costs, net of amortization................     7,933       5,396
       FICA credits.........................................       457         565
       Temporary differences related to property and
        equipment...........................................        --      10,675
       Net operating loss...................................    66,422      79,663
       Valuation allowance..................................   (15,335)    (70,036)
                                                              --------    --------
     Total long-term........................................    59,477      26,263
                                                              --------    --------
     Total deferred tax assets..............................    59,266      27,023
                                                              --------    --------
Deferred tax liabilities:
     Long-term:
       Temporary differences related to property and
        equipment...........................................   (29,142)         --
                                                              --------    --------
  Total deferred tax liabilities............................   (29,142)         --
                                                              --------    --------
  Net.......................................................  $ 30,124    $ 27,023
                                                              ========    ========

      Station Casino St. Charles and Station Casino Kansas City currently have a net operating loss carryforward ("NOL") of $203.9 million. This NOL begins to expire in year 2009 through year 2019. Station Casino St. Charles did record a valuation allowance at December 31, 1999 and 1998 relating to recorded tax benefits because all benefits are likely not to be realized.

      Station Casino St. Charles and Station Casino Kansas City have been included in the consolidated Federal income tax return of Station. The income tax provision reflects the portion of Station's historical income tax provision attributable to the operations of Station Casino St. Charles and Station Casino Kansas City. Management believes the income tax provision, as reflected, is comparable to what the income tax provision would have been if Station Casino St. Charles and Station Casino Kansas City had filed a separate return during the periods presented. The above deferred tax assets and liabilities are not being sold by Station to Ameristar.

11. LEGAL MATTERS

      The Company is a litigant in legal matters arising in the normal course of business. In the opinion of management, all pending legal matters are either adequately covered by insurance or, if not insured, will not have a material adverse effect on the financial position or the results of operations of the Company.

12. SUBSEQUENT EVENTS

      On November 29, 2000 the Company entered into a settlement agreement with the Missouri Gaming Commission (the "MGC"). The settlement addressed all outstanding issues between the MGC and the Company. Included in the outstanding issues were (1) allegations related to the activities of an attorney who formerly represented the Company in Missouri, (2) other unrelated, pending disciplinary

                   STATION CASINOS, INC. MISSOURI OPERATIONS
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

actions which sought administrative penalties totaling $0.4 million; which was accrued as a liability by the Company at September 30, 2000. Although denying any wrongdoing, the Company agreed to pay an administrative penalty of $1.0 million to the MGC as part of the settlement after the closing of the pending sale of the Missouri properties to Ameristar.

------------------------------------------------------
------------------------------------------------------

ALL TENDERED OLD NOTES, EXECUTED LETTERS OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE DIRECTED TO THE EXCHANGE AGENT. QUESTIONS AND REQUESTS FOR ADDITIONAL COPIES OF THIS PROSPECTUS, THE LETTER OF TRANSMITTAL AND OTHER RELATED DOCUMENTS SHOULD BE ADDRESSED TO THE EXCHANGE AGENT AS FOLLOWS:

                      BY MAIL, OVERNIGHT COURIER OR HAND:
                      U.S. BANK TRUST NATIONAL ASSOCIATION
                             180 EAST FIFTH STREET
                           ST. PAUL, MINNESOTA 55101
                      ATTENTION: SPECIALIZED FINANCE GROUP

                                 BY FACSIMILE:
                                 (651) 244-1537

                            ------------------------

                             CONFIRM BY TELEPHONE:
                                 (800) 934-6802

                            ------------------------

       (ORIGINALS OF ALL DOCUMENTS SUBMITTED BY FACSIMILE SHOULD BE SENT PROMPTLY BY HAND, OVERNIGHT COURIER, OR REGISTERED OR CERTIFIED MAIL)

       NO BROKER DEALER OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFER MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THE UNAUTHORIZED INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

       UNTIL             , 2001 (90 DAYS FROM THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS.

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                            ------------------------
                                   PROSPECTUS
                            ------------------------

                                  $380,000,000

                                [AMERISTAR LOGO]
                               OFFER TO EXCHANGE
                             ALL OF OUR OUTSTANDING
                   10 3/4% SENIOR SUBORDINATED NOTES DUE 2009
                                      FOR
              10 3/4% SENIOR SUBORDINATED EXCHANGE NOTES DUE 2009
                                 APRIL   , 2001

------------------------------------------------------
------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 78.7502(1) of the General Corporation Law of Nevada, or the "NGCL," provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Section 78.7502(2) of the NGCL provides that a Nevada corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth in subsection (1), against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under the standards set forth in subsection (1), except that no indemnification may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      Section 78.7502(3) of the NGCL provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

      Section 78.751(1) of the NGCL provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by majority vote of quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

      Section 78.751(2) of the NGCL provides that the articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

      Section 78.752 of the NGCL provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

      Our Amended Articles of Incorporation provides that none of our directors or officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director. However, such provision does not eliminate or limit the liability of a director or officer for any act or omission which involves intentional misconduct, fraud or a knowing violation of law, or the payment of distributions in violation of Section 78.300 of the NGCL. In addition, our Amended Articles of Incorporation and Amended Bylaws provide for indemnification of its directors and officers in accordance with the NGCL.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

      (a) The following exhibits are part of this registration statement on Form S-4 and are numbered in accordance with Item 601 of Regulation S-K. See Index to Exhibits.

      (b) The following financial statement schedules are part of this registration statement on Form S-4. See Index to Consolidated Financial Statements.

ITEM 22. UNDERTAKINGS.

      (a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

      (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          AMERISTAR CASINOS, INC.,
                                          a Nevada corporation


                                          By:   /s/ THOMAS M. STEINBAUER

                                            ------------------------------------

                                                    Thomas M. Steinbauer


                                                    Authorized Signatory


      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                     DATE
                      ---------                                     -----                     ----
                          *                               President, Chief Executive     April 20, 2001
-----------------------------------------------------   Officer, Director and Chairman
                  Craig H. Neilsen                               of the Board

                          *                            Senior Vice President of Finance  April 20, 2001
-----------------------------------------------------  (principal financial officer and
                Thomas M. Steinbauer                    principal accounting officer)
                                                                 and Director

                          *                                        Director              April 20, 2001
-----------------------------------------------------
                   Paul I. Corddry

                          *                                        Director              April 20, 2001
-----------------------------------------------------
                   Larry A. Hodges

            *By: /s/ THOMAS M. STEINBAUER              Senior Vice President of Finance  April 20, 2001
   -----------------------------------------------     (principal financial officer and
                Thomas M. Steinbauer                    principal accounting officer)
                  Attorney-in-fact                               and Director

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Ameristar Casino Council Bluffs, Inc.,
                                            an Iowa corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Ameristar Casino Kansas City, Inc.,
                                            a Missouri corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Ameristar Casino St. Charles, Inc.,
                                            a Missouri corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Ameristar Casino St. Louis, Inc.,
                                            a Missouri corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES



      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.



                                          Ameristar Casino Vicksburg, Inc.,


                                            a Mississippi corporation



                                          By:     /s/ CRAIG H. NEILSEN

                                            ------------------------------------

                                                      Craig H. Neilsen


                                                President and Sole Director



                                          By:   /s/ THOMAS M. STEINBAUER

                                            ------------------------------------

                                                    Thomas M. Steinbauer


                                               Vice President, Treasurer and
                                                          Secretary


                                             (principal accounting officer and


                                                principal financial officer)

                               POWER OF ATTORNEY



      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. Steinbauer, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-4 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4, and any other Registration Statement relating to the same offering, and any and all amendments thereto (including post-effective amendments) and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue thereof.



      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.



                     SIGNATURE                                     TITLE
                     ---------                                     -----
               /s/ CRAIG H. NEILSEN                  Craig H. Neilsen, President and      April 20, 2001
---------------------------------------------------    Sole Director

      On this 18th of April, 2001, Craig H. Neilsen directed Connie Wilson, in his presence as well as our own, to sign the foregoing document as "Craig H. Neilsen." Upon viewing the signatures as signed by Connie Wilson and in our presence, Craig H. Neilsen declared to us that he adopted them as his own signatures.



                                          Victoria Vry

                                          --------------------------------------

                                          Witness



                                          Susan Vichairelli

                                          --------------------------------------

                                          Witness


-------------------------------------


STATE OF NEVADA


COUNTY OF CLARK


-------------------------------------


     :ss.



      I, Margene Otten, Notary Public in and for said county and state, do hereby certify that Craig H. Neilsen personally appeared before me and is known or identified to me to be the President and Sole Director of Ameristar Casino Vicksburg, Inc., the corporation that executed the within instrument or the person who executed the instrument on behalf of said corporation. Craig H. Neilsen, who being unable due to physical incapacity to sign his name or offer his mark, did direct Connie Wilson, in his presence, as well as my own, to sign his name to the foregoing document. Craig H. Neilsen, after viewing his name as signed by Connie Wilson, thereupon adopted the signatures as his own by acknowledging to me his intention to so adopt them as if he had personally executed the same both in his individual capacity and on behalf of said corporation, and further acknowledged to me that such corporation executed the same.



      IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 20th day of April, 2001.



                                                   /s/ MARGENE OTTEN

                                          --------------------------------------

                                          Notary Public



My Commission Expires: July 23, 2002



Residing at:             Las Vegas, NV

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          A.C. Food Services, Inc.,
                                            a Nevada corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Ameristar Casino Las Vegas, Inc.,
                                            a Nevada corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on April 20, 2001.


                                          Cactus Pete's, Inc.,
                                            a Nevada corporation

                                          By:                  *
                                            ------------------------------------
                                                      Craig H. Neilsen
                                                President and Sole Director

                                          By:   /s/ THOMAS M. STEINBAUER
                                            ------------------------------------
                                                    Thomas M. Steinbauer
                                               Vice President, Treasurer and
                                                          Secretary
                                             (principal accounting officer and
                                                principal financial officer)


                                          *By:   /s/ THOMAS M. STEINBAUER

                                             -----------------------------------

                                                    Thomas M. Steinbauer


                                                      Attorney-in-fact

                               INDEX TO EXHIBITS

(a) EXHIBITS

      The following exhibits listed are filed or incorporated by reference as part of this Report. Certain of the listed exhibits are incorporated by reference to previously filed reports of the registrant under the Securities Exchange Act of 1934, as amended, including Forms 10-K, 10-Q and 8-K. These reports have been filed with the Securities and Exchange Commission under file number 0-22494.


 EXHIBIT
  NUMBER            DESCRIPTION OF EXHIBIT                      METHOD OF FILING
----------          ----------------------                      ----------------
   3.1      Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casinos, Inc. ("ACI").                   3.1 to Registration Statement on Form
                                                     S-1 filed by ACI under the Securities
                                                     Act of 1933, as amended (File No.
                                                     33-68936) (the "Form S-1").
   3.2      Bylaws of ACI.                           Incorporated by reference to Exhibit
                                                     3.2 to ACI's Annual Report on Form 10-K
                                                     for the year ended December 31, 1995
                                                     (the "1995 10-K").
   3.3      Articles of Incorporation of Cactus      Incorporated by reference to Exhibit
            Pete's, Inc. ("CPI").                    3.3 to Amendment No. 1, filed by ACI on
                                                     November 10, 1997, to the Registration
                                                     Statement on Form S-4 filed by ACI on
                                                     August 26, 1997 under the Securities
                                                     Act of 1933, as amended (File No.
                                                     333-34381) (the "1997 Form S-4").
   3.4      Bylaws of CPI.                           Incorporated by reference to Exhibit
                                                     3.4 to the 1997 Form S-4.
   3.5      Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino Vicksburg, Inc. ("ACVI").         3.5 to the 1997 Form S-4.
   3.6      Bylaws of ACVI.                          Incorporated by reference to Exhibit
                                                     3.6 to the 1997 Form S-4.
   3.7      Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino Council Bluffs, Inc. ("ACCBI").   3.7 to the 1997 Form S-4.
   3.8      Bylaws of ACCBI.                         Incorporated by reference to Exhibit
                                                     3.8 to the 1997 Form S-4.
   3.9      Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino Las Vegas, Inc. ("ACLVI").        3.9 to the 1997 Form S-4.
   3.10     Bylaws of ACLVI.                         Incorporated by reference to Exhibit
                                                     3.10 to the 1997 Form S-4.
   3.11     Articles of Incorporation of A.C. Food   Incorporated by reference to Exhibit
            Services, Inc. ("ACFSI").                3.11 to the 1997 Form S-4.
   3.12     Bylaws of ACFSI.                         Incorporated by reference to Exhibit
                                                     3.12 to the 1997 Form S-4.
   3.13     Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino St. Louis, Inc. ("ACSLI").        3.13 to the Registration Statement on
                                                     Form S-4 filed by ACI under the
                                                     Securities Act of 1933, as amended
                                                     (File No. 333-59176) (the "2001 Form
                                                     S-4").
   3.14     Bylaws of ACSLI.                         Incorporated by reference to Exhibit
                                                     3.14 to the 2001 Form S-4.
   3.15     Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino Kansas City, Inc. ("ACKCI").      3.15 to the 2001 Form S-4.

 EXHIBIT
  NUMBER            DESCRIPTION OF EXHIBIT                      METHOD OF FILING
----------          ----------------------                      ----------------
   3.16     Bylaws of ACKCI.                         Incorporated by reference to Exhibit
                                                     3.16 to the 2001 Form S-4.
   3.17     Articles of Incorporation of Ameristar   Incorporated by reference to Exhibit
            Casino St. Charles, Inc. ("ACSCI").      3.17 to the 2001 Form S-4.
   3.18     Bylaws of ACSCI.                         Incorporated by reference to Exhibit
                                                     3.18 to the 2001 Form S-4.
   4.1      Specimen Common Stock Certificate        Incorporated by reference to Exhibit 4
                                                     to Amendment No. 2 to the Form S-1.
   4.2(a)   Credit Agreement (the "Credit            Incorporated by reference to Exhibit
            Agreement") dated as of December 20,     4.2(a) to the ACI's Annual Report on
            2000 among ACI, the Lenders party        Form 10-K for the year ended December
            thereto from time to time, Wells Fargo   31, 2000 (the "2000 10-K").
            Bank, N.A., as Co-Arranger and
            Syndication Agent ("WFB"), Bear Stearns
            Corporate Lending Inc., as
            Documentation Agent ("BSCLI"), Deutsche
            Bank Securities Inc., as Lead Arranger
            and Sole Book Manager ("DBSI"), and
            Bankers Trust Company, as
            Administrative Agent ("BTCo").
   4.2(b)   First Amendment to Credit Agreement      Incorporated by reference to Exhibit
            dated as of January 30, 2001 among ACI,  4.2(b) to the 2000 10-K.
            the Lenders party to the Credit
            Agreement, WFB, BSCLI, DBSI and BTCo.
   4.2(c)   Guaranty made by each of ACI's           Incorporated by reference to Exhibit
            subsidiaries guaranteeing ACI's          4.2(c) to the 2000 10-K.
            obligations under the Credit Agreement.
   4.2(d)   Interest Rate Collar Agreement dated     Incorporated by reference to Exhibit
            August 10, 1998 between ACI and Wells    4.2(b) to ACI's Annual Report on Form
            Fargo Bank, N.A.                         10-K for the year ended December 31,
                                                     1998.
   4.3      Senior Subordinated Credit Agreement     Incorporated by reference to Exhibit
            dated as of December 20, 2000 by and     4.3 to the 2000 10-K.
            among ACI, the Guarantors named on the
            signature pages thereto, the Lenders
            named on the signature pages thereto,
            Bankers Trust Company, as Agent for the
            Lenders, and Bear Stearns Corporate
            Lending Inc., as Documentation Agent
            for the Lenders.
   4.4      Indenture dated as of February 2, 2001   Incorporated by reference to Exhibit
            among ACI, the Guarantors (as defined    4.4 to the 2000 10-K.
            therein) and U.S. Bank Trust National
            Association, as trustee.
   5.1      Opinion of Gibson, Dunn & Crutcher LLP,  To be filed by an amendment.
            dated             , 2001, regarding the
            validity of the exchange notes.
 *10.1(a)   Employment Agreement, dated November     Incorporated by reference to Exhibit
            15, 1993, between ACI and Thomas M.      10.1(a) to ACI's Annual Report on Form
            Steinbauer.                              10-K for the year ended December 31,
                                                     1994 (the "1994 10-K").
 *10.1(b)   Employment Agreement, dated as of        Incorporated by reference to Exhibit
            August 23, 1999, between Ameristar       10.1 to ACI's Quarterly Report on Form
            Casinos, Inc. and Gordon R. Kanofsky.    10-Q for the quarter ended September
                                                     30, 1999.

 EXHIBIT
  NUMBER            DESCRIPTION OF EXHIBIT                      METHOD OF FILING
----------          ----------------------                      ----------------
 *10.2      Ameristar Casinos, Inc. 1993             Incorporated by reference to Exhibit
            Non-Employee Director Stock Option       10.2 to ACI's Quarterly Report on Form
            Plan, as amended and restated.           10-Q for the quarter ended June 30,
                                                     1994.
 *10.3      Ameristar Casinos, Inc. Management       Incorporated by reference to Exhibit
            Stock Option Incentive Plan, as amended  10.3 to ACI's Quarterly Report on Form
            and restated.                            10-Q for the quarter ended September
                                                     30, 1996.
 *10.4(a)   1999 Stock Incentive Plan of Ameristar   Incorporated by reference to Exhibit
            Casinos, Inc.                            10.6 to ACI's Quarterly Report on Form
                                                     10-Q for the quarter ended June 30,
                                                     1999.
 *10.4(b)   First Amendment to 1999 Stock Incentive  Incorporated by reference to Exhibit
            Plan of Ameristar Casinos, Inc.          10.4 to the 2000 10-K.
 *10.5      Form of Indemnification Agreement        Incorporated by reference to Exhibit
            between ACI and each of its directors    10.33 to Amendment No. 2 to the Form
            and officers.                            S-1.
 *10.6      Housing Agreement, dated November 15,    Incorporated by reference to Exhibit
            1993 between CPI and Craig H. Neilsen.   10.17 to the 1994 10-K.
  10.7      Plan of Reorganization, dated November   Incorporated by reference to Exhibit
            15, 1993, between ACI and Craig H.       2.1 to the 1994 10-K.
            Neilsen in his individual capacity and
            as trustee of the testamentary trust
            created under the last will and
            testament of Ray Neilsen dated October
            9, 1963.
  10.8      Excursion Boat Sponsorship and           Incorporated by reference to Exhibit
            Operations Agreement, dated September    10.15 to the 1995 10-K.
            15, 1994, between Iowa West Racing
            Association and ACCBI.
  10.9      Settlement, Use and Management           Incorporated by reference to Exhibits
            Agreement and DNR Permit, dated May 15,  10.12 and 99.1 to ACI's Annual Report
            1995, between the State of Iowa acting   on Form 10-K for the year ended
            through the Iowa Department of Natural   December 31, 1996.
            Resources and ACCBI as the assignee of
            Koch Fuels, Inc.
**10.10     Asset Purchase and Sale Agreement,       Incorporated by reference to Exhibit
            dated as of February 15, 2000, between   10.12 to ACI's Annual Report on Form
            Futuresouth, Inc., Southboat Lemay,      10-K for the year ended December 31,
            Inc., Southboat Limited Partnership and  1999.
            Ameristar Casino St. Louis, Inc.
  10.11     Asset Purchase Agreement dated as of     Incorporated by reference to Exhibit
            October 17, 2000 by and among Ameristar  10.1 to ACI's Quarterly Report on Form
            Casino Kansas City, Inc., ACI, Kansas    10-Q for the quarter ended September
            City Station Corporation and Station     30, 2000 (the "September 2000 10-Q").
            Casinos, Inc. ("SCI").
  10.12     Asset Purchase Agreement dated as of     Incorporated by reference to Exhibit
            October 17, 2000 by and among Ameristar  10.2 to the September 2000 10-Q.
            Casino St. Charles, Inc., ACI, St.
            Charles Riverfront Station, Inc. and
            SCI.
  10.13     Asset Purchase Agreement dated as of     Incorporated by reference to Exhibit
            October 17, 2000 by and among Lake Mead  10.2 to the September 2000 10-Q.
            Station, Inc., SCI, Ameristar Casino
            Las Vegas, Inc. and ACI.
 *10.14     Ameristar Casinos, Inc. Deferred         Incorporated by reference to Exhibit
            Compensation Plan.                       10.14 to the 2000 10-K.

 EXHIBIT
  NUMBER            DESCRIPTION OF EXHIBIT                      METHOD OF FILING
----------          ----------------------                      ----------------
  21.1      Subsidiaries of ACI.                     Incorporated by reference to Exhibit
                                                     21.1 to the 2000 10-K.
  23.1      Consent of Arthur Andersen LLP, dated    Incorporated by reference to Exhibit
            April 13, 2001.                          23.1 to the 2001 Form S-4.
  23.2      Consent of Gibson, Dunn & Crutcher LLP.  Included in Exhibit 5.1 hereto.
  24.1      Power of Attorney.                       Included on signature pages of the 2001
                                                     Form S-4.
  25.1      Form T-1, Statement of Eligibility of    Filed herewith.
            Trustee.
  25.2      Consent of U.S. Bank Trust National      Included in Exhibit 25.1.
            Association
  99.1      Form of Letter of Transmittal for        To be filed by an amendment.
            Outstanding Senior Subordinated Notes
            due 2009.
  99.2      Form of Notice of Guaranteed Delivery    To be filed by an amendment.
            for Outstanding Senior Subordinated
            Notes due 2009.
  99.3      Form of Letter to Brokers, Dealers,      To be filed by an amendment.
            Commercial Banks, Trust Companies and
            Other Nominees for Outstanding Senior
            Subordinated Notes due 2009.


-------------------------
 * Denotes a management contract or compensatory plan or arrangement.

** Portions of this Exhibit have been deleted based on the Securities and Exchange Commission's granting of confidential treatment pursuant to Rule 24b-2 promulgated under the Securities Exchange Act.

(b) REPORTS ON FORM 8-K

      None.